UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to Sec. 240.14a-12

X-RITE, INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.10 per share, including Junior Participating Preferred Stock purchase rights(1)

(1)	The shares of common stock to which the transaction applies are accompanied by the Registrant’s junior participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s common stock, and will attach to and trade only together with the common stock.

(2)	Aggregate number of securities to which transaction applies:
7,231,831(2)

(2)	Based upon the maximum number of shares of common stock and associated junior participating preferred stock purchase rights of the Registrant that may be issued in connection with the exchange offer described herein. The aggregate number of securities to which the transaction applies shall also cover any additional shares of common stock and associated junior participating preferred stock purchase rights of the Registrant that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of shares of common stock and accompanying junior participating preferred stock purchase rights of the Registrant outstanding.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $8,825.65 is equal to $107.00 per million of the maximum aggregate transaction value of $82,482,696.

(4)	Proposed maximum aggregate value of transaction:
$82,482,696(3)

(3)	Pursuant to paragraphs (c), (f)(1) and (f)(3) of Rule 457 and estimated solely for the purpose of calculating the filing fee, the proposed maximum aggregate transaction value equals, (i) the product of (A) $81.79, the United States dollar equivalent of the average of the high and low sales prices per public share, with a nominal value of CHF 2.40 per share, of Amazys Holding AG (“Amazys”), as reported on the SWX Swiss Exchange on March 17, 2006, multiplied by (B) 3,433,066, representing the number of public shares of Amazys outstanding on March 23, 2006 (including 205,150 public shares of Amazys issuable upon exercise of options outstanding); less (ii) the amount of cash to be paid by the Registrant in exchange for public shares of Amazys or approximately $198,307,773.

(5)	Total fee paid:
$8,825.65

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
$8,825.65

(2)	Form, Schedule or Registration Statement No.:
333-132669

(3)	Filing Party:
X-Rite, Incorporated

(4)	Date Filed:
March 23, 2006

X-Rite, Incorporated

3100 44th Street, S.W.

Grandville, Michigan 49418

May 9, 2006

Dear Fellow Shareholders:

You are invited to attend the special meeting of shareholders to be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on June 30, 2006, at 10:00 a.m. Central Time.

The purpose of the special meeting will be the approval of the issuance of shares of our common stock, par value $0.10 per share, to be issued as part of the consideration to be paid in connection with our proposed acquisition of Amazys Holding AG, a listed company incorporated in Switzerland. The transaction is to be completed through a tender offer for all publicly held registered shares of Amazys, nominal value 2.40 Swiss francs per share.

The rules of the Nasdaq Stock Market require X-Rite shareholder approval of the issuance of X-Rite common stock in the proposed transaction.

Approval of the issuance requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of common stock entitled to vote is present.

It is important that your shares be represented whether or not you attend the meeting. Registered shareholders can vote their shares via the Internet (by visiting the website established for that purpose at http://www.proxyvote.com and following the instructions listed there) or by toll-free telephone at 1-800-690-6903. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your vote on the enclosed proxy card, signing and dating it and mailing it promptly using the envelope provided.

Michael C. Ferrara

Chief Executive Officer

This proxy statement is dated May 9, 2006 and is first being mailed to stockholders on or about May 9, 2006.

X-Rite, Incorporated

3100 44th Street, S.W.

Grandville, Michigan 49418

Notice of Special Meeting

of Shareholders

and Proxy Statement

Notice is hereby given that the special meeting of shareholders will be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on June 30, 2006, at 10:00 a.m. Central Time. At the special meeting of shareholders you will be asked to approve the issuance of up to 7,231,831 shares of our common stock, par value $0.10 per share, in connection with our proposed acquisition of Amazys Holding AG, a listed company incorporated in Switzerland. The transaction is to be completed through a tender offer for all publicly held registered shares of Amazys, nominal value 2.40 Swiss francs per share.

The rules of the Nasdaq Stock Market require X-Rite shareholder approval of the issuance of X-Rite common stock in the proposed transaction.

Approval of the issuance requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of common stock entitled to vote is present.

Shareholders of record at the close of business on May 8, 2006 are entitled to vote at the meeting.

A form of proxy and the proxy statement respecting the meeting are enclosed and are hereby made a part of this Notice.

You are invited to attend the meeting in person.

Mary E. Chowning

Secretary

IMPORTANT NOTE

In deciding how to vote on the matters described in this proxy statement, you should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized any person to provide you with any information that is different from what is contained in this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

In addition, if you have any questions about the matters described in this proxy statement, you may contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll Free: (800) 578-5378

Your Vote Is Important

Regardless of the number of shares you own, your vote is important.

Whether or not you plan to attend the special meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1) Go to the website shown on your proxy card and vote via the internet;

or

(2) Use the telephone number shown on your proxy card (this call is toll-free in the united states);

or

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If you do attend the special meeting, you may revoke your proxy and vote by ballot.

i

ii

QUESTIONS AND ANSWERS

Q.	Why are we asking you to approve the issuance of shares of common stock?

A.	On January 30, 2006, we entered into an agreement with Amazys Holding AG (“Amazys”) called the Transaction Agreement, under which we have agreed to combine our businesses by a public tender offer (the “transaction”). On March 23, 2006, we commenced an offer to exchange all publicly held registered shares of Amazys, nominal value 2.40 Swiss francs (“CHF”) per share (“Amazys shares”), for consideration composed of shares of our common stock, par value $0.10 per share, and cash (the “offer”). In connection with the offer, it is currently estimated that we may issue up to 7,231,831 shares of our common stock, or approximately 34% of our currently outstanding shares of common stock, and approximately 25.3% of our outstanding common stock after completion of the proposed transaction.

The Nasdaq Stock Market rules require the approval of our shareholders prior to the issuance of additional shares of our common stock in any transaction if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Therefore, your approval is required.

You are not being asked to approve the proposed transaction itself, although if X-Rite shareholders do not approve the issuance of shares, the proposed transaction cannot occur.

Q.	Is the board of directors recommending that I vote for the issuance?

A.	Yes. The Board of Directors has unanimously approved the offer and the issuance of shares of our common stock in connection with the offer. Accordingly, the board of directors unanimously recommends that you vote “for” approval of the issuance of the shares pursuant to the offer.

Q.	Why is the board of directors recommending that I vote for the issuance?

A.	To review the background of and reasons for the issuance and the transaction, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Background Of The Transaction” and “—Our Reasons For The Transaction.”

Q.	What will be the interests in X-Rite of current holders of Amazys shares upon consummation of the offer?

A.	Immediately following the consummation of the offer, assuming that all Amazys shares are tendered and all outstanding Amazys employee stock options are exercised and tendered, Amazys shareholders will hold approximately 25.3% of the outstanding shares of our common stock.

Q.	Am I entitled to dissenters’ rights?

A.	No. Under Michigan law and our restated articles of incorporation, holders of shares of our common stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transaction.

Q.	What do I need to do now?

A.

After carefully reading and considering the information contained in this proxy statement, you may either complete, sign and date your proxy card and voting instructions and return them in the enclosed postage- paid envelope or vote in person at the special meeting. Alternatively, you can simplify your voting and save the company expense by either voting via the Internet (by visiting the website established for that purpose at http://www.proxyvote.com and following the instructions listed there) or calling the toll-free number listed on the proxy card. Please vote your shares as soon as possible so that your shares will be represented at the special meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by (i) delivering a written notice of revocation to the Secretary of X-Rite, (ii) delivering a later-dated proxy, including by telephone or internet vote or (iii) attending the meeting and voting in person. Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy. If your shares are held in an account at a brokerage firm or a bank, you should contact your brokerage firm or bank to change your vote.

Q.	Who may vote at the special meeting?

A.	Holders of shares of our common stock at the close of business on May 8, 2006 may vote at the special meeting.

Q.	How many votes are required to approve the issuance of the additional shares of X-Rite common stock?

A.	The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required in order to approve the issuance of the additional shares in connection with the offer. As of May 8, 2006, there are 21,339,657 shares of X-Rite common stock outstanding and, therefore, assuming that all outstanding shares of X-Rite common stock are present in person or represented by proxy at the special meeting, the approval of 10,669,829 shares of X-Rite common stock is required to approve the issuance of additional shares in connection with the offer.

Q.	What if I don’t vote?

A	If your proxy card is signed and returned without specifying a vote or an abstention on the proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for the proposal on the proxy card. In addition, to the extent shares are not voted, such “non-votes” will not be counted for purposes of determining whether the proposal has been approved.

Q.	When do you expect the transaction to be completed?

A.	It is a condition to the consummation of the offer that X-Rite’s shareholders approve the issuance of X-Rite common stock pursuant to the offer. It is currently anticipated that the offer will expire on May 23, 2006, subject to our rights to extend the offer. The settlement date of our offer and the closing of the transaction is expected to occur on or around July 5, 2006. For a more complete discussion of the timing of the offer, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Offer Period; Closing of Transaction.”

Q.	Where and when is the special meeting?

A.	The special meeting will take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on June 30, 2006, at 10:00 a.m. Central Time.

Q.	Who can help answer my questions?

A.	If you have any questions about the matters addressed in this proxy statement or if you need additional copies of this proxy statement, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll Free: (800) 578-5378

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we and Amazys Holding AG (“Amazys”) operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•	the risk that X-Rite’s and Amazys’ businesses will not be integrated successfully;

•	the challenges of integration and restructuring associated with the combined companies or other acquisitions, and the challenges of achieving anticipated synergies;

•	costs related to the transaction;

•	the failure of the X-Rite shareholders to approve the issuance of common stock in connection with the offer;

•	the possibility that the market for the sale of certain products and services may not develop as expected;

•	X-Rite’s ability to manage its international operations;

•	the risk that the process of reconciling Amazys financial information to U.S. GAAP could result in changes to Amazys’ financial statements that adversely impact X-Rite’s pro forma estimates regarding the transaction;

•	the existence or enactment of adverse U.S. and foreign government regulation;

•	the risk that the development of products and services may not proceed as planned;

•	adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•	the difficulty of efficiently managing X-Rite’s and Amazys’ cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of X-Rite’s manufacturing processes;

•	the possibility that the transaction or other contemplated acquisitions may not close;

•	the impact of competitive products or technologies and competitive pricing pressures;

•	potential business disruptions;

•	the economic downturn in the U.S. economy; and

•	other risks that are described from time to time in X-Rite’s SEC reports.

Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this proxy statement and the material accompanying this proxy statement. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary, together with the preceding section captioned “QUESTIONS AND ANSWERS,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the proposed transaction, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you. You may obtain more information by following the instructions in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.” We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Special Meeting (Page 34)

Our special meeting of shareholders will be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on June 30, 2006, at 10:00 a.m. Central Time. At the special meeting, shareholders will consider and vote upon the issuance of up to 7,231,831 shares of our common stock in connection with the proposed offer for all Amazys shares.

Record Date; Voting Power; And Vote Required (Pages 34 and 35)

Holders of shares of our common stock are entitled to receive notice of, and vote at, the special meeting if they owned shares as of the close of business on May 8, 2006, the record date for the meeting. At the close of business on the record date, there were 21,339,657 shares of our common stock entitled to vote at the special meeting.

At the special meeting, each shareholder will be entitled to one vote per share of common stock owned by such shareholder as of the record date.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting is necessary to approve the proposed issuance of up to 7,231,831 additional shares of our common stock.

Revocability Of Proxies (Page 35)

Our shareholders are being asked to sign and return to us the proxy card accompanying this proxy statement as soon as possible. If you are unable to attend the special meeting, a proxy card is attached for use at the special meeting. You are requested to sign and return the enclosed proxy card as promptly as possible, whether you plan to attend the meeting in person or not.

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

•	by delivering a written notice of revocation to the Secretary of X-Rite;

•	by delivering a later-dated proxy, including by telephone or internet vote; or

•	by attending the meeting and voting in person.

Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy.

Solicitation Of Proxies (Page 35)

We will bear the cost of soliciting proxies from our shareholders.

Proposed Transaction (Page 49)

On January 30, 2006, we entered into an agreement with Amazys called the Transaction Agreement. On March 23, 2006, we commenced an offer to acquire all Amazys shares, including all Amazys shares issuable upon exercise of options granted under Amazys’ employee stock option plans and outstanding as of January 30, 2006. We are offering to exchange 2.11 shares of our common stock and CHF 77 in cash, without interest, for each Amazys share that is validly tendered before the expiration of our offer.

It is anticipated that the offer will expire on May 23, 2006. Based on the closing price of our common stock on the Nasdaq Stock Market on January 30, 2006 of $11.70 and the noon buying rate of U.S. dollars on such date of $1.00 = CHF 1.2883, the offer values each Amazys share at CHF 108.80. Based on the closing price of our common stock on the Nasdaq Stock Market on May 3, 2006 of $12.95 and the noon buying rate of U.S. dollars on such date of $1.00 = CHF 1.2351, the offer values each Amazys share at CHF 110.75.

For a detailed description of the conditions to the offer, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Proposed Transaction—Conditions.”

For a detailed discussion of our reasons for the transaction, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Our Reasons For The Transaction.”

Upon the consummation of the transaction, the combined company will be subject to certain risks. In deciding whether to approve the issuance of additional shares of our common stock in connection with the transaction, you should carefully read and consider the risk factors contained in the section captioned “RISK FACTORS.”

Board Of Directors Recommendation To Shareholders (Page 47)

The Board of Directors has unanimously approved the offer and the issuance of additional shares of our common stock in connection with the offer. Accordingly, the board of directors unanimously recommends that you vote “for” approval of the issuance of the additional shares of our common stock pursuant to the offer.

X-Rite’s Board and Management After The Transaction (Page 51)

Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date of the offer, current Amazys directors Mario Fontana, Massimo Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders with terms of office of not less than one, two, and three years, respectively.

In addition, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Thomas J. Vacchiano, the current Chief Executive Officer of Amazys will become President and Chief Operating Officer of X-Rite, effective as of the settlement date. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Mr. Vacchiano. Further, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Francis Lamy, the current Chief Technology Officer of Amazys, will become Vice President and Chief Technology Officer of X-Rite, effective as of the settlement date.

Management Ownership (Page 37)

At the close of business on the record date, our directors and executive officers were entitled to vote 262,582 shares of our common stock, or approximately 1.2% of the shares outstanding on that date. These individuals have indicated that they intend to vote in favor of our proposal. For more information about the security ownership of our directors and executive officers, please see the section captioned “SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS.”

Opinion Of Our Financial Advisor (Page 42)

In connection with the offer, our financial advisor, Headwaters MB LLC, delivered a written opinion to our Board of Directors as to the fairness to X-Rite, from a financial point of view, of the consideration provided for in the offer. The full text of Headwaters MB LLC’s written opinion, dated January 29, 2006, is attached to this proxy statement as Annex A. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Headwaters MB LLC’s opinion is addressed to our board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the issuance of the additional shares of our common stock.

Indebtedness And The Financing Of The Transaction (Page 55)

In connection with the offer, we have entered into credit agreements providing for the availability of senior secured credit facilities in an aggregate principal amount of up to $220 million. We intend to borrow under these facilities to fund the offer. We expect that the aggregate amount of cash required to fund the cash portion of the consideration payable under our offer and our transaction expenses will be approximately $220 million. For further information relating to the terms of such credit agreements, see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Indebtedness and the Financing Of The Transaction.”

Dissenters’ Rights (Page 81)

Under Michigan law and our restated articles of incorporation, holders of shares of our common stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transaction.

Material U.S. Federal Income Tax Consequences (Page 55)

There are no material U.S. federal income tax consequences to our current shareholders that will result from our issuance of additional shares of our common stock in the offer.

Accounting Treatment (Page 55)

The acquisition of Amazys shares acquired in the offer will be accounted for under the purchase method of accounting under U.S. GAAP. For a detailed discussion of accounting treatment, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Accounting Treatment.”

Regulatory Matters (Page 54)

For a detailed discussion of regulatory matters, please see the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Regulatory Matters.”

The Companies (Pages 32 and 58)

X-Rite, Incorporated

X-Rite is a technology company that develops a full range of color management systems. X-Rite’s technologies assist manufacturers, retailers and distributors in achieving the precise color they want throughout their global supply chain. X-Rite products also assist printing companies and professional photographers in achieving precise color reproduction of images across a wide range of devices and from the first to last print. Our products also provide retailers color harmony solutions at point of purchase. The key markets served include Graphic Arts, Retail, Home Décor and Industrial. X-Rite was organized in 1958 as a Michigan corporation. Its address is 3100 44th Street, S.W., Grandville, Michigan 49418 and its telephone number is (616) 534-7663.

Amazys Holding AG

Amazys is a color management solutions company that develops, markets and supports hardware, software and services to measure and communicate color for the graphic arts, photography, digital imaging, paints, plastics, apparel, textiles, automotive and other industries. Its address is Amazys Holding AG, Althardstrasse 70, CH-8105 Regensdorf, Switzerland and its telephone number is +41 44 842 24 00.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the earnings per common share, pro forma earnings per common share, book value per common share and cash dividends declared per common share for (i) each of X-Rite and Amazys on a historical basis and (ii) the combination of X-Rite and Amazys on a pro forma combined basis. The pro forma data of the combined company assumes that 100% of the issued Amazys shares and all of the Amazys shares that could be issued under Amazys’ employee stock option plans will be tendered and that 7,231,831 shares of X-Rite will be issued in exchange for the Amazys shares as part of the offer consideration. The pro forma data of the combined company was derived by combining the historical consolidated financial information of X-Rite and Amazys using the purchase method of accounting for business combinations as described elsewhere in this proxy statement. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this proxy statement, see the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

You should read the information presented in this table below together with the selected historical consolidated financial data, historical consolidated financial statements and the related notes of X-Rite incorporated herein by reference, the separate historical consolidated financial statements and related notes of Amazys appearing elsewhere in this proxy statement, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this proxy statement. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they been combined for the periods presented. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the periods illustrated or the future results that the combined company will achieve after the consummation of our offer.

	Year Ended December 31, 2005
X-Rite
Per Share Data:
Earnings per share
Basic		$0.52
Diluted		$0.52
Book value of equity per share		$6.01
Dividends declared per share		$0.10

Amazys
Per Share Data:
Earnings per share
Basic	CHF	3.52
Diluted	CHF	3.47
Book value of equity per share	CHF	29.48
Dividends declared per share	CHF	1.00

Pro Forma Combined
Per Share Data:
Loss per share
Basic		$(0.03)
Diluted		$(0.03)
Book value of equity per share		$7.24
Dividends declared per share		$0.10

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Shares of X-Rite common stock are listed and traded on the Nasdaq Stock Market under the symbol “XRIT.” Amazys shares are listed and traded on the SWX Swiss Exchange under the symbol “AMSN.”

As reported on their respective exchanges, the following table sets out historical high and low sales per share prices of X-Rite common stock, as reported on the Nasdaq Stock Market, and Amazys shares, as reported on the SWX Swiss Exchange, and the equivalent market value per share of Amazys shares on:

•	January 30, 2006, the last trading day before we announced our intention to commence our offer for all of the outstanding Amazys shares, and

•	May 3, 2006, the most recent practicable trading date before the mailing of this proxy statement.

The equivalent market value per Amazys share is determined by adding the per share cash portion of the offer consideration with the fluctuating value of the stock component of the offer consideration (determined by multiplying the exchange ratio with the per share price of X-Rite common stock on the dates indicated). In determining the equivalent basis market value per Amazys share, amounts in U.S. dollars have been translated into Swiss francs at the noon buying rate in New York City of CHF 1.2883 = $1, and CHF 1.2351 = $1 for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on January 30, 2006 and May 3, 2006, respectively. For more information about U.S. dollar and Swiss franc exchange rates, see the section captioned “CURRENCY EXCHANGE RATES.”

Date	X-Rite Common Stock (Nasdaq)		Amazys Shares (SWX)				Amazys Shares Equivalent Market Value
	High	Low	High		Low		High		Low
January 30, 2006	$11.80	$11.27	CHF	82.20	CHF	82.15	CHF	109.08	CHF	107.64
May 3, 2006	$13.03	$12.89	CHF	109.50	CHF	108.20	CHF	110.96	CHF	110.59

The following table sets forth, for the periods indicated, as reported by the Nasdaq Stock Market and SWX Swiss Exchange, the high and low last reported sales prices per share of each company’s security as reported and the per share cash dividends declared for such securities.

	X-Rite Common Stock (Nasdaq)			Amazys Shares (SWX)
	High	Low	Dividends	High	Low	Dividends
	$	$	$	CHF	CHF	CHF
Year Ended December 31, 2005:
First Quarter	$17.23	$13.89	$.025	85.50	62.00	—
Second Quarter	$16.24	$10.00	$.025	80.00	66.60	1.00
Third Quarter	$12.85	$11.36	$.025	84.90	73.40	—
Fourth Quarter	$13.20	$9.71	$.025	80.25	73.00	—

Year Ended January 1, 2005 (December 31, 2004 for Amazys):
First Quarter	$15.35	$11.18	$.025	47.00	39.70	—
Second Quarter	$16.98	$11.70	$.025	46.00	41.50	*
Third Quarter	$15.35	$12.40	$.025	61.00	41.05	—
Fourth Quarter	$16.73	$13.07	$.025	62.25	52.20	—

*	In lieu of a dividend, a par value reduction of CHF 0.60 was paid out to Amazys shareholders.

On January 30, 2006, which was the last trading day in the United States prior to our announcement of our intention to commence with our offer, the per share closing price of our common stock was $11.70 per share and the per share closing price of Amazys shares was CHF 81.65 per share. On May 3, 2006, the most recent practicable date prior to the mailing of this proxy statement to you, the per share closing price of our common stock was $12.95 per share and the per share closing price of Amazys shares was CHF 109.00 per share.

We encourage you to obtain current market quotations for X-Rite common stock and Amazys shares. For information about U.S. dollar-Swiss franc exchange rates, see the section captioned “CURRENCY EXCHANGE RATES.”

We intend to make applications as necessary to list the X-Rite shares (including shares issued in the offer) on the SWX Swiss Exchange and to list the X-Rite shares to be issued in the offer on the Nasdaq Stock Market.

Dividend Information

X-Rite

The X-Rite Board of Directors currently intends to continue paying dividends at the current quarterly rate of 2.5 cents per share. The X-Rite Board of Directors re-evaluates X-Rite’s dividend policy periodically. Any determination relating to the X-Rite’s dividend policy will be at the sole discretion of the X-Rite Board of Directors and will be dependent upon a number of factors including X-Rite’s financial condition, results of operations, capital requirements, the terms of X-Rite’s financing arrangements and such other factors as the X-Rite Board of Directors deems relevant.

Amazys

The amount of dividends to be paid by Amazys to its shareholders depends on general business conditions, Amazys’ financial performance and other relevant factors. Under Swiss law, dividends are paid out only if approved by the shareholders. The Board may propose that a dividend be paid out. In practice, the shareholders usually approve the dividend proposal of the Board. At the Annual General Shareholders’ Meeting in May 2005, the shareholders of Amazys approved a dividend pay-out of CHF 1.00 per registered share. Dividend pay-outs since Amazys’ initial public offering in 1997 are set forth below:

Year	CHF
1997	0.60
1998	0.60
1999	0.60
2000	0.60
2001	—
2002	0.60
2003	*
2004	1.00

*	In lieu of a dividend, a par value reduction of CHF 0.60 was paid out to the shareholders.

As of May 3, 2006, there were approximately 228 holders of record of Amazys shares.

The market prices of X-Rite common stock and Amazys shares may fluctuate during the offer period and thereafter, and may be different from the prices set forth above at the expiration of the offer period. You are encouraged to obtain current market quotations prior to making any decision with respect to your vote.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF X-RITE

The following table sets forth a summary of selected historical consolidated financial data of X-Rite for each of the fiscal years in the five year period ended December 31, 2005. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of X-Rite. Certain of these financial statements also are included elsewhere in this proxy statement. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years (Dollars in thousands, except per share data)
	2005	2004	2003	2002	2001
Net sales	$130,939	$126,241	$117,144	$98,468	$91,658
Operating income	15,703	15,818	8,729	6,431	2,099
Net income (loss)	11,052	12,424	5,481	(9,409)	1,933
Earnings (loss) per share:
Basic	.52	.60	.27	(.47)	.09
Diluted	.52	.59	.27	(.47)	.09
Dividends per share	.10	.10	.10	.10	.10
Total assets	$147,635	$134,293	$119,683	$102,884	$118,952
Long-term debt	—	—	—	—	—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMAZYS

The following table sets forth a summary of selected historical consolidated financial data of Amazys for each of the fiscal years in the five year period ended December 31, 2005. Amazys routinely prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), its home country accounting convention. However for the purpose of this proxy statement, Amazys has prepared its 2005 and 2004 consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The 2005 and 2004 US GAAP consolidated financial information presented below has been derived from Amazys’ US GAAP consolidated financial statements, audited in accordance with auditing standards generally accepted in the United States of America, and included elsewhere in this proxy statement. The 2003, 2002 and 2001 consolidated financial information presented below has been derived from Amazys’ IFRS consolidated financial statements for those three years, audited in accordance with International Auditing Standards, but not included elsewhere in this proxy statement. Amazys has not presented the below consolidated financial information for 2003, 2002 and 2001 in accordance with US GAAP as preparing such consolidated financial information in accordance with US GAAP would have involved unreasonable costs and efforts. US GAAP and IFRS consolidated financial information is not necessarily comparable.

The following summary of consolidated financial information should be read in conjunction with the section of this proxy statement entitled “AMAZYS—Amazys’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited US GAAP consolidated financial statements of Amazys contained elsewhere in this proxy statement. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years (Swiss Francs in thousands, except per share data)
	2005 US GAAP		2004 US GAAP		2003 IFRS		2002 IFRS		2001 IFRS
Net sales	CHF	143,050	CHF	135,379	CHF	117,049	CHF	111,801	CHF	113,080
Operating income (loss)		8,488		17,228		8,520		7,678		(4,697)
Net income (loss)		11,207		14,667		8,811		5,845		(4,776)
Earnings (loss) per share:
Basic		3.52		4.69		2.84		1.89		(1.54)
Diluted		3.47		4.61		2.79		1.89		(1.54)
Dividends per share		1.00		—		—		.60		—
Total assets	CHF	126,195	CHF	106,060	CHF	81,778	CHF	76,760	CHF	75,576
Long-term debt		—		—		—		—		—

ADDITIONAL INFORMATION RELATED TO THE FINANCIAL

STATEMENTS OF AMAZYS

The Amazys financial statements for 2005 and 2004 included certain items that management believes may be helpful to shareholders in understanding the Amazys results and assessing certain differences between the transaction structures utilized by Amazys and those historically used by X-Rite in similar situations. The table and descriptions below outline these items.

	Fiscal Years (in thousands)				Note
	2005		2004
	(CHF)	($)	(CHF)	($)
Acquisition earn-outs treated as compensation	4,729	3,801	519	418	1
Compensation expense for issuance of in-the-money stock options	2,028	1,630	1,909	1,538	2

The exchange rates used to convert amounts above were $1 = CHF 1.24404 for 2005, and $1 = CHF 1.24113 for 2004.

Notes:

1.	The 2004 acquisition of GIA by Amazys included earn-out payments to the two founders in the event certain performance targets were achieved over a certain time period. In 2005 and 2004, the performance targets were achieved and these payments were recorded as compensation expense as a result of certain clauses in the contracts that required the two founders to remain employed by Amazys. X-Rite, historically, has structured purchase contracts of this type so that any earn out payments are based on future performance criteria by the acquired entity that result in purchase consideration as opposed to compensation expense.

2.	Amazys issued stock options in 2005 and 2004 with exercise prices that were below the market price on the date of grant resulting in charges of CHF 2.2 million and CHF1.9 million, respectively. X-Rite does not issue stock options below the prevailing market price on the date of grant.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth a summary of selected combined pro forma financial data of X-Rite and Amazys as of and for the fiscal year ended December 31, 2005. This information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements of X-Rite and Amazys which are included elsewhere in this proxy statement. See the section “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

Fiscal Year Ended December 31, 2005 (Dollars in thousands, except per share data)
Net sales	$245,927
Operating income	12,663
Net loss	(944)
Loss per share:
Basic	(.03)
Diluted	(.03)
Dividends per share	.10
Total assets	445,095
Long-term debt	177,950

RISK FACTORS

In deciding how to vote on the matters described in this proxy statement, you should carefully consider the risks set forth below in addition to the other information contained in this proxy statement. Please also refer to the additional risk factors identified in the periodic reports and other documents of X-Rite, Incorporated by reference into this proxy statement and listed in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Risks Relating to The Proposed Transaction

Our indebtedness following the consummation of the transaction will be higher than our existing indebtedness.

As of December 31, 2005, we had no consolidated indebtedness and cash and cash equivalents of approximately $6.5 million. However, we will incur substantial indebtedness to finance the transaction. As of December 31, 2005, after giving pro forma effect to the offer as if X-Rite purchased all of the outstanding Amazys shares on that date, we would have had approximately $179 million of total debt. Although the credit agreements we have entered into to finance the offer contain limitations on the amount of additional indebtedness that we and our subsidiaries may incur, both we and our subsidiaries retain the ability to incur substantial additional indebtedness. Accordingly, we may incur additional indebtedness in the future, including indebtedness incurred or assumed in connection with acquisitions.

After the completion of the transaction we will have a substantial amount of debt which will require significant interest and principal payments. Our level of debt and the limitations imposed on us by our credit agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance, because, among other things:

•	we may be placed at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	our ability to complete future acquisitions may be limited;

•	we will have to use a portion of our cash flow for debt service rather than for investment in research and development and capital expenditures;

•	we may not be able to obtain further debt financing and/or we may have to pay more for such additional financing as we are able to obtain;

•	we may not be able to take advantage of business opportunities; and

•	we will be more vulnerable to adverse economic conditions.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

Moreover, if one or more rating agencies downgrades our credit rating, we may have difficulty obtaining additional financing and/or our cost of obtaining additional financing or refinancing existing debt may be increased significantly.

We may not be able to successfully complete the offer for Amazys shares.

Our offer for Amazys shares may not be completed unless X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options. Based on 3,433,066 Amazys shares outstanding on a fully diluted basis as of May 3, 2006, consisting of 3,231,891 shares outstanding and options to purchase 201,175 Amazys shares, the above condition would be satisfied if 2,403,147 Amazys shares were validly tendered in the offer, which represents 74% of the 3,231,891 outstanding Amazys shares and 70% of the 3,433,066 Amazys shares outstanding on a fully diluted basis. It is possible that we may fail to complete the offer because an insufficient number of Amazys shares are tendered into the offer.

There are also other conditions that must be satisfied and/or waived in order for the offer to be completed. If any of these conditions are not satisfied, or waived by the relevant party, as applicable, then we may ultimately terminate the offer. In addition, we may terminate the offer for other reasons. If we terminate the offer, or if the offer is not otherwise completed, our business could be adversely affected. Please see the sections entitled “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Proposed Transaction—Conditions” and “—Transaction Agreement.”

The market price of X-Rite common stock may decline due to poor results from our acquisition of Amazys.

The market price of our common stock may decline if:

•	the integration of Amazys’ business is unsuccessful or takes longer than expected;

•	we do not achieve the expected benefits of our acquisition of Amazys as rapidly or to the extent anticipated by financial analysts or investors; or

•	the effect of our acquisition of Amazys on our financial results is not consistent with the expectations of financial analysts or investors.

In connection with our offer, we estimate that we will issue approximately 7.2 million shares of X-Rite common stock. The increase in the number of outstanding shares of our common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, our common stock.

Uncertainties exist in integrating the business operations of X-Rite and Amazys.

We intend, to the extent reasonably practicable, to integrate our operations with those of Amazys. Our goal in integrating these operations is to increase earnings and achieve cost savings by taking advantage of the anticipated synergies of consolidation and enhanced growth opportunities. There can be no assurance that we will not encounter difficulties integrating our operations with Amazys’ operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in earnings and cost savings. The potential difficulties of combining the operations of the companies may include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between X-Rite and Amazys;

•	coordinating and consolidating ongoing and future research and development efforts;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining strategic partners and attracting new strategic partners;

•	retaining key employees;

•	retaining and integrating distributors and key sales representatives;

•	consolidating corporate and administrative infrastructures, including consolidating and integrating computer information and financial systems;

•	integrating and managing the technologies and products of the two companies;

•	identifying and eliminating redundant and underperforming operations and assets;

•	using capital assets efficiently to develop the business of the combined company;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company;

•	possible modification of operating control standards in order to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and

•	retaining and attracting new engineers and research and development personnel to support new products and new technology development.

For these reasons, we may fail to complete successfully the anticipated integration of X-Rite and Amazys, or to realize any of the anticipated benefits of the integration of the two companies. Actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

Strategic partner, customer and supplier uncertainty related to the offer could harm the businesses of X-Rite and Amazys.

X-Rite and Amazys have numerous strategic relationships and business alliances with other companies to deliver and market their products to customers. As a result of the offer, some of these relationships may change in a manner adverse to X-Rite’s and Amazys’ businesses. In addition, customers of X-Rite and Amazys, in response to the announcement of the offer or due to ongoing uncertainty about the offer, may delay or defer purchasing decisions or elect to switch to other suppliers. Any delay, deferral or change in purchasing decisions by the customers of X-Rite and Amazys could seriously harm the businesses of X-Rite and Amazys.

Full integration of our operations with Amazys’ operations may not be achieved if we cannot compulsorily acquire all of the issued and outstanding Amazys shares.

Our offer for Amazys shares may not be completed unless X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options. In order to acquire a sufficient number of shares that would entitle us to guarantee our acquisition of the full equity interest in Amazys, under Swiss law, we are required to have a beneficial interest in at least 98% of all of the outstanding Amazys shares. It is possible that, at the end of our offer period, we will not hold a sufficient number of Amazys shares to effect a compulsory acquisition of the remaining outstanding Amazys shares. This could prevent or delay us from realizing some or all of the anticipated benefits from the integration of our operations with Amazys’ operations.

If the early commencement of our offer for Amazys shares or tenders under the offer prior to the effectiveness of our registration statement with the SEC were held to be in violation of the Securities Act of 1933, there could be claims against X-Rite.

X-Rite commenced the offer prior to the effectiveness of the registration statement relating to offer. The SEC has informed X-Rite that a tender of Amazys shares prior to the effectiveness of the registration statement may be deemed to be a “sale” of X-Rite common stock before the registration statement is effective with the SEC. Under Section 5(a) of the Securities Act, it would be unlawful for X-Rite to sell X-Rite shares until the registration statement with respect to the shares is in effect (unless there is an exemption from registration). As a result of the SEC’s position, X-Rite instructed Amazys shareholders not to tender in the offer prior to the effectiveness of the registration statement and extended withdrawal rights with respect to any tender of Amazys shares during the offer period. In addition, X-Rite agreed to keep the offer open for at least ten trading days after the date of the mailing of the final prospectus relating to the offer, which is expected to occur on May 9, 2006.

The registration statement became effective with the SEC on May 5, 2006. These measures are intended to minimize the risk that an Amazys shareholder would make an irrevocable investment decision with respect to the X-Rite shares to be issued pursuant to the offer.

We do not believe that the early commencement of the offer or tenders thereunder prior to the effectiveness of the registration statement constitute violations of Section 5 of the Securities Act. We also believe that no person will have purchased any X-Rite shares pursuant to the offer prior to the effectiveness of the registration statement. However, if the offer were held by a court to be in violation of the Securities Act, we could be required to return the consideration paid for the X-Rite shares with statutory interest thereon upon tender of the X-Rite shares, or to pay damages if the claimant no longer owns the X-Rite shares, for a period of one year following the date of violation. We would contest vigorously any claims that a violation of the Securities Act occurred with respect to X-Rite shares issued in the offer or that any damages were incurred with respect to any tenders under the offer.

Our offer could trigger certain change of control payments in the employment agreement of Amazys’ Chief Financial Officer.

The employment agreement of Amazys’ Chief Financial Officer, Rolf F. Jeger, contains a change of control clause which provides that Mr. Jeger will receive twelve months’ salary if the employment agreement is terminated by the employer following a change of control of Amazys. If successful, our offer would effect such a change of control, thereby giving rise to potential change of control payments under the employment agreement.

The cash portion of the consideration to be paid in our offer to tendering securityholders is based on a fixed amount of Swiss francs and, therefore, X-Rite is subject to currency fluctuations through the payment date.

Because X-Rite will pay all holders of Amazys shares in Swiss francs, X-Rite must buy Swiss francs with U.S. dollars at or prior to the payment date. As a result, the actual amount of U.S. dollars required to buy a sufficient amount of Swiss francs to pay the cash portion of the consideration to such holders will depend upon the exchange rate prevailing at the time X-Rite either acquires such Swiss francs or acquires an option or other right to acquire such amount of Swiss francs at a fixed exchange rate. X-Rite recently entered into a hedging contract to reduce its exposure to fluctuations in the U.S. dollar-Swiss franc exchange rate.

Risks Relating to Our Business

As a result of the consummation of the transaction, we will be a larger and broader organization, and if our management is unable to manage the combined businesses of X-Rite and Amazys, our operating results will suffer.

As a result of the consummation of the transaction, X-Rite will acquire approximately 400 employees of Amazys worldwide. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on us after our offer is consummated and, as a result, on the market price of our common stock.

Our exposure to European and other regulatory regimes will increase following the consummation of the transaction.

In fiscal 2005, we derived approximately $62.2 million, or 47.5%, of our total revenue from sales of our products outside of the United States. The European region accounted for approximately 25% of our sales for fiscal 2005. After consummation of our offer, our total revenue derived from sales outside the United States will increase significantly. Our international operations are, and will continue to be, subject to a number of risks and potential costs. We are required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market our products in such jurisdictions. There can be no assurance that we will be able to obtain and maintain any necessary licenses, permits and certifications or comply with applicable regulations of foreign governments. The failure by us to obtain or maintain the required licenses, permits or certifications, or comply with those regulations, could have a material adverse effect on our business and financial results.

Our future results could be harmed by economic, political, geographic, regulatory and other specific risks associated with international operations.

The acquisition of Amazys would significantly augment our already substantial international operations. During fiscal 2005, approximately 47.5% of our total revenues were generated by our international operations. We estimate that following our acquisition of Amazys, a significant portion of our total revenues will be generated by non-U.S. operations. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. In addition, after consummation of our offer, our total revenue derived from sales outside the United States is expected to increase significantly. There can be no assurance that we will maintain or expand our international sales. We believe that our future growth will be dependent, in part, upon our ability to maintain and increase revenues in our and Amazys’ existing and potential international markets. If the revenues generated from international activities, especially in emerging markets, are inadequate to offset the expense of maintaining such international operations, our business, financial condition and results of operations could be materially and adversely affected. The increasingly international reach of our businesses could also subject us and our results of operations to unexpected, uncontrollable and rapidly changing economic and political conditions. Specifically, international sales and operations are subject to inherent risks, including:

•	lack of experience in a particular geographic market;

•	tariffs and other barriers, including import and export requirements and taxes on subsidiary operations;

•	different and changing regulatory requirements in various countries and regions;

•	fluctuating exchange rates and currency controls;

•	difficulties in staffing and managing foreign sales and support operations;

•	longer accounts receivable payment cycles;

•	potentially adverse tax consequences, including repatriation of earnings;

•	diminished protection of intellectual property in some countries outside the U.S.;

•	development and support of localized and translated products;

•	lack of acceptance of localized products or X-Rite in foreign countries;

•	differing local product preferences and product requirements;

•	labor force instability, including possible shortages of skilled personnel required for local operations; and

•	political and/or economic instability, such as perceived or actual public health (e.g. SARS) or terrorist risks which impact a geographic region and business operations therein.

As we expand our international operations, including through the acquisition of Amazys, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions.

If we or Amazys fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

Our and Amazys’ ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need if we are unable to offer competitive salaries and benefits, or if our stock does not perform well. The loss of any one of our or Amazys’ management personnel, or our or Amazys’ inability to identify, attract, train, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. We do not carry key person life insurance on any of our employees. Similarly, competition for skilled sales, product development and technical personnel is intense and we and Amazys may not be able to recruit and retain the personnel we need. The loss of the services of key sales, product development and technical personnel, or our or Amazys’ inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

We and Amazys are subject to risks arising from currency exchange rate fluctuations, which could increase our costs and may cause our profitability to decline.

In fiscal 2005, we derived approximately $62.2 million, or 47.5% of our total revenues, from sales of our products outside of the United States. A significant portion of Amazys’ revenues and expenses have been in the form of currencies other than the U.S. dollar. Measured in local currency, a substantial portion of our business’ foreign generated revenues were generated in Euros and British Pound Sterling. The United States dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the United States dollar relative to other currencies could have a material adverse effect on our results of operations. We address currency risk management through regular operating and financing activities. In addition, we recently entered into a hedging contract to reduce our exposure to fluctuations in the U.S. dollar-Swiss franc exchange rate. Amazys does not currently have any hedging or similar foreign currency contracts. Fluctuations in the value of foreign currencies could adversely impact the profitability of our foreign operations and such risk will increase following the acquisition of Amazys due to the expected increase sales in foreign currencies.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

We and Amazys have made significant expenditures to develop and acquire technology and intellectual property rights. We and Amazys actively patent and trademark these properties whenever possible and will vigorously defend them against infringement. Our or Amazys’ failure to protect our intellectual property could seriously harm our business and prospects because we and Amazys believe that developing new products and technologies that are unique is critical to our success. We and Amazys will incur substantial costs in obtaining patents and, if necessary, defending our intellectual propriety rights. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. Our and Amazys’ efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our property rights. Patent filings by third parties, whether made before or after the date of our or Amazys’ filings, could render our intellectual property less valuable. Disputes may arise as to ownership of our intellectual property or as to whether products designed by our competitors infringe our intellectual property rights. Employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. In addition, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market position. Competitors may also capture market share from us by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. In addition, as sales of our and Amazys’ products continue to grow internationally, our exposure to intellectual property infringements in countries where intellectual property rights protections are less stringent will increase. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be impaired, which would limit our growth and future revenue.

We and Amazys may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

A successful claim of patent or other intellectual property infringement against us or Amazys could adversely affect our growth and profitability, in some cases materially. We cannot assure you that others will not claim that our or Amazys’ proprietary or licensed products are infringing their intellectual property rights or that we or Amazys do not in fact infringe those intellectual property rights. From time to time, we and Amazys receive notices from third parties of potential infringement and receive claims of potential infringement. We and Amazys may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our or Amazys’ products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition and results of operations.

We may not have financing for future capital requirements, which may prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity.

If we cannot incur additional debt or issue equity or are limited with respect to incurring additional debt or issuing equity, we may be unable to address gaps in our product offerings, improve our technology or increase our manufacturing capacity, particularly through strategic acquisitions or investments. Although historically our cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future we may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights and preferences and privileges senior to those of holders of our common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on our operations. If we raised funds through the issuance of equity, this issuance would dilute your ownership of us. If the price of our equity is low or volatile, we may not be able to issue additional equity to fund future acquisitions.

Our ability to make payments on and to refinance our indebtedness, including the debt to be incurred to fund this offer and to fund working capital, capital expenditures and strategic acquisitions and investments, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

The markets for our products and services and Amazys’ products and services are highly competitive. If we are unable to compete effectively with existing or new competitors, our business could be negatively impacted.

The businesses in which we and Amazys compete are very competitive and subject to technological change, evolving standards, frequent product enhancements and introductions and changing customer requirements. Many of our and Amazys’ current and potential competitors have

•	longer operating histories,

•	significantly greater financial, technical and marketing resources,

•	greater name recognition, and/or

•	a larger installed customer base than either X-Rite or Amazys individually or combined.

A number of companies offer products and services that are similar to those offered by us and Amazys and that target the same markets. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than us. Our and Amazys’ competitors may develop products and services that compete with those offered by us or may acquire companies, businesses and product lines that compete with us. It also is possible that competitors may create alliances and rapidly acquire significant market share, including in new and emerging markets. If we and Amazys are not able to differentiate our products and services in the market then competitive pressures may potentially impact our sales volumes, pricing structure, gross margin, operating expenses an operating income.

Accordingly, there can be no assurance that current or potential competitors of X-Rite and Amazys will not develop or acquire products or services comparable or superior to those that we develop, combine or merge to form significant competitors, or adapt more quickly than us to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for our products and services, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors of X-Rite and Amazys or that the competitive pressures that the combined company may face will not materially adversely affect our business, operating results, cash flows and financial condition.

We and Amazys may be affected by environmental laws and regulations.

We and Amazys are subject to a variety of laws, rules and regulations relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties necessitated by pollutants. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Also, if we or Amazys fail to comply with present or future environmental laws, rules and regulations, such failure could result in fines, suspension of production or cessation of operations.

We are vertically integrated and, therefore, must manage costs efficiently.

Our manufacturing processes are vertically integrated. Therefore, it is critical to efficiently manage the cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits.

Amazys’ reliance on outsourced manufacturing presents risks to its fulfillment process.

Amazys relies on a number of strategic supply chain partners that produce key components or sub-assemblies that support Amazys’ final assembly, calibration, and test process. Some of these suppliers are single sourced and therefore present risks to Amazys’ fulfillment process.

We and Amazys depend on new product development to compete effectively.

We and Amazys have made large investments in new products and services. There are no assurances as to when future revenues from these products will be received, or that the ultimate profit margins received will be adequate to justify the investment.

Continual development of new products and technologies as well as enhancements to existing products is a core component of our and Amazys’ long-term growth plans. Our future business, financial condition and results of operations will depend to a significant extent on our and Amazys’ ability to develop new products that address these market opportunities. As a result, we and Amazys believe that significant expenditures for research and development will continue to be required in the future. Product development requires a time-consuming and costly research and development process. Unexpected delays in this process may significantly affect the timing of future revenues and increase costs. We and Amazys must anticipate the features and functionality that customers will demand, incorporate those features and functionality into products, price our products competitively and introduce new products to the market on a timely basis. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by our customers, will be successfully developed, or will be introduced within the appropriate window of market demand. If there are delays in production of current or new products, our potential future business, financial condition, and results of operations could be adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

Any general economic slowdown could adversely affect our revenues and profitability.

Many of our and Amazys’ products are used for quality control purposes within a larger manufacturing or production process. As such, our and Amazys’ sales in some instances are linked to capital goods spending. Should there be a prolonged slowdown in capital goods spending or changes in global economic conditions, our revenues and profitability could be noticeably impacted.

We may face potential tax liability.

We and Amazys are subject to taxation in many jurisdictions in the United States, Europe, Asia and elsewhere. In the ordinary course of business, there are transactions and calculations where the ultimate tax liability cannot be determined with certainty at the time the transaction is entered into. Preparation of our and Amazys’ income tax provision requires the use of judgments as to how these transactions will ultimately be taxed. We and Amazys believe our tax accruals are accurate though the ultimate determination of these issues may be different from that which is reflected in our and Amazys’ historical provision and accruals. Should these determinations be different from what is previously recorded and additional tax is assessed, those assessments would be recorded in the period in which they occur.

Any disruption in the operations of our U.S. facility or Amazys’ facility in Switzerland could adversely impact our ability to operate our business.

Manufacturing and service of much of our core color products are performed at our headquarters facility in Grandville, Michigan. Should a catastrophic event occur at that facility, our ability to manufacture products, complete existing orders, and provide other services would be severely impacted for an undetermined period of time. We have purchased business interruption insurance to cover the costs of an event of this magnitude. Similarly, manufacturing and service of much of Amazys’ core color products are performed at Amazys’ headquarters facility in Regensdorf, Switzerland. Should a catastrophic event occur at that facility, our ability to manufacture product, complete existing orders, and provide other services would be severely impacted for a undetermined period of time. Amazys has purchased business interruption insurance to cover the costs of an event of this magnitude, but such insurance may be insufficient to completely offset the long term impact of such an occurrence. Our inability to conduct normal business operations for a period of time may have an adverse impact on long-term operating results.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements contained herein have been derived by combining X-Rite’s consolidated balance sheet and statement of operations with Amazys’ consolidated balance sheet and statement of operations as of and for the year ended December 31, 2005. Pro forma adjustments are based on preliminary estimates and assumptions. The unaudited pro forma condensed combined balance sheet and statement of operations do not purport to represent what the financial position or results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods.

The acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Amazys acquired in connection with the acquisition, based on their respective estimated fair values. The unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the acquisition could differ materially from the information presented in the unaudited pro forma condensed combined financial statements. The impact of ongoing integration activities, the timing of completion of the acquisition and other changes in Amazys’ net tangible and intangible assets that occur prior to completion of the acquisition could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of X-Rite and Amazys are in the process of making these assessments, and estimates of these costs are not currently known, nor do they assume any cost savings or synergies. However, liabilities ultimately may be recorded for severance costs related to Amazys employees, costs of vacating some facilities of Amazys, or other costs associated with exiting activities of Amazys that would affect amounts presented. Certain of such liabilities could result in an adjustment to the purchase price that would affect the amount of goodwill to be recorded. In addition, X-Rite may incur significant restructuring charges upon completion of the acquisition or in subsequent quarters for severance costs related to X-Rite employees, costs of vacating some facilities of X-Rite, or other costs associated with exiting activities of X-Rite. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2005

(in thousands)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$6,496	$27,495	$179,150	A	$7,516
			(183,445)	B
			(22,180)	E
Short-term investments	14,863	—	(14,863)	B	—
Accounts receivable	33,536	19,070	(1,000)	F	51,606
Inventories	17,631	11,990	(291)	F	29,330
Deferred income taxes	2,140	829	460	H	3,429
Prepaid expenses and other current assets	1,967	2,665			4,632

Total current assets	76,633	62,049	(42,169)		96,513

Property, plant and equipment, net	23,672	9,217	500	G	33,389

Other assets:
Cash surrender values (founders’ policies)	20,956	—			20,956
Goodwill	8,951	12,225	(12,225)	I	187,206
			178,255	J
Other intangible assets, net	3,875	1,587	(1,587)	I	75,901
			72,026	K
Deferred financing costs	—	—	6,680	D	6,680
Capitalized software	7,327	2,571			9,898
Deferred income taxes	2,853	7,135			9,988
Other noncurrent assets	3,368	1,196			4,564

	$147,635	$95,980	$201,480		$445,095

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

December 31, 2005

(in thousands)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Current liabilities:
Accounts payable	$5,733	$8,098			$13,831
Payroll and employee benefits	5,948	6,236	$239	C	12,423
Income taxes	4,243	2,242			6,485
Other accrued liabilities	3,716	6,777	22,180	D	11,493
			(22,180)	E
			1,000	F
Current portion of long-term debt	—	—	1,200	A	1,200

Total current liabilities	19,640	23,353	2,439		45,432

Long-term liabilities:
Long-tem debt	—	—	177,950	A	177,950
Deferred income taxes	—	398	14,405	H	14,803
Other noncurrent liabilities	413	305			718

	413	703	192,355		193,471

Shareholders’ equity:
Common stock	2,124	5,901	(5,901)	L	2,847
			723	M
Additional paid-in capital	17,158	24,693	(24,693)	L	95,045
			77,887	M
Retained earnings	107,105	44,456	(44,456)	L	107,105
Accumulated other comprehensive income (loss)	1,721	(1,335)	1,335	L	1,721
Stock conversion plan	(526)	—			(526)
Deferred stock-based compensation	—	(423)	423	L	—
Treasury shares	—	(1,368)	1,368	L	—

	127,582	71,924	6,686		206,192

	$147,635	$95,980	$201,480		$445,095

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2005

(in thousands, except per share data)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Net sales	$130,939	$114,988			$245,927
Cost of sales	44,950	55,797	$71	A	100,818

Gross profit	85,989	59,191	(71)		145,109

Operating expenses:
Selling and marketing	36,646	29,239			65,885
Research, development and engineering	16,316	12,253			28,569
General and administrative	18,478	10,876	10,289	B	39,146
			(497)	C
Gain on sale of Founders’ life insurance policies	(1,154)	—			(1,154)

	70,286	52,368	9,792		132,446

Operating income	15,703	6,823	(9,863)		12,663

Interest and other income (expense)	(668)	1,057	(15,840)	D	(16,486)
			(1,035)	E

Income (loss) before income taxes	15,035	7,880	(26,738)		(3,823)

Income taxes (benefit)	3,983	(1,129)	(5,733)	F	(2,879)

Net income (loss)	$11,052	$9,009	$(21,005)		$(944)

Earnings (loss) per share:
Basic	$.52				$(.03)

Diluted	$.52				$(.03)

Weighted average shares outstanding:
Basic	21,150		7,232	G	28,382

Diluted(1)	21,419		7,232	G	28,382

(1)	Due to the pro forma combined net loss, pro forma combined weighted average shares outstanding do not include potentially dilutive shares, as they would have an anti dilutive effect on the loss per share.

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1: Estimated Purchase Price

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on December 31, 2005 with respect to the balance sheet presented, and as of the beginning of 2005 with respect to the statement of operations presented. The preliminary allocations are subject to change based on finalizing the fair values of tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $276,917,775 (excluding $15,500,000 of estimated transaction costs) was determined as follows:

Purchase Price Calculation:

Total Amazys common shares issued and outstanding		3,227,916
Total Amazys stock options outstanding		205,150

Total number of Amazys shares to be purchased		3,433,066

Total number of Amazys shares to be purchased		3,433,066
Cash consideration per share in Swiss Francs (CHF)	x CHF	77.00

	CHF	264,346,082
Less cash proceeds from stock options to be exercised		(8,860,675)

Total cash consideration to be paid in CHF	CHF	255,485,407
Federal Reserve Bank noon buying rate on January 30, 2006	x	.7762

Total cash consideration to be paid in USD		$198,307,773

Total number of Amazys shares to be purchased		3,433,066
X-Rite common stock consideration per share in CHF	x CHF	29.50

Total consideration to be paid with X-Rite common stock (stated in CHF)	CHF	101,275,447
Federal Reserve Bank noon buying rate on January 30, 2006	x	.7762

Total consideration to be paid with X-Rite common stock (stated in USD)		$78,610,002

Total purchase price of Amazys outstanding shares in USD		$276,917,775

Total consideration to be paid with X-Rite common stock (stated in USD)		$78,610,002
X-Rite’s average closing price for the ten consecutive trading days up to and including the second day before January 31, 2006		$10.87

Approximate number of X-Rite common shares to be issued		7,231,831

Allocation of purchase price (in thousands):

The preliminary allocation of the estimated purchase price is based on the estimated fair values of Amazys’ assets acquired and liabilities assumed in the acquisition. Purchase price allocations to net identifiable tangible and intangible assets acquired, and to goodwill are as follows:

Net tangible assets at estimated fair value	$42,137
Identifiable intangible assets(1)	72,026
Excess purchase price over the fair value of net assets acquired, excluding estimated transaction costs of $15,500(2)	162,755

Total purchase price	$276,918

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(1)	Identifiable intangible assets are based on preliminary calculations and should not be considered final conclusions of value. All identifiable intangible assets will be assigned useful lives which will determine future periodic amortization charges.
(2)	The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

Note 2: Basis of Presentation

The pro forma condensed combined financial statements are presented in U.S. dollars (USD), in accordance with U.S. generally accepted accounting principles. The financial statements of Amazys Holding AG have been converted from Swiss Francs (CHF), its functional reporting currency, to USD using the following exchange rates:

Balance sheet at December 31, 2005	USD $1 = CHF 1.31480
Income statement for the year ended December 31, 2005	USD $1 = CHF 1.24404

Note 3: Pro Forma Condensed Combined Balance Sheet Adjustments

A    Cash proceeds from debt financing. X-Rite plans to maintain a cash balance of approximately $7.5 million following the acquisition closing. The first lien credit facility requires quarterly principal payments of $0.3 million; therefore, $1.2 million is classified as a current liability.

B    Cash to be paid to Amazys shareholders, net of stock option proceeds expected upon exercise by Amazys stockholders prior to transaction closing. Sources to fund the cash consideration portion of the stock purchases will include cash on hand, short-term investments and proceeds from debt financing.

C    Accrue compensation for Amazys change in control liabilities. At closing, all change in control agreements will be deemed effective; payments will be made post acquisition.

D    Accrue estimated acquisition transaction costs of $22.2 million, including estimated financing costs of $6.7 million. Estimated financing costs will be accounted for as deferred financing costs and amortized over the terms of the related debt facilities.

E    Cash payments for transaction and financing costs which are expected to be paid at the transaction closing.

F    Adjustments to reflect estimated fair values of current assets and current liabilities. Final appraisals will be performed which may result in changes to preliminary estimates.

G    Adjust property plant and equipment to estimated fair values. Final appraisals will be performed which may result in changes to preliminary estimates.

H    Record deferred income taxes that arise in connection with purchase accounting adjustments.

I    Eliminate Amazys’ historical goodwill and other intangible assets.

J    Adjustment to record the excess purchase price over the fair value of identifiable net assets acquired that will be recorded as goodwill. The adjustment includes estimated transaction costs of $15.5 million. Amortization of goodwill is currently assumed to be nondeductible for tax purposes; however, tax planning alternatives have not yet been finalized. Elections are likely to be made with applicable tax jurisdictions that could result in certain tax benefits being derived from goodwill amortization expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

K    Record the estimated fair value of the acquired identifiable intangible assets based on a preliminary appraisal. The amount of intangible assets, estimated useful lives and amortization methodologies are subject to the completion of a final appraisal. Preliminary classifications of intangible assets are as follows (in thousands):

Technology	$48,676
Distribution network	6,845
Trademarks and trade name	5,324
Customer related intangibles	5,324
Covenants not-to-compete	3,803
Other	2,054

Net intangible assets included in pro forma adjustment	$72,026

For purposes of pro forma adjustments presented, intangible assets are assumed to have useful lives that average seven years. Completion of final appraisals after the acquisition closing could result in different useful lives being assigned.

L    Eliminate Amazys’ historical shareholders’ equity.

M    Issue an estimated 7,231,831 shares of X-Rite common stock to Amazys shareholders. Fractional shares will not be issued, therefore, the exact number of whole X-Rite common shares to be issued will not be known until the transaction closing.

Note 4: Pro Forma Condensed Combined Statement of Operations Adjustments

A    Additional depreciation expense related to the fair value increase in property, plant and equipment.

B    Record amortization expense related to the estimated values of acquired identifiable intangible assets, using average estimated useful lives of seven years. For purposes of pro forma adjustments presented, amortization is assumed to be charged entirely to general and administrative expense. Upon completion of final intangible asset appraisals and classifications after the transaction closing, actual amortization may be charged to other income statement expense classifications.

C    Reverse amortization expense for Amazys’ historical intangible assets that were eliminated from the pro forma condensed combined balance sheet.

D    To record interest expense on the first lien credit facility at prime plus 150 basis points on approximately $119 million of debt, and on the second lien credit facility at prime plus 500 basis points on $60 million of debt.

E    Record amortization of the deferred financing costs over applicable lives of the debt facilities.

F    Tax effects of the pro forma adjustments.

G    Record issuance of X-Rite common stock to Amazys shareholders for stock portion of consideration to be paid.

X-RITE

X-Rite is a technology company that develops a full range of color management systems. X-Rite’s technologies assist manufacturers, retailers and distributors in achieving the precise color they want throughout their global supply chain. X-Rite products also assist printing companies and professional photographers in achieving precise color reproduction of images across a wide range of devices and from the first to last print. Our products also provide retailers color harmony solutions at point of purchase. The key markets served include Graphic Arts, Retail, Home Décor and Industrial. A more detailed discussion of X-Rite products and markets appears below.

Products are sold worldwide through X-Rite’s own sales personnel and through independent sales representatives and dealers. X-Rite is headquartered in Grandville, Michigan and has other domestic operations in New Hampshire and Massachusetts. In addition, X-Rite has locations in Germany, England, France, the Czech Republic, Italy, Spain, Hong Kong, China, Japan and Singapore. Manufacturing facilities are located in the United States and Germany.

X-Rite was organized in 1958 as a Michigan corporation and made its initial public offering of common stock in April of 1986. We have grown through internal expansion and acquisitions, investing heavily over the past three years in our core color businesses. Our address is 3100 44th Street, S.W., Grandville, Michigan 49418 and our telephone number is (616) 534-7663.

•	Product Innovation

In 2005, we introduced nine new products and fifteen major product upgrades. We also devoted substantial resources to research and development, streamlining the development process, and achieving functional design excellence. We currently spend over twelve percent of our revenues annually on engineering, research, and development. Our focus continues to center on color management solutions that incorporate software, hardware, and services.

•	International Operation

With offices in ten countries outside the U.S. and service centers across Europe, Asia, and the Americas, X-Rite continues to improve its ability to conduct business with customers around the world. In 2005, international sales represented 47.5 percent of total revenue. The Company began to accelerate its global presence in 1993 with the establishment of two foreign sales and service subsidiaries: X-Rite GmbH, Cologne, Germany and X-Rite Asia Pacific Limited, Hong Kong. In 1994, we established a U.K. subsidiary, X-Rite, Ltd., which acquired the outstanding stock of an X-Rite dealer located near Manchester, England. In 1998, a French subsidiary, X-Rite Méditerranée SARL, was established by acquiring a branch of an X-Rite dealer located near Paris. In 2002, we opened X-Rite, (Shanghai) International Trading Co. Ltd., a sales and service center incorporated in The Peoples Republic of China. This subsidiary coordinates activity with previously opened representative offices in Beijing, Tianjin and Guangzhou strengthening our ability to serve China’s growing markets. In 2003, we affirmed our commitment to Japan and the many multi-national headquartered companies that reside there by expanding our sales office and creating a new company, X-Rite, K.K.

•	Recent Acquisitions

We have completed four significant acquisitions since the beginning of 2003.

Monaco Systems, Inc.—a company that develops and distributes color management software in the graphics arts and photo markets. Monaco’s products provide the Company with color management software solutions, broadening its ability to serve new and existing customers.

ccDot meter product line of Centurfax Ltd.—expanding its computer-to-plate product lines for the pre-press and printing industries to include the printing of flexible plastics and corrugated products.

ColorRx® product line and related assets of Thermo Electron Corporation—a former supplier of color measurement equipment to a large paint manufacturer and distributor, enabling X-Rite to enter into a five-year agreement with Benjamin Moore & Co. to be the preferred provider of color management solutions to its authorized dealers.

Moniga Gremmo—an industrial and ink formulation software company, based in Milan, Italy. This product acquisition extends X-Rite’s color quality control software capabilities with specific features commonly used in industrial markets such as inks, paints, plastics, textiles, cosmetics, and foods.

THE SPECIAL MEETING AND PROXY SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the special meeting of shareholders on June 30, 2006.

This proxy statement is being sent to all shareholders of record as of the close of business on May 8, 2006 for delivery beginning May 9, 2006.

Place, Date And Time

The special meeting of stockholders will be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on June 30, 2006, at 10:00 a.m. Central Time.

Purpose of the Special Meeting

The special meeting is being held for our shareholders to consider and vote upon the approval of the issuance of up to 7,231,831 shares of our common stock in connection with our proposed acquisition of Amazys.

For the reasons set forth in more detail later in the proxy statement, our Board of Directors recommends a vote “FOR” the approval of the issuance of up to 7,231,831 shares of our common stock in connection with the transaction.

Shareholders Entitled To Vote

Holders of record of shares of our common stock at the close of business on May 8, 2006 will be entitled to vote at the special meeting. Each share is entitled to one vote on each matter properly brought before the special meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the special meeting the opportunity to do so whether or not they attend the special meeting in person.

Proxies And Voting

If you are a registered shareholder, you can simplify your voting and save us expense by voting via the Internet (by visiting the website established for that purpose at http://www.proxyvote.com and following the instructions listed there) or calling the toll-free number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you choose to vote by mail, mark your proxy card enclosed with the proxy statement, date and sign it, and mail it in the postage-paid envelope. The shares represented will be voted according to your directions. You can specify how you want your shares voted on the proposal by marking the appropriate box on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposal and the position of our Board of Directors in the proxy statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on the proposal, it will be voted according to the recommendation of our Board of Directors on that proposal. That recommendation is shown for the proposal on the proxy card. In addition, to the extent shares are not voted, such “non-votes” will not be counted for purposes of determining whether the proposal has been approved.

If you are a beneficial shareholder, you must provide instructions on voting to your nominee holder.

Our Board of Directors knows of no other matters to be presented for action at the meeting other than as set forth in this proxy statement. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them in accordance with their judgment, and discretionary authority to do so is included in the proxy.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter is required for approval of the proposal, provided that a quorum consisting of a majority of the shares of common stock entitled to vote is present. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Abstentions are counted in tabulations of the votes cast on the proposal, whereas broker non-votes are not counted for purposes of determining whether the proposal has been approved.

If you are a beneficial holder and wish to vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Tabulation of proxies and the votes cast at the meeting will be conducted by an independent agent and certified to by independent inspectors of election. Any information that identifies the shareholder or the particular vote of a shareholder will be kept confidential.

Revocability Of Proxies

Our shareholders are being asked to sign and return to us the proxy card accompanying this proxy statement as soon as possible. If you are unable to attend the special meeting, a proxy card is attached for use at the special meeting. You are requested to sign and return the enclosed proxy card as promptly as possible, whether you plan to attend the meeting in person or not. You may revoke your proxy at any time prior to the meeting or, if you do attend the meeting, you may revoke your proxy at that time, if you wish.

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

•	by delivering a written notice of revocation to the Secretary of X-Rite;

•	by delivering a later-dated proxy, including by telephone or internet vote; or

•	by attending the meeting and voting in person.

Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy.

Costs Of Proxy Solicitation

The cost of the solicitation of proxies will be borne by X-Rite. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by a few regular employees of X-Rite without additional compensation. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $6,000, plus expenses. In addition, we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending proxy materials to beneficial owners and obtaining their proxies.

Voting By Our Directors And Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote 262,582 shares of our common stock, or approximately 1.2% of the shares outstanding on that date. For more information about the stock ownership of our directors and executive officers, please see the section captioned “SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS.”

LIST OF SHAREHOLDERS

In accordance with Michigan law, a complete list of shareholders entitled to vote at the meeting will be produced at the time and place of the meeting and available for inspection by any shareholder during the entire meeting.

VOTING SECURITIES

At the close of business on May 8, 2006, there were 21,339,657 shares of our common stock outstanding and entitled to vote.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information regarding ownership of our common stock by persons or entities beneficially owning more than five percent (5%) of our common stock. The content of this table is based upon information contained in Schedules 13G furnished to us and represents our understanding of circumstances in existence as of March 1, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Putnam Investments, Inc. One Post Office Square Boston, MA 02109	1,780,990		8.4

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,634,452		7.1

Ted Thompson 1980 76th Street, SW Byron Center, MI 49315	1,435,800	(2)	6.8

Rufus S. Teesdale 3152 East Gatehouse, S.E. Grand Rapids, MI 49546	1,169,911	(3)	5.5

Downtown Associates 674 Unionville Road Kennett Square, PA 19348	1,099,725		5.2

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(2)	Mr. Thompson is one of the original founders of X-Rite. His holdings include 67,500 shares subject to options exercisable within 60 days of March 1, 2006. His holdings include 160,000 shares held by a trust established by Mr. Thompson’s wife, as to which he disclaims beneficial ownership.
(3)	Mr. Teesdale is one of the original founders of X-Rite. His holdings include 70,000 shares subject to options exercisable within 60 days of March 1, 2006.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table contains information regarding ownership of our common stock by each director, our Chief Executive Officer and four other most highly compensated executive officers who were serving at the end of fiscal year 2005 (the “named executive officers”) and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table or known to us and represents our understanding of circumstances in existence as of March 1, 2006.

Amount and Nature of Ownership

Name of Beneficial Owner	Shares Beneficially Owned(1)	Exercisable Options(2)	Total	Percent of Class(3)
Chief Executive Officer and Named Executive Officers
Michael C. Ferrara	87,360	154,500	241,860	1.1
Joan Mariani Andrew	55,446	165,000	220,446	1.0
Bernard J. Berg	41,458	165,000	206,458	1.0
Mary E. Chowning	38,058	60,000	98,058	*
Jeffrey L. Smolinski	35,643	120,000	155,643	*

Non-Employee Directors
Stanley W. Cheff	5,000	92,000	97,000	*
L. Peter Frieder	5,250	19,551	24,801	*
Paul R. Sylvester	500	26,455	26,955	*
John E. Utley	7,000	54,000	61,000	*
Mark D. Weishaar	3,000	26,455	29,455	*
Peter M. Banks	1,000	54,000	55,000	*
Ronald A. VandenBerg	6,666	64,000	70,666	*
All Directors and Executive Officers as a Group (13 persons)	317,438	1,058,961	1,376,399	6.1

*	Less than one percent
(1)	Each person named in the table has sole voting and investment power with respect to the issued shares listed in this column.
(2)	This column reflects shares subject to options exercisable as of March 1, 2006, or within 60 days thereafter.
(3)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4, and 5 furnished to us during or with respect to the preceding fiscal year 2005 and written representations from certain reporting persons, we are not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH

THE PROPOSED TRANSACTION

General

Our Board of Directors has approved the acquisition, pursuant to a public tender offer, of all Amazys shares, in exchange for shares of our common stock and cash. In connection with the offer, our Board of Directors has approved the issuance of that number of shares of our common stock necessary to consummate the offer and has directed that the proposal be submitted to the vote of the shareholders at the special meeting.

The Nasdaq Stock Market rules require the approval of our shareholders prior to the issuance of additional shares of our common stock in any transaction if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. As of May 8, 2006, there were 21,339,657 shares of our common stock outstanding. In connection with the offer, it is currently estimated that up to 7,231,831 shares of our common stock, or approximately 34% of our currently outstanding shares of common stock, may be issued. The issuance of the shares of our common stock will allow us to conduct and consummate the offer discussed below. It is a condition to the consummation of the offer that X-Rite’s shareholders approve the issuance of X-Rite common stock pursuant to the offer. X-Rite shareholders are not being asked to approve the proposed transaction itself, although if X-Rite shareholders do not approve the issuance of shares, the proposed transaction cannot occur.

Background Of The Transaction

In the later portion of 2004 and the first two quarters of 2005, the executive management and Board of X-Rite, in the normal course of business, engaged in an evaluation of the Company’s business strategy and objectives. During this process the Board considered various alternatives including several possible mergers or acquisitions of companies in similar businesses. The X-Rite Board considered that such a merger or acquisition could provide the Company and its shareholders with, among other things, the benefit of meaningful synergies, a larger combined market presence and access to new or adjacent market opportunities. The executive management and the Board frequently held meetings to discuss the Company’s strategic alternatives throughout this period.

On May 27, 2005, Mr. Michael Ferrara, the Chief Executive Officer of X-Rite, and Mr. Thomas Vacchiano, the Chief Executive Officer of Amazys, met to discuss various industry initiatives. On June 3, 2005, Mr. Ferrara and Mr. Vacchiano spoke again on the telephone and during this discussion both gentlemen agreed that a possible combination of the two companies merited further discussion.

During June 2005, Mr. Ferrara had numerous discussions with Board members and executive management regarding the potential benefits of a combination with Amazys. Additionally, X-Rite’s advisor from Headwaters MB was directed to perform initial background research on Amazys. On July 8, 2005, the Mergers & Acquisitions committee (the “M&A committee”) of the Board met with Mr. Ferrara, Ms. Chowning, the Chief Financial Officer of X-Rite, and X-Rite’s legal counsel from McDermott Will & Emery LLP to review the potential combination opportunity with Amazys, the initial background research on Amazys and all other strategic options. At the end of the meeting, the M&A committee authorized Mr. Ferrara to continue discussions with Mr. Vacchiano and explore strategic options with Amazys.

On July 15, 2005, Mr. Ferrara and Ms. Chowning met with Mr. Vacchiano in Paris. At that meeting, a business combination between X-Rite and Amazys was discussed and public information was exchanged. Mr. Ferrara and Ms. Chowning reviewed X-Rite’s current business, products and future strategies and Mr. Vacchiano reviewed Amazys’ current business, products and future strategies. The participants also discussed the potential benefits of a business combination between X-Rite and Amazys. At the conclusion of the meeting, Mr. Ferrara and Mr. Vacchiano agreed to review the discussions with their respective Boards and determine if further discussions were warranted.

During the last two weeks of July, the Company and Headwaters expanded their initial background research and prepared preliminary synergies estimates and valuation scenarios based on public information. On August 2, 2005, Mr. Ferrara, Ms. Chowning, X-Rite’s legal and financial advisors and the M&A committee had a working session to discuss the potential strategic fit, possible deal structures, synergies and financing alternatives. During the first two weeks of August 2005, Mr. Ferrara and Ms. Chowning had numerous discussions with Board members and key external advisors, including Headwaters and McDermott Will & Emery LLP, regarding the strategic benefits and risks of a combination with Amazys, estimated synergies and valuation issues.

On August 16, 2005, Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors met with the M&A committee and presented the additional background research and preliminary synergies estimates and valuation scenarios. At the end of the meeting the M&A committee authorized continued discussions and negotiations with Amazys.

On August 17, 2005, Mr. Vacchiano and Mr. Ferrara discussed via telephone the mutual interest in continuing discussions and agreed to a formal meeting in Zurich on August 24, 2005 with John Utley, X-Rite Board Chair and Mario Fontana, Amazys Board Chair.

On August 22 and 23, 2005, Mr. Ferrara and Ms. Chowning made a presentation to the Board updating them on the planned meeting in Zurich and additional diligence and valuation work that had been performed. Mr. Ferrara and Ms. Chowning reviewed with the Board of X-Rite the presentation for the meeting with the Amazys Chairman on August 24, 2005. The Board discussed the potential benefits, risks, integration, issues and financing of the potential transaction. At the conclusion of the discussion, the Board authorized Mr. Ferrara to proceed with the discussions to determine on what terms a transaction could be consummated.

On August 24, 2005, Mr. Utley and Mr. Ferrara met with Mr. Fontana, Mr. Vacchiano and Mr. Lattmann, an Amazys Board member in Zurich. Mr. Ferrara and Mr. Utley made a presentation to the Amazys participants covering the strategic rationale for the combination, a potential transaction structure and an indicative valuation range for X-Rite acquiring Amazys, and an indicative timeline for a potential transaction. At the conclusion of the meeting, Mr. Fontana agreed to discuss the presentation materials with the Amazys Board and then call Mr. Ferrara on or about August 28, 2005.

On August 28, 2005, Mr. Fontana and Mr. Ferrara discussed the relative merits of moving forward with discussions and agreed that further discussions were appropriate. At the conclusion of the call, the parties agreed to execute a standstill and non-disclosure agreement and to meet in Boston on September 9, 2005 to discuss moving forward with X-Rite making an offer to acquire Amazys.

From August 29 through September 2, 2005, Mr. Ferrara and Mr. Fontana communicated via email and telephone and agreed to continue discussions through their respective financial advisors in preparation for the September 9, 2005 meeting.

On September 9, 2005, Mr. Ferrara, Ms. Chowning, Mr. Fontana and Mr. Vacchiano executed a standstill and non-disclosure agreement. The parties discussed potential offer price ranges, the offer price mechanism, cash and equity components of a potential offer and key conditions to a potential offer. Both parties agreed to review the progress of the meeting with their respective Boards.

On September 26, 2005, X-Rite’s Board reviewed a presentation from Headwaters comparing their valuation information and results to those of Amazys’ financial intermediary, Credit Suisse First Boston. The Board also discussed potential cash and equity component ranges, governance matters and succession planning. At the conclusion of the meeting, the Board authorized Mr. Ferrara to continue negotiations within a set range of options.

Between September 27 and October 7, 2005, Mr. Utley and Mr. Ferrara had numerous conversations with Mr. Fontana and Mr. Vacchiano. These discussions reached an impasse on matters of pricing, governance and other key terms. On October 8 and 9, 2005, X-Rite’s financial advisor contacted Mr. Argov, an Amazys Board member, to reinstitute the negotiations. During their discussions, the potential price range was narrowed and several conditions to completing the acquisition were further discussed. Mr. Argov and X-Rite’s financial advisor agreed to report back to the Amazys and X-Rite boards, respectively.

On October 12 and 14, 2005, Mr. Fontana and Mr. Ferrara met via phone and further narrowed the potential purchase price range, potential equity and cash component of the offer and discussed several other conditions to completing the acquisition. Both parties agreed to review the discussion with their respective Boards.

On October 17, 2005, the X-Rite Board met with Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors to discuss the potential transaction. Mr. Ferrara, Ms. Chowning and X-Rite’s representative from Headwaters presented materials that outlined the strategic rationale for the acquisition, the valuation model for pricing, financing strategies, synergies and all related benefits and risks to the company and shareholders. At the conclusion of the meeting the Board authorized Mr. Ferrara to continue negotiations within a set range of options.

From October 18 through November 7, 2005, Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors had numerous discussions and negotiations with various member of the Amazys group which resulted in a draft of a non-binding letter of intent. This draft was presented to Mr. Fontana for presentation to his Board at their meeting on November 23, 2005.

On November 23, 2005, Mr. Fontana called Mr. Ferrara and indicated that the Amazys Board had approved the non-binding letter of intent. On November 28, 2005, the X-Rite Board met and approved the non-binding letter of intent.

On December 1, 2005, Mr. Ferrara, Ms. Chowning and Mr. Vacchiano met in New York to discuss due diligence, drafting of the transaction agreement and other matters related to the acquisition.

Between December 5, 2006 and January 26, 2006, Mr. Ferrara, Ms. Chowning and other representatives of X-Rite met with Mr. Vacchiano, Mr. Jeger, Amazys CFO, and other representatives of Amazys to conduct due diligence in Zurich and New York. In addition to due diligence, the parties drafted and negotiated the transaction agreement.

On January 29, 2006, Headwaters delivered to X-Rite’s Board a written opinion and supporting presentation to the effect that the consideration to be paid by X-Rite in the proposed transaction is fair to X-Rite’s shareholders from a financial point of view.

On January 30, 2006, the X-Rite and Amazys Boards met separately and approved the transaction agreement. Additionally, X-Rite executed a financing facility agreement with Goldman Sachs totaling $220 million to finance the acquisition.

On January 31, 2006, X-Rite and Amazys issued a joint press release and advertisement of the pre-announcement of the transaction including the definitive per share offer price, the conditions for completing the exchange offer and the expected date for the availability of the offer prospectus.

On March 6, 2006, X-Rite was informed by the Board of Directors of Amazys that it had received a letter from Eichhof Holding AG (“Eichhof”) indicating an intent to make a competing public tender offer for all of Amazys’ shares, subject to successful due diligence. The Amazys Board determined to allow Eichhof to perform due diligence after execution of an acceptable confidentiality and stand-still agreement. However, on April 8, 2006, X-Rite was informed by Amazys that Eichhof had abandoned its intent to make a competing public tender offer for Amazys’ shares.

On April 6, 2006, the SEC informed X-Rite that a tender of Amazys shares prior to the effectiveness of the registration statement on Form S-4 filed by X-Rite may be deemed to be a “sale” of X-Rite common stock before the registration statement is effective with the SEC. Under Section 5(a) of the Securities Act, it would be unlawful for X-Rite to sell X-Rite shares until the registration statement with respect to the shares is in effect (unless there is an exemption from registration). In response to the SEC’s position, on April 21, 2006, X-Rite instructed Amazys shareholders not to tender in the offer prior to the effectiveness of the registration statement and extended withdrawal rights with respect to any tender of Amazys shares during the offer period. In addition, X-Rite agreed to keep the offer open for at least ten trading days after the date of the mailing of the final prospectus relating to the offer, which is expected to occur on May 9, 2006. On May 5, 2006, the registration statement became effective with the SEC.

Our Reasons For The Transaction

In reaching its decision to pursue a combination of X-Rite and Amazys, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including those set forth below.

We believe that a combination of X-Rite and Amazys represents a compelling opportunity to maximize value for shareholders of both companies by creating a market leader in the color management industry and establishing a foundation for long-term growth. We believe that there are a number of potential benefits of the proposed acquisition of Amazys, including, among others:

•	The combined company will have a strong technical portfolio to leverage into traditional and emerging markets;

•	The combined company will have the scale and resources to better engage with new competitors;

•	The combination will enable us to leverage the strength of X-Rite’s manufacturing and the technology of Amazys;

•	The combined company is expected to realize cost synergies resulting from the combination, which, together with enhanced market position, we believe will allow the combined company to become more competitive in the Asian and South American markets;

•	The combination will extend our market opportunity and geographic reach;

•	The combination will create a strong talent pool of technical and product development personnel in the color management industry that we believe will have the effect of accelerating technological innovation; and

•	The combined company will integrate existing and establish new technologies.

Our board of directors also considered potential adverse consequences and negative factors, primarily consisting of the following:

•	The significant amount of debt we will incur in connection with completing the acquisition;

•	The significant degree of difficulty and management distraction that is inherent in the process of integrating X-Rite and Amazys and the risk that operational efficiencies and cost savings sought in the proposed acquisition of Amazys might not be fully achieved or that achieving these benefits may take longer than expected;

•	The dependence of the value of shares of X-Rite common stock on the successful integration of the business of Amazys if our offer is successful;

•	The risk that our offer might not be consummated despite X-Rite’s efforts, even if the issuance of shares of X-Rite common stock in connection with the offer is approved by X-Rite’s shareholders; and

•	Other risks described under the section captioned “RISK FACTORS.”

Our board of directors concluded, however, that these risks are outweighed by the potential benefits of the acquisition of Amazys.

Amazys’ Reasons for The Transaction

In its negotiations with X-Rite and its evaluation of the offer, Amazys has examined, together with its management and outside advisers, the short and long-term prospects of Amazys as a stand-alone entity and the advantages of a combination with X-Rite by way of the offer. Based on this analysis, Amazys believes that a combination with X-Rite may offer considerable strategic, operational and financial benefits.

As a part of its strategic planning process, Amazys analyzed key trends in technology, markets and competition, and came to the conclusion that Amazys may not have the critical size to successfully meet future challenges on a stand-alone basis. Amazys also reviewed the possibilities of growth through acquisitions, and concluded that these possibilities are limited due to several factors. Amazys believes that the proposed combination with X-Rite should create a global market leader and build a strong talent pool of technical and product development personnel in the color management industry. With its strong technical portfolio, the combined entity should be able to leverage into traditional and emerging markets. Amazys believes that, due to its scale and resources, the combined company will be in a better position to engage with new competitors. The combined company is also expected to realize cost synergies resulting from the combination. Amazys believes that the cost synergies together with enhanced market position will allow the combined company to become more competitive in emerging markets.

Shortly before completion of the Amazys board of directors’ report on X-Rite’s offer, Eichhof Holding AG, the parent company of Datacolor, active in the color industry, submitted an unsolicited letter of intent for a competing public tender offer to Amazys’ board of directors. In its letter of intent, Eichhof declared its intention, subject to satisfactory completion of due diligence, to make a public tender offer for all publicly held shares of Amazys. The intended offer price was to be cash in an undetermined amount. According to the letter of intent, the offer price was intended to be at least CHF 108.80 per Amazys share in cash and at least CHF 5 per share higher than the then applicable exchange value of X-Rite’s offer. The Amazys Board of Directors, together with Amazys’ advisors, reviewed Eichhof’s letter of intent, and, on the basis of this review and its statutory duties and Amazys’ rights under the Transaction Agreement, the Amazys board of directors concluded to allow Eichhof access to due diligence after execution of a customary confidentiality and stand-still agreement. Eichhof’s letter of intent represented neither a public tender offer under the Federal Act on Stock Exchanges and Securities Trading of Switzerland (SESTA) nor a pre-announcement according to Ordinance of the Takeover Board on Public Takeover Offers. However, on April 8, 2006, Eichhof informed Amazys that it had abandoned its intent to make a competing public tender offer for Amazys’ shares.

Based upon the above considerations and assessments performed by Amazys with the assistance of its outside advisors, Amazys has concluded that the offer is in the best interest of Amazys and its shareholders as well as its employees, customers and partners. This conclusion is subject to potential competing offers which may be submitted until the third trading day prior to expiration of X-Rite’s offer.

Opinion Of Our Financial Advisor

Headwaters MB LLC (“Headwaters”) provided to our board of directors an opinion (“Fairness Opinion”) as to the fairness, from a financial point of view, to X-Rite’s shareholders of the consideration to be paid for Amazys’ shares pursuant to the Transaction Agreement. Headwaters was selected by our board of directors to provide the Fairness Opinion based on Headwaters’ qualifications, expertise and reputation. At the meeting of our board of directors on January 29, 2006 Headwaters delivered its written opinion to the board that, as of that date, based upon and subject to the various considerations set forth in the opinion, the consideration to be paid by X-Rite pursuant to the Transaction Agreement was fair, from a financial point of view, to X-Rite’s shareholders.

The full text of the Fairness Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations of the scope of the review undertaken by Headwaters in rendering such opinion, is attached as Annex A to this proxy statement and is incorporated herein by reference. The Fairness Opinion was directed to our board of directors and addresses only the fairness of the consideration to be paid for Amazys’ shares from a financial point of view as of the date of the Fairness Opinion, and does not constitute a recommendation to any holder of our common stock as to how to vote at the special meeting. The summary of the Fairness Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Headwaters’ activities included, but were not limited to, the following:

•	A review of a draft copy of the Transaction Agreement dated January 26, 2006 and discussions with X-Rite concerning the proposed structure of the transaction;

•	A review of X-Rite’s historical and projected financial statements as well as X-Rite management’s estimates of synergies to be realized as a result of the transaction;

•	A review of X-Rite management’s projections of the combined company’s financial performance;

•	A review of certain of Amazys’ historical financial statements and financial projections provided by Amazys’ management;

•	A review of the color printing, measurement and analysis industries, and other industries in which X-Rite participates;

•	A review of market data for stocks of public companies in the same or similar lines of business as X-Rite and Amazys;

•	A review of the financial terms of certain acquisitions which Headwaters deemed relevant for analytical purposes;

•	A review of the implied valuation of Amazys based on the discounted cash flow analysis of its projected cash flows;

•	An analysis of the premium represented in the transaction relative to Amazys’ unaffected stock price and relative to premiums paid in other transactions deemed relevant; and

•	Other analyses which Headwaters deemed necessary.

Headwaters relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to or otherwise discussed with Headwaters including financial statements and financial projections as provided by the management of X-Rite. With respect to financial projections and other information regarding X-Rite, Amazys and the expected synergies from the transaction provided to or otherwise discussed with Headwaters, Headwaters assumed and was advised by the senior management of X-Rite that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgment of the senior management of X-Rite as to the expected future financial performance of X-Rite, Amazys and the combined company subsequent to the transaction. Headwaters was not engaged to, and did not, independently verify the information provided and performed no audit of assets or liabilities and no independent appraisal of assets or liabilities of X-Rite or Amazys. Headwaters has relied upon the assurances of the senior management of X-Rite that they are not aware of any facts that would make such information inaccurate or misleading.

In performing its analyses, Headwaters made numerous assumptions with respect to the industries in which both X-Rite and Amazys operate, general business and economic conditions, and government regulations, which are beyond X-Rite’s control. The analyses performed by Headwaters are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Headwaters’ analysis of the fairness, from a financial point of view, to X-Rite shareholders, of the consideration to be paid for Amazys’ shares pursuant to the Transaction Agreement, and are being provided to X-Rite’s board of directors in connection with the delivery of the Fairness Opinion.

Headwaters’ Fairness Opinion, in any event, is limited to the fairness, from a financial point of view, to X-Rite shareholders of the consideration to be paid pursuant to the Transaction Agreement. The Fairness Opinion does not represent tax or legal advice. The summary description of the analysis described herein is qualified in its entirety by reference to the full text of the Fairness Opinion.

The Fairness Opinion is necessarily based upon financial and other conditions and circumstances existing and disclosed to it as of the date of the Fairness Opinion. No assurance can be given that future market conditions will permit Headwaters to deliver an updated Fairness Opinion, if requested.

In rendering its Fairness Opinion, Headwaters has assumed that the transaction will be consummated on the terms contained in the Transaction Agreement, without any waiver of any material terms or conditions by X-Rite.

The following is a summary of certain of the analyses performed by Headwaters in arriving at Headwaters’ opinion.

Pro Forma Earnings Per Share (“EPS”) Analysis

In the course of preparing the Fairness Opinion, Headwaters reviewed and compared projected EPS estimates of X-Rite as a standalone company prior to the transaction with the projected pro forma (as if the transaction closed on January 1, 2006) EPS estimates of the combined company, both including and excluding a $20 million restructuring charge (assumed to be expensed in 2006). Headwaters observed that the transaction is expected to lead to pro forma dilution in X-Rite’s 2006 EPS. However, in 2007 as more of the synergies are realized, the transaction is expected to be accretive on a pro forma basis.

Analysis of Premiums Paid

As part of its opinion, Headwaters performed an analysis of the value of the per share consideration to be paid by X-Rite for Amazys shares (estimated for this purpose at CHF 106.50) in excess of Amazys’ unaffected share price measured at various periods of time beginning on January 27 2006, the last available trading date prior to Headwaters presentation. Headwaters compared these premiums to premiums paid in a selected group of precedent transactions. Headwaters observed that the premium paid over the one-day unaffected Amazys share price is approximately 33%, compared to a mean of about 24% for the selected comparable transactions. Headwaters compared the premiums over the one-week and one-month share prices of approximately 42% and 37.9%, respectively to an average premium paid over the one-week and one-month share prices of about 30.5% and 33.2% for the comparable transactions. Headwaters noted that compared to selected precedent public transactions, the premium paid by X-Rite over the one-day, one-week, and one-month unaffected share prices of Amazys was well within the range of premiums paid in the comparable group and slightly higher than the average and median premiums paid in the selected comparable transactions.

Comparable Public Transactions
				Price Per Share			Price Premium Paid Compared To
Closed Date	Buyer	Target	Offer Price	1 day Prior	1 Week Prior	1 Month Prior	1 day Prior	1 Week Prior	1 Month Prior
04/08/2005	Duchossois Industries	AMX Corp.	$22.50	21.34	18.90	16.13	5.4%	19.1%	39.5%
01/27/2004	Danaher Corp.	Radiometer AS	$75.76	70.68	71.66	63.18	7.2%	5.7%	19.9%
07/15/2003	Andrew Corp.	Allen Telecom Inc.	$20.63	13.23	12.65	13.26	21.2%	26.8%	21.0%
06/18/2004	Teledyne Technologies	Teledyne Isco, Inc.	$16.00	11.62	12.30	12.40	37.7%	30.1%	29.0%
12/06/2004	GE Infrastructure	InVision Technologies	$50.00	41.22	37.74	38.08	21.3%	32.5%	31.3%
10/25/2005	Harris Corp.	Leitch Technology	$11.75	8.48	8.09	8.70	38.6%	45.2%	35.0%
02/13/2004	Roche Holding AG	IGEN International	$56.18	37.79	32.74	32.82	48.7%	71.6%	71.2%
3/31/2005	Honeywell International	Novar plc	$3.54	3.18	3.14	2.98	11.4%	12.9%	18.7%

	X-Rite Incorporated	Amazys Holding AG	106.5	80.1	75.0	77.25	33.0%	42.0%	37.9%

						Mean	23.9%	30.5%	33.2%
						Median	21.3%	28.4%	30.2%
						High	48.7%	71.6%	71.2%
						Low	5.4%	5.7%	18.7%

Using publicly available Mergerstat data, Headwaters compared the one week premium paid by Xrite in the transaction with the comparable premiums paid in the last five years in transactions occurring in three separate industry groupings as reported by Mergerstat: (i) the Instrument and Photographic Equipment industry, (ii) all transactions and (iii) all foreign transactions. Headwaters noted the premium paid by X-Rite over the 1-week share price of Amazys as of the date of the Fairness Opinion of 42%, approximated the average premium paid in 2004 (the last available full year of Mergerstat data) in transactions within the Instrument and Photographic Equipment industry and was larger than the average transaction premium paid in 2004 in the total transactions and foreign transactions groupings. Headwaters also noted the proposed X-Rite transaction premium is well within the range of average premiums paid within all of the industry groupings over the years presented.

Mergerstat Review Data—Reported Premiums
	2000		2001		2002		2003		2004
Instrument & Photographic Equipment	50.1%	(15)	42.0%	(6)	43.9%	(6)	20.5%	(6)	45.2%	(10)
Total Transactions	49.2%	(574)	57.2%	(439)	59.7%	(326)	62.3%	(371)	30.7%	(322)
Foreign Transactions	53.8%	(116)	60.0%	(59)	52.7%	(34)	37.3%	(36)	19.8%	(29)
X-Rite / Amazys (1 week premium)	42.0%

Analysis of Selected Precedent Transactions

Headwaters reviewed publicly available information regarding 18 completed and two announced, but not completed, transactions involving the acquisition of selected Electronic Instrumentation and Specialized Equipment companies. All transactions analyzed were announced after July, 2003.

Headwaters compared certain financial measures for these precedent transactions to the same financial measures for the transaction based on data as of the date of the Fairness Opinion. In connection with this analysis, Headwaters reviewed the following transactions:

Acquiror	Target
Advanced Photonix Inc. (AMEX:API)	Picotronix, Inc.
Bain Capital, Inc.	Texas Instruments Sensors & Controls, Inc.
Caliper Life Sciences Inc. (NasdaqNM:CALP)	Zymark Corp.
Cognex Corp. (NasdaqNM:CGNX)	DVT Corporation
Cypress Semiconductor Corporation (NYSE:CY)	FillFactory NV
Danaher Corp. (NYSE:DHR)	Radiometer AS
Danaher Corp. (NYSE:DHR)	Linx Printing Technologies plc
Duchossois Industries Inc.	AMX Corp.
Eastman Kodak Co. (NYSE:EK)	Creo Inc.
First Technology PLC (LSE:FRS)	BW Technologies Ltd.
GE Infrastructure	InVision Technologies Inc.
Harris Corp. (NYSE:HRS)	Leitch Technology Corp.
Hexagon AB (OM:HEXA B)	Leica Geosystems Holdings AG (SWX:LGSN)
Intermagnetics General Corp. (NasdaqNM:IMGC)	Invivo Corp.
Johnson Electric Holdings Ltd. (SEHK:179)	SAIA-Burgess Electronics Holding AG(SWX:SBEN)
LeCroy Corp. (NasdaqNM:LCRY)	Computer Access Technology Corp.
Schneider Electric SA (ENXTPA:SU)	BEI Technologies Inc.
Teledyne Technologies Inc. (NYSE:TDY)	Teledyne Isco, Inc.
Viisage Technology Inc. (NasdaqNM:VISG.D)	Trans Digital Technologies Corporation
Vishay Intertechnology Inc. (NYSE:VSH)	SI Technologies Inc.

Using publicly available information, Headwaters compared the enterprise value of the selected precedent transactions as a multiple of LTM revenue and EBITDA. Headwaters calculated the transaction to have (i) an enterprise value to estimated Amazys 2005 EBITDA ratio ranging from 15.32x to 15.55x, with a mid point of

15.44x, (using the offer value estimate of CHF 106.5 and various the CHF/US exchange rates) and (ii) an enterprise value to estimated Amazys 2005 revenue ratio ranging from 2.35x to 2.39x, with a midpoint of 2.37, also depending on exchange rate used. Headwaters noted that as seen in the table below, the 15.44 midpoint EV/EBITDA ratio falls between the mean (18.86x) and median (14.20x) values for the comparable transactions and the 2.37x midpoint EV/Revenues ratio for the transaction falls below the mean and median values of the 20 comparable transactions (mean 2.58x and median 2.49x).

All Selected Comparable Transactions
	Total Value	Enterprise Value	EV/EBTIDA	EV/Revenue	EBITDA Margin%
Mean	515.8	487.2	18.86	2.58	16.2%
Median	171.1	169.6	14.20	2.49	12.6%
High	3,000.0	3,000.0	78.15	6.81	48.9%
Low	18.7	17.7	—	0.78	5.8%

In certain cases, the ranges for the precedent transaction multiples excluded certain multiples deemed not meaningful by Headwaters due to unusual factors associated with one or more specific transactions. No transaction used in the analysis of selected precedent transactions is identical to the proposed transaction.

Discounted Cash Flow Analysis

Headwaters also compared the estimated value of the consideration paid in the transaction of CHF 106.5 to the present value of the expected future cash flows from both (i) Amazys and (ii) the synergies (net of restructuring costs expected to result from the transaction). Headwaters discounted Amazys’ future free cash flows through 2009 (as projected by the management of Amazys), using discount rates reflecting the weighted average cost of capital, ranging from 8.50% to 11.50% and terminal EBITDA multiples of 12.0 times to 16.0 times.

Headwaters added to the present value of the free cash flows of Amazys, the present value of the expected achievable synergies (net of restructuring costs) arising from the transaction, as projected by X-Rite management. Annual synergies (years one through three), restructuring costs and the terminal value were discounted using the same discount rates and terminal values as above and assuming a forecasted tax rate for the combined company of 29%.

The calculated estimated per share Amazys standalone value plus the estimated per share value of the achievable synergies was in excess of the value of the consideration offered in the transaction.

Other Considerations

In the course of preparing its opinion, Headwaters considered other information and data as well as certain qualitative factors. Qualitative benefits of the transaction included, but were not limited to: (i) the transaction will increase X-Rite’s market capitalization and, over time, increase X-Rite’s public float, (ii) the transaction allows X-Rite access to Amazys’ strong technological portfolio while (iii) providing greater scale to service X-Rite’s global market and (iv) increase utilization of X-Rite’s vertically integrated manufacturing facility, which is highly suited to lower volume, complex products. Headwaters also noted potential qualitative risks of the transaction included: (i) increased financial leverage of the combined company and (ii) risks inherent in integrating Amazys.

The foregoing summary does not purport to be a complete description of all the analyses performed by Headwaters in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering the Fairness Opinion, Headwaters applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Fairness Opinion. In performing its analyses, Headwaters made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of X-Rite or Amazys. The assumptions made and judgments applied by Headwaters in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Headwaters opinion itself. No company, transaction or business used in such analyses as a comparison is identical to X-Rite or Amazys or the transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Headwaters does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of Headwaters’ analysis of the fairness of the consideration to be paid for Amazys’ shares, from a financial point of view, to the holders of X-Rite’s common stock and were conducted in connection with the delivery of Headwaters’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which X-Rite or Amazys might actually be sold.

Headwaters, as part of its investment banking business, is engaged in the valuation of businesses in connection with mergers and acquisitions and other purposes. Headwaters acted as financial advisor to X-Rite in the negotiation of this and prior transactions and acted as lead placement agent with respect to the senior debt necessary to consummate the transaction. Headwaters will receive customary compensation upon the closing of the transaction and commitment of the funds in the debt facility. Headwaters is not aware of any present or contemplated relationship between Headwaters, X-Rite, X-Rite’s directors and officers or its shareholders, or Amazys, Amazys’ directors and officers or its shareholders, which in its opinion would affect its ability to render a fair and independent opinion in this matter.

Recommendation Of Our Board

Our Board of Directors has unanimously approved the offer and the issuance of shares of our common stock in connection with the offer. Accordingly, our board of directors unanimously recommends that you vote “for” approval of the issuance of the shares of our common stock pursuant to the offer.

Transaction Agreement

On January 30, 2006 (the “Effective Date”), we entered into a Transaction Agreement with Amazys. The following description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transaction Agreement a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed on January 31, 2006. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Under the Transaction Agreement, X-Rite has agreed to submit a public tender offer (the “Offer”) for all publicly held registered shares of Amazys (the “Amazys shares”) outstanding on the Effective Date and which may be issued from the Effective Date until the last day of the additional acceptance period of the Offer pursuant to stock options which are outstanding on the Effective Date, other than Amazys shares held by Amazys or any of its subsidiaries at the last day of the additional acceptance period.

As provided in the Transaction Agreement, the offer price (the “Offer Price”) per Amazys share to be offered by X-Rite in the Offer will be (i) CHF 77 in cash, plus (ii) 2.11 fully paid shares of X-Rite common stock (the “X-Rite shares”), issued pursuant to a registration statement on Form S-4 of X-Rite effective under the Securities Act of 1933, as amended, and listed on the Nasdaq Stock Market and the SWX Swiss Exchange (secondary listing), to be delivered at the settlement date of the Offer free and clear from any encumbrance. The Offer Price will be fully adjusted for any dilutive effects in relation to Amazys’ shares or X-Rite shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the Offer Price (in the case of Amazys shares) or the market value (in the case of X-Rite shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, with certain exceptions for options and dividends of X-Rite declared in accordance with past practice.

The Transaction Agreement provides that the Offer is subject to the fulfillment or waiver by X-Rite of certain conditions, including, without limitation, that (i) X-Rite shall have received valid acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the end of the Offer period, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis, (ii) no matters or events shall have occurred, and no matters or events shall have become known, which have a Material Adverse Effect on Amazys on a consolidated basis, and (iii) the issuance of the X-Rite shares in connection with the Offer shall have been approved by X-Rite’s shareholders at a shareholders’ meeting.

A “Material Adverse Effect” is defined as any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i)	the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of Amazys of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii)	the consolidated net sales of Amazys of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii)	the consolidated total shareholders’ equity of Amazys of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

X-Rite and Amazys have made certain covenants regarding the Offer and the completion of the Offer, including, without limitation, compliance with all applicable laws and the secondary listing of common stock of X-Rite on the SWX Swiss Exchange.

Under the Transaction Agreement, Amazys has agreed not to, directly or indirectly, solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined in the Transaction Agreement), or take any action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, subject to certain exceptions with respect to a Superior Company Proposal (as defined in the Transaction Agreement).

During the period from the Effective Date to the settlement date, Amazys and its subsidiaries agreed to conduct their operations according to their ordinary and usual course of business and consistent with past practice and use all reasonable efforts consistent with prudent business practice to preserve intact their business organization, to keep available the services of their current officers and key employees and to maintain existing relationships with those having significant business relationships with Amazys and its subsidiaries, in each of the foregoing cases in all material respects.

Amazys has agreed, subject to the satisfaction or waiver by X-Rite of all conditions under the Offer, to either (i) cause all board members of Amazys, subject to completion of the Offer, to resign from office effective as of the settlement date and hold a shareholders’ meeting prior to the expiration of the Offer for the election of the persons nominated by X-Rite to Amazys’ board of directors with such election to be effective as of the settlement date; or (ii) cause all board members of Amazys to enter into mandate agreements with X-Rite, in the form attached to the Transaction Agreement as an exhibit, for the period from the settlement date until the election of the persons nominated by X-Rite to the board of directors of Amazys.

X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders with terms of office of not less than one, two, and three years, respectively. Immediately following the settlement date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

In the Transaction Agreement, X-Rite confirmed its intention to promote the current Chief Executive Officer of Amazys to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date of the Offer, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Amazys’ current Chief Executive Officer, described below.

The Transaction Agreement contains certain termination rights for both Amazys and X-Rite. In the event of a termination by either X-Rite or Amazys, substantially all of the provisions of the Transaction Agreement will cease to have any effect except that Amazys will reimburse X-Rite for its out of pocket expenses actually incurred in connection with the Offer up to a maximum amount of CHF 1.9 million upon the consummation of a Company Takeover for which a Company Takeover Proposal was received prior to the expiration of the additional acceptance period of the Offer.

The Transaction Agreement is subject to and governed by Swiss substantive law. Any disputes arising out of or in connection with the Transaction Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, will be finally and exclusively resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce.

Proposed Transaction

Terms

On March 23, 2006, we commenced an offer to acquire all publicly held registered shares of Amazys with a nominal value of CHF 2.40 each (“Amazys shares”), including all Amazys shares issuable upon exercise of options granted under Amazys’ employee stock option plans and outstanding as of January 30, 2006. In exchange for each Amazys share that is validly tendered before the expiration of our offer, we are offering the following consideration:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value $0.10 per share, of X-Rite, registered with the SEC and listed on the Nasdaq Stock Market and the SWX Swiss Exchange, to be delivered at the settlement date, free and clear from any encumbrance.

Subject to certain exceptions, the offer consideration will be fully adjusted for any dilutive effects in relation to Amazys shares or X-Rite shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the offer consideration (in the case of Amazys shares) or the market value (in the case of X-Rite shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares.

Conditions

Notwithstanding any other provisions of our offer, we will not be required to accept for exchange and, subject to any applicable Swiss law and rules and regulations of the SEC, we may postpone the acceptance for exchange of, or exchange for, tendered Amazys shares, and may, in our reasonable judgment, extend, terminate or amend our offer as to any Amazys shares not then accepted for exchange if in our reasonable judgment the conditions set forth below which do not constitute conditions subsequent have not been satisfied on or before the expiration date of our offer:

•	X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options;

•	Until the expiration of the offer, no matters or events shall have occurred, and no matters or events shall have become known, which have a material adverse effect on Amazys on a consolidated basis; whereby a material adverse effect shall mean any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i)	the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of Amazys of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii)	the consolidated net sales of Amazys of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii)	the consolidated total shareholders’ equity of Amazys of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

•	The issuance of the X-Rite shares pursuant to the offer shall have been approved at X-Rite’s shareholders’ meeting;

•	No court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the offer;

•	The board of directors of Amazys shall have resolved to register X-Rite as a shareholder with voting rights with respect to all Amazys shares that X-Rite may acquire as a result of the offer or otherwise, subject only to the offer becoming unconditional;

•	The shareholders’ meeting of Amazys shall not have approved a dividend, sale, purchase, merger or demerger in the amount of CHF 11.4 million or more, or an ordinary, authorized or conditional increase of the share capital of Amazys;

•	(i) All members of Amazys’ board of directors shall, subject to the offer becoming unconditional, have resigned from office with effect from the settlement date and a shareholders’ meeting of Amazys shall have been held for the election of the persons nominated by X-Rite to Amazys’ board of directors with effect from the settlement date; or (ii) subject to the condition that X-Rite holds more than 50% of the Amazys shares, all Amazys directors shall, subject to the offer becoming unconditional, either (x) have resigned as of the settlement date (provided that at least one director shall not have resigned and shall have, subject to the offer becoming unconditional, entered into a mandate agreement with X-Rite prior to the settlement date with effect from the settlement date) or (y) entered into a mandate agreement with X-Rite for the period from the settlement date until the shareholders’ meeting of Amazys at which the persons nominated by X-Rite shall have been elected as members of Amazys’ board of directors;

•	The X-Rite shares to be issued at the settlement date shall have been approved for listing on the Nasdaq Stock Market and admitted for listing on SWX Swiss Exchange; and

•	The registration statement on Form S-4 to be filed by X-Rite with the SEC in connection with the offer shall have become effective in accordance with the provisions of the U.S. Securities Act of 1933, as amended; no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

These conditions shall be conditions precedent within the meaning of article 13 para. 1 of the Swiss Takeover Ordinance (“TOO”). After the end of the offer period, the conditions set out in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above shall be conditions subsequent within the meaning of article 13 para. 4 TOO, provided that:

•	the condition set forth in the third bullet above shall only constitute a condition subsequent until the end of the shareholders’ meeting of X-Rite convened to satisfy such condition;

•	the condition set forth in the fifth bullet above shall only constitute a condition subsequent until the board of directors of Amazys has taken the resolution to satisfy such condition.

X-Rite reserves the right to waive in whole or in part the conditions stated above. If the conditions are not fulfilled or waived by X-Rite on or by the expiration of the offer, X-Rite has the right:

•	to declare the offer as being successful; however, in such case, X-Rite shall be entitled to postpone the settlement of the offer by no more than four months (or such longer period as may be approved by the Swiss takeover board) following the end of the additional acceptance period, whereby the offer lapses without further effect if the conditions set forth in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above are neither fulfilled, nor waived by X-Rite, during these additional four months (or such longer period as may be approved by the Swiss takeover board); or

•	to declare the offer as having failed without further effect.

Offer Period; Closing of Transaction

Our offer will expire at 4:00 p.m., Central European time, 10:00 a.m. New York City time, on May 23, 2006, unless we shall have extended the period of time for which our offer is open. An additional acceptance period of ten Swiss trading days during which Amazys shareholders who did not accept our offer prior to its expiration will have an opportunity to tender their shares will follow the expiration of our offer. The settlement date of our offer and the closing of the transaction is expected to occur on or around July 5, 2006.

X-Rite’s Board and Management After The Transaction

Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date of the offer, current Amazys directors Mario Fontana, Massimo Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders with terms of office of not less than one, two, and three years, respectively.

In addition, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Thomas J. Vacchiano, the current Chief Executive Officer of Amazys will become President and Chief Operating Officer of X-Rite, effective as of the settlement date. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Mr. Vacchiano. Further, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Francis Lamy, the current Chief Technology Officer of Amazys, will become Vice President and Chief Technology Officer of X-Rite, effective as of the settlement date.

Employment Agreement for President and Chief Operating Officer

As provided in the Transaction Agreement, X-Rite and the Chief Executive Officer of Amazys, Thomas J. Vacchiano, have entered into an employment agreement dated as of January 30, 2006. The following summary describes the material terms of the employment agreement and is qualified in its entirety by reference to a complete copy of the employment agreement, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed January 31, 2006. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Under the employment agreement, Mr. Vacchiano has agreed to serve as President and Chief Operating Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors or Chief Executive Officer directs from time to time. Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the Offer (the “Commencement Date”) and will continue for a period of three years unless earlier terminated in accordance with its terms.

Under the employment agreement, Mr. Vacchiano will receive an annual base salary of $310,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Vacchiano will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Vacchiano is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards.

Under the employment agreement, X-Rite’s board of directors will determine, within eighteen months following the Commencement Date, whether to promote Mr. Vacchiano to the position of Chief Executive Officer of X-Rite. If the board of directors determines to promote Mr. Vacchiano, X-Rite and Mr. Vacchiano will negotiate a new employment agreement for Mr. Vacchiano. In addition, it is expected that if the board of directors determines to promote Mr. Vacchiano, upon such promotion, Mr. Vacchiano will become a member of X-Rite’s board of directors. If the board of directors determines not to promote Mr. Vacchiano, Mr. Vacchiano will be entitled to terminate the employment agreement by providing written notice to X-Rite and to receive the severance pay and benefits described below. If the board of directors determines to promote Mr. Vacchiano and Mr. Vacchiano declines such promotion, X-Rite will have the right to terminate the employment agreement by providing written notice to Mr. Vacchiano. In the event of such termination by X-Rite, Mr. Vacchiano will be entitled to receive his salary accrued up to the termination date but will not be entitled to receive any further salary, bonus, severance, compensation or benefits.

In addition to termination in the event of death or disability, Mr. Vacchiano’s employment may be terminated by X-Rite for “cause” (as defined in the employment agreement), by Mr. Vacchiano for “good reason” (as defined in the employment agreement) or by either party, without cause, by giving the other party at least thirty days’ written notice. In the event of termination by X-Rite without cause or by Mr. Vacchiano for good reason, X-Rite must provide to Mr. Vacchiano:

•	severance pay equal to Mr. Vacchiano’s then current monthly salary for twelve months following termination, provided that in the event of termination by X-Rite without cause, Mr. Vacchiano’s severance pay will continue for the longer of (i) the remainder of the initial three year term of the employment agreement or (ii) twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Vacchiano is entitled for the year in which the employment period is terminated;

•	payment of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for eighteen (18) months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Vacchiano.

In the event of termination by Mr. Vacchiano as a result of (i) the board of directors’ determination not to promote Mr. Vacchiano to Chief Executive Officer of X-Rite, (ii) the board of directors’ failure to determine, announce and execute the promotion of Mr. Vacchiano within eighteen months following the Commencement Date or (iii) X-Rite’s failure to negotiate a new employment agreement for Mr. Vacchiano, X-Rite must provide to Mr. Vacchiano the termination benefits set forth above except that the severance pay referenced in the first bullet shall be equal to Mr. Vacchiano’s then current monthly salary for twenty-four months following termination.

Mr. Vacchiano is subject to perpetual obligations of confidentiality under the employment agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

Employment Agreement for Vice President and Chief Technology Officer

In connection with the transaction contemplated by the Transaction Agreement, X-Rite and the Chief Technology Officer of Amazys, Francis Lamy, have entered into an employment agreement dated as of

January 30, 2006. The following summary describes the material terms of the employment agreement and is qualified in its entirety by reference to a complete copy of the employment agreement, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed January 31, 2006. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Under the employment agreement, Mr. Lamy agrees to serve as Vice President and Chief Technology Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors, Chief Executive Officer or Chief Operating Officer directs from time to time. Mr. Lamy’s employment by X-Rite would commence as of the completion of the Offer.

The employment agreement provides that X-Rite will pay Mr. Lamy an annual base salary of CHF 325,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Lamy will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Lamy is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. Under the employment agreement, Mr. Lamy is entitled to (i) a CHF 32,500 per year allowance as a contribution to Mr. Lamy’s personal health insurance, (ii) a CHF 20,000 per year allowance for expenses incurred by Mr. Lamy consistent with performing his duties and responsibilities as an officer of X-Rite and (iii) a CHF 5,000 per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation.

In addition to termination in the event of death or disability, Mr. Lamy’s employment may be terminated by X-Rite for “cause” (as defined in the employment agreement), by Mr. Lamy for “good reason” (as defined in the employment agreement) or by either party, without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite without cause or by Mr. Lamy for good reason, X-Rite must provide to Mr. Lamy:

•	severance pay equal to Mr. Lamy’s then current monthly salary for twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Lamy is entitled for the year in which the employment period is terminated;

•	the health insurance allowance described above, payable over the twelve months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Lamy.

Mr. Lamy is subject to perpetual obligations of confidentiality under the employment agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

Amendment to Employment Agreement of Chief Executive Officer

In connection with the transaction contemplated by the Transaction Agreement, on January 30, 2006, X-Rite and its current Chief Executive Officer, Michael C. Ferrara, entered into an amendment to Mr. Ferrara’s employment agreement with X-Rite. The following summary describes the material terms of the amendment and is qualified in its entirety by reference to a complete copy of the amendment, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed January 31, 2006. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

In the amendment, the parties acknowledge that X-Rite may terminate Mr. Ferrara’s role and/or duties as Chief Executive Officer of X-Rite at any time prior to December 31, 2008, other than as a result of his death, disability or for cause (as defined in the employment agreement), by giving written notice to Mr. Ferrara of the effective date of termination (a “CEO Transition”). Following a CEO Transition, Mr. Ferrara agrees to

(i) cooperate fully in the transition of his responsibilities and duties as directed by X-Rite’s board of directors, (ii) promptly resign from any position as a member of the board of directors of X-Rite and any of its subsidiaries, and (iii) upon the reasonable request of X-Rite’s board of directors, provide to X-Rite consulting services during any period during which he receives compensation under the employment agreement. The amendment further provides that, following a CEO Transition through December 31, 2008 (subject to termination for death, disability or cause as provided in the employment agreement), Mr. Ferrara will continue to receive the annual salary, annual bonuses and other fringe benefits provided under the employment agreement to which he would have been entitled had his role and/or duties as the Chief Executive Officer of X-Rite not been changed.

Regulatory Matters

Based on an examination of publicly available information and information supplied by Amazys relating to the businesses in which X-Rite and Amazys and our respective subsidiaries are engaged, we believe that the consummation of the transaction should not violate the applicable antitrust and competition laws. Nevertheless, we cannot be certain that a challenge to our offer on antitrust or competition grounds will not be made, or, if such a challenge is made, what the result will be.

In addition, antitrust enforcement and other regulatory agencies frequently scrutinize transactions such as our offer. At any time before or after we acquire Amazys shares, any antitrust or other regulatory enforcement agency could take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest, including seeking to enjoin our acquisition of shares or our ability to vote or otherwise exercise rights of ownership over the Amazys shares that we acquire under our offer, seeking divestiture of Amazys shares acquired by us or divestiture of assets of us or Amazys, or seeking to impose conditions on the operation of our or Amazys’ businesses. Private parties, and in the United States, state attorneys general, may also bring legal action under the antitrust laws under some circumstances.

Hart-Scott-Rodino

Under the Hart-Scott-Rodino Act, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, X-Rite has determined, based on information provided by Amazys, that the proposed transaction will not satisfy the relevant thresholds under the HSR Act. Accordingly, no notification is required to be filed with the FTC and the Antitrust Division of the Department of Justice.

Antitrust Laws in Switzerland

Under Swiss antitrust laws, mergers or acquisitions involving parties with certain aggregate sales and with individual sales within Switzerland exceeding certain thresholds require notification to, and approval by, the Swiss authorities before such mergers or acquisitions are implemented. Based on information supplied by Amazys, in this case, no notification to, or approval by, the Swiss antitrust authorities is required.

Antitrust Laws in European Union Countries

X-Rite and Amazys each conduct business in member states of the European Union, or EU. Council Regulation 139/2004 requires that the European Commission be notified and approve certain mergers or acquisitions involving parties with aggregate worldwide sales and individual EU sales exceeding certain thresholds before such mergers or acquisitions are implemented. No notification to, or approval by, the European Commission is required in connection with our offer as the parties’ aggregate worldwide sales and EU sales do not exceed the thresholds specified in EU Council Regulation 139/2004.

Accordingly, the antitrust authorities of certain EU member states may have jurisdiction to review our proposed acquisition of Amazys. Based upon information supplied by Amazys, we believe that, within the EU, no material notifications are required to be filed.

Other Jurisdictions

Based upon information supplied by Amazys, it appears that X-Rite and Amazys and their subsidiaries own property and/or conduct business in a number of foreign countries outside the U.S., EU and Switzerland. However, in connection with the acquisition of Amazys securities pursuant to our offer no material notifications are required to be filed in these foreign countries.

General

Based on information supplied by Amazys, we are not aware of:

•	any governmental license or regulatory permit that appears to be material to Amazys’ business that might be adversely affected by our acquisition of Amazys shares contemplated in our offer;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Amazys shares by us as contemplated in our offer; or

•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with our offer.

Should any such approval or other action be required, we currently intend to seek such approval or take such other action. However, any such required approval or other action could impose conditions on the consummation of our offer or otherwise require changes to the terms of our offer, which could result in conditions to our offer not being satisfied. For more information about the conditions to our offer, see the section captioned “—Proposed Transaction—Conditions.” We cannot predict whether we would be required to delay the acceptance for payment of, or payment for, Amazys shares tendered pursuant to our offer pending the outcome of any such matter. We can give no assurance that we would be able to obtain any such approval or take other action, if needed.

Interests Of Certain Persons In The Transaction

To the knowledge of our board of directors, none our directors or executive officers will receive benefits as a result of the offer that will be in addition to or different from the benefits received by our shareholders generally.

Accounting Treatment

The acquisition of Amazys shares acquired in our offer will be accounted for under the purchase method of accounting under U.S. GAAP, which means that Amazys’ results of operations will effectively be included with ours from the closing date and its consolidated identifiable assets and liabilities will be recorded at their fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to goodwill.

Material U.S. Federal Income Tax Consequences

There are no material U.S. federal income tax consequences to our current shareholders that will result from our issuance of additional shares of our common stock in the offer.

Indebtedness And The Financing Of The Transaction

We intend to finance the offer with borrowings under (i) a First Lien Credit and Guaranty Agreement dated January 30, 2006 (the “First Lien Facility”) by and among X-Rite, certain of our subsidiaries as guarantors, the lenders party thereto and Goldman Sachs Credit Partners L.P., as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent and (ii) a Second Lien Credit and Guaranty Agreement dated

January 30, 2006 (the “Second Lien Facility”) by and among X-Rite, certain of our subsidiaries as guarantors, the lenders party thereto and Goldman Sachs Credit Partners L.P., as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent. We expect that the aggregate amount of cash required to fund the cash portion of the consideration payable under our offer and our transaction expenses will be approximately $220 million. The following summary describes the material terms of the First Lien Facility and the Second Lien Facility and is qualified in its entirety by reference to complete copies of the First Lien Facility and the Second Lien Facility, copies of which have been filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

First Lien Facility

The First Lien Facility consists of (i) a six-year term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $120 million to fund, in part, the cash portion of the consideration payable by us in connection with our offer to purchase all publicly held registered shares of Amazys (together with its subsidiaries, the “Acquired Business”) on a fully-diluted basis and thereafter to pay fees, commissions and expenses incurred in connection with the offer, and (ii) a five-year revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $40 million to fund, in part, up to $25 million of the offer (including paying all fees, commissions and expenses in connection with the offer) and thereafter, to fund permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of X-Rite and the Acquired Business and for general corporate purposes.

The First Lien Facility provides that all amounts outstanding in respect of loans made under the First Lien Term Facility and, initially, all amounts outstanding under the Revolving Facility, will bear interest, at our option, (i) to the extent that the First Lien Facility is rated B1 (stable) or better by Moody’s and B+ (stable) or better by S&P on the date on which borrowings are first made under the First Lien Facility to fund the consideration payable in the offer (the “Closing Date”), (A) at the Base Rate (as defined in the First Lien Facility) plus 1.50% per annum or (B) at the reserve adjusted Eurodollar Rate (as defined in the First Lien Facility) plus 2.50% per annum or (ii) (A) at the Base Rate plus 1.75% per annum or (B) at the reserve adjusted Eurodollar Rate plus 2.75% per annum. Beginning on the date of the first interest period occurring after the date on which we deliver to the lenders financial statements for the second full fiscal quarter after the Closing Date, the applicable margin for the Revolving Facility will be determined based on the ratio of consolidated indebtedness of X-Rite and its subsidiaries as of the date of such financial statements to EBITDA of X-Rite and its subsidiaries for the twelve month period ended on such date on the rates to be determined under the First Lien Facility. In addition, we are required to pay commitment fees to the lenders and customary letter of credit fees.

The lenders’ commitments in respect of the First Lien Term Facility will expire and the borrowings thereunder will mature six years after the Closing Date. The outstanding principal amount of the First Lien Term Facility will be payable in equal quarterly installments of 1% per annum prior to the fifth anniversary of the Closing Date, in equal quarterly amounts of 0.25% thereafter, with the remaining balance due on the maturity date of the First Lien Term Facility. The lenders’ commitments in respect of the Revolving Facility will expire and the borrowings thereunder will mature five years after the Closing Date. No amortization is required in respect of the Revolving Facility. The loans under the First Lien Facility may be prepaid by us in whole or in part without premium or penalty, subject to certain restrictions, and are subject to mandatory prepayment under certain circumstances.

Our obligations under the First Lien Facility are guaranteed (each a “Guarantee”) by certain of our existing and subsequently acquired or organized domestic and, subject to certain restrictions and requirements of applicable law, foreign subsidiaries. The First Lien Facility and each Guarantee is secured by a first priority security interest in all assets of X-Rite and each guarantor, as well as a first priority security interest in all of the capital stock of X-Rite and certain of its domestic subsidiaries, 65% of the capital stock of certain first-tier foreign subsidiaries of X-Rite and all intercompany debt.

The First Lien Facility contains various affirmative, negative and financial covenants customary for credit facilities of this type. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments or certain investments above certain levels. The financial covenants include minimum interest coverage, a maximum total leverage ratio and limitations on capital expenditures. The First Lien Facility also includes events of default customary for credit facilities of this type including, without limitation, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, bankruptcy, impairment of security interests in collateral and changes of control.

Second Lien Facility

The Second Lien Facility consists of a seven-year term loan facility in an aggregate principal amount of $60 million (A) to fund, in part, the offer and (B) thereafter, to pay fees, commissions and expenses incurred in connection with the offer. The Second Lien Facility provides that all amounts outstanding in respect of loans made thereunder will bear interest, at our option, (i) to the extent that the Second Lien Facility is rated B2 (stable) or better by Moody’s and B- (stable) or better by S&P on the Closing Date, (A) at the Base Rate (as defined in the Second Lien Facility) plus 4.50% per annum or (B) at the reserve adjusted Eurodollar Rate (as defined in the Second Lien Facility) plus 5.50% per annum, (ii) to the extent that the Second Lien Facility is rated B3 (stable) or better by Moody’s and B- (stable) or better by S&P on the Closing Date, but clause (i) is not applicable, (A) at the Base Rate plus 5.00% per annum or (B) at the reserve adjusted Eurodollar Rate plus 6.00% per annum or (iii) (A) at the Base Rate plus 5.50% per annum or (B) at the reserve adjusted Eurodollar Rate plus 6.50% per annum.

The loan under the Second Lien Facility matures seven years after the Closing Date. Subject to certain provisions of the First Lien Facility and certain other restrictions, the loans under the Second Lien Facility may be prepaid by us in whole or in part, without premium or penalty, provided that any repayment made on or prior to the first anniversary of the Closing Date will be subject to a 2% premium and any repayment made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date will be subject to a 1% premium. The loans under the Second Lien Facility are also subject to mandatory prepayment under certain circumstances, subject to certain provisions of the First Lien Facility.

Our obligations under the Second Lien Facility are guaranteed (each a “Guarantee”) by certain of our existing and subsequently acquired or organized domestic and, subject to certain restrictions and requirements of applicable law, foreign subsidiaries. The Second Lien Facility and each Guarantee is secured by a second priority security interest in all assets of X-Rite and each guarantor, as well as a second priority security interest in all of the capital stock of X-Rite and certain of its domestic subsidiaries, 65% of the capital stock of certain first-tier foreign subsidiaries of X-Rite and all intercompany debt.

The Second Lien Facility contains various affirmative, negative and financial covenants customary for credit facilities of this type. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments, make investments or make capital expenditures above certain levels. The financial covenants include a maximum total leverage ratio and limitations on capital expenditures. The Second Lien Facility also includes events of default customary for credit facilities of this type including, without limitation, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, bankruptcy, impairment of security interests in collateral and changes of control.

AMAZYS

Amazys Business Description

Amazys is a color management solutions company that, under the GretagMacbeth brand, develops, markets and supports hardware, software and services to measure and communicate color in all markets where color is important. From mission critical applications, to color that can differentiate a product, or for empowering consumers with color, Amazys aims to ensure that its customers get their color precisely. Amazys offers components that can be embedded in printers and other devices, easy-to-use, off-the-shelf solutions, as well as comprehensive color management solutions that include training, support and professional services. The key markets served include graphic arts and industrial.

Products are sold worldwide through Amazys’ own sales personnel, independent sales representatives, dealers, distributors, VAR’s and OEM’s. Amazys is headquartered in Regensdorf, Switzerland. In addition, Amazys has locations in the United States, Germany, England, France, Russia, Italy, Hong Kong, China, and Japan. Manufacturing facilities are located in Switzerland, the United States, Germany, and Italy.

Amazys has a long history in color management, dating back to 1915. In that year, Norman Macbeth developed the first lighting system to simulate daylight and founded the Macbeth Artificial Daylighting Company in New York. In 1943 Dr. Edgar Gretener founded the consulting firm Gretag AG, which initially specialized in electromechanical technology and light products and later developed the first portable densitometer for the printing industry in 1965. The Gretag Color Control Systems division of Gretag AG and Macbeth Artificial Daylighting Company merged in 1997 to form Gretag-Macbeth Holding AG, which was renamed Amazys Holding AG in 2001.

•	Product Innovation

In 2005, Amazys introduced a combination of fifteen new products and major product upgrades. Amazys also devoted substantial resources to research and development, aimed at streamlining the development process, and achieving functional design excellence. Amazys currently spends almost 11% of its revenues annually on engineering, research, and product development. Amazys’ focus continues to center on color management solutions that incorporate software, hardware, and services.

•	Global Presence

With offices in 9 countries worldwide and service centers across Europe, Asia, and the Americas, Amazys continues to improve its ability to conduct business with customers around the world.

Headquartered in Regensdorf, Switzerland, Amazys has subsidiaries in the United States, Germany, Italy, United Kingdom and China. Amazys also has branch offices or sales representation offices in France, Russia, Japan and Hong Kong. All of these offices include sales and sales support capabilities. Various offices can also include service repair, administration, and manufacturing or assembly capabilities. Amazys’ main manufacturing facilities are located in Regensdorf, Switzerland.

•	Recent Acquisitions

Amazys has completed three major acquisitions since the beginning of 2003.

Graphic Intelligence Agency—a U.S. based company that develops, markets and delivers a range of color management related professional services for the graphic arts market allowing Amazys to improve its customers’ user experience, thereby extending the reach of Amazys’ markets.

Sequel Imaging—a recognized leader in display color calibration solutions, which was an important partner to Amazys in developing the very successful Eye-One Display product launched in 2003.

Shelyn Software Inc.—recognized for its state-of-the-art color management software for the textile and retail supply chain markets. Shelyn’s intellectual property and know-how have combined with Amazys’ distribution capabilities and brand strength to yield promising early sales successes.

Major Markets

Amazys operates in two segments: graphic arts (digital imaging) and color and appearance (industrial markets). Amazys’ primary market focus is in the color management and measurement area. Amazys provides end-to-end solutions that combine hardware, software, and services to customers in three major markets.

Graphic Arts (or Digital Imaging)

Amazys’ Graphic Arts or Digital Imaging business unit helps businesses, professionals and consumers achieve precise color reproduction of images across a wide range of devices and workflows. Serving markets such as designers, photographers, graphic artists and printers, Amazys’ solutions often accompany such devices as LCD displays, digital printers and traditional printing presses. Amazys provides off-the-shelf solutions for users who want to actively manage color, as well as integrated and embedded solutions for customers who want precise color but do not want to have to actively manage the process for getting it.

Color and Appearance (or Industrial Markets)

Concentrated in the automotive and process control markets, the Color and Appearance business unit helps major retailers, manufacturers and colorant suppliers achieve the precise color they want throughout the entire supply chain from design to final production. The benefits are shorter time to market, reduced waste (cost), and improved quality for a wide range of markets that incorporate color into the finished product, including paints, plastics, textiles, paper and automotive.

Global Services

Amazys’ Global Services business is integrated into the business units that it supports.

Global Services provides, training, service, hotline support, interactive support services and consulting to both major manufacturers of color technology products and end users of color management solutions. The goal of the Global Services business unit is to make color products, solutions and workflows easy to understand and use. Amazys’ Global Services team is dedicated to improving the customer experience with hardware and software products.

OEM and Strategic Partnerships

OEM

The biggest barriers to entry for color management have traditionally been cost and technical complexity. Amazys’ global OEM and major account initiative, which began in 2001, aims to help customers overcome these hurdles by delivering solutions in new shapes and forms. Amazys’ initiative focuses on three specific types of solutions: programs for global supply chain color management, VAR bundles with major hardware and software manufacturers in the digital imaging space, and integrated or embedded solutions that make color management transparent to the user.

Major Accounts

Many large retailers and consumer products manufacturers are recognizing how a comprehensive color management program can help them improve global supply chain efficiency and reduce time to market. Wal-Mart and Target have initiated color management programs that include Amazys solutions.

VAR Bundles

To help ensure accurate color from monitor to print, many of the leading printer and display manufacturers, including Epson, Hewlett-Packard and Eizo, are bundling Amazys’ Eye-One Display 2 monitor color management solution in their devices. Several major Japanese digital equipment manufacturers, including Canon and Konica Minolta Medical & Graphic, Inc. use the Eye-One technology as an integral component of their color solutions proposition.

Integrated and Embedded Solutions

Digital imaging equipment manufacturers are recognizing that they can improve the user experience by building color management into their solutions. In 2004 Dupont began embedding Amazys’ Eye-One technology into their Cromalin® proofers, Marantz chose Amazys’ technology for their DLP projectors and Heidelberg-Druckmaschinen continued to integrate Amazys color management technology into their processes.

Products and Solutions

Amazys’ color measurement and management solutions are comprised of hardware, software, and services. The following is a brief overview of the primary components that make up Amazys’ product lines.

Instrumentation

•	Colorimeters measure light much like the human eye using red, green and blue receptors and are utilized to measure printed colors on packages, labels, textiles and other materials where a product’s appearance is critical for buyer acceptance.

•	Spectrophotometers are related to colorimeters; however, they measure light at many points over the entire visible spectrum. Spectrophotometers are used in color formulation for materials such as plastics, paints, inks, ceramics and metals. Amazys’ multi-angle spectrophotometer, which is used to measure the color of metallic finishes, is useful for controlling the color consistency of automotive paints and other metallic and pearlescent coatings. In addition, Amazys produces a spherical spectrophotometer, which measures the color of textured surfaces and is used in the textile, paint, and plastics industries.

•	Densitometers are instruments that measure optical or photographic density, compare such measurement to a reference standard, and signal the result to the operator of the instrument. Some models are designed for use in controlling variables in the processing of x-ray film in medical and non-destructive testing applications. Other models are designed to be used to control process variables in the production of photo-transparencies, such as photographic film and microfilm, or measure the amount of light that is reflected from a surface, such as ink on paper.

•	Lighting Booths provide precise daylight simulation to ensure that color discrepancies can be spotted along the way in the supply chain, helping to position the entire supply chain to make color decisions.

Software and Databases

Amazys provides software and databases that interface with its color measurement instruments and other process equipment. These software packages allow the user to collect and store color measurement data, compare that data to established standards and databases, communicate color results and formulate colors from a database.

Other Information

Manufacturing, Sourcing and Service

Amazys manufactures the majority of its products at its manufacturing facility in Regensdorf, Switzerland. Amazys generally has multiple sources for raw materials, supplies and components, and is generally able to acquire materials on a volume discount basis. Product repair and service is provided at nine locations throughout the world.

Competition

The color management and measurement business is intensely competitive and subject to technological change, evolving customer requirements, and changing business models. Amazys faces significant competition in all areas of its current business activities. The rapid pace of technological change continually creates new opportunities for existing competitors and start-ups and can quickly render existing technologies less valuable. Customer requirements and preferences continually change as other technologies emerge or become less expensive. Amazys faces direct competition with approximately twelve firms producing competing products in the graphic arts category, and approximately six manufacturers of competing products in the industrial markets, some of whom have significant resources and sales. The primary bases of Amazys’ strategy for facing competition in all of the markets for Amazys’ products focus on technology, design, service, and price.

Employees

As of December 31, 2005, Amazys has approximately 400 employees on a full time basis.

Patents

As of December 31, 2005, Amazys held 102 patent registrations and patent applications. While Amazys follows a policy of obtaining patent protection for its products where appropriate, it does not believe that the loss of any existing patent, or failure to obtain any new patents, would have a material adverse impact on its current operations. Amazys expects to protect its products and technology by asserting its intellectual property rights where appropriate and prudent.

Distribution Networks

Amazys has a distribution network that represents its products in more than 50 countries worldwide. Amazys’ products are sold by its own sales personnel and through independent manufacturer’s representatives, distributors, dealers, VAR’s and OEM’s.

Seasonality

Amazys’ business is generally not subject to seasonal variations that significantly impact sales, production, or net income.

Working Capital Practices

Amazys does not believe that it, or the industry in general, has any special practices or special conditions affecting working capital items that are material for an understanding of Amazys’ business.

Significant Customers

Only one customer accounted for more than 10% of Amazys’ total net sales in 2005 and 2004. This customer is Heidelberg Druckmaschinen AG, a German company that is the largest press manufacturer in the world. Over the last two years Heidelberg has represented between 17% and 16% of Amazys’ total net sales. Heidelberg has been a strategic partner to Amazys for many years and Amazys has contracts that provide for it to have business streams with Heidelberg through 2012. Amazys does not believe that the loss of any other single customer would have a material adverse effect on its business.

Backlog

Amazys has historically operated with approximately 3 to 4 weeks of annual sales of backlog. This is the current position.

Research, Development and Engineering

Amazys invests in research, development and engineering to develop new products and enhance existing ones. These items are expensed annually and represent between 10.7% and 10.6% of annual revenues.

In addition to the research, development and engineering costs reported as operating expenses, certain costs to develop new software products were capitalized in 2005. Software development costs capitalized in 2005 totaled CHF 1.8 million and will be amortized against future cost of goods sold.

Amazys’ Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year ended December 31, 2005 compared to Year ended December 31, 2004

Results of Operations

The following table sets forth items in the Amazys consolidated statements of operations as a percentage of total net sales for the years ended December 31, 2005 and 2004 and the year-to-year percentage changes. These operating results are not necessarily indicative of results for any future period.

	Years Ended December 31,		% Change 2005 over 2004
	2005	2004
	%	%	%
Net sales	100.0	100.0	5.7
Cost of sales	48.5	44.4	15.4

Gross profit	51.5	55.6	(2.1)
Sales and marketing	25.4	22.0	22.3
General and administrative	9.0	9.0	5.9
Research and development	10.7	10.6	6.5
Amortization of intangible assets	0.4	1.3	(64.1)

Total operating expenses	45.5	42.9	12.4

Operating Income	6.0	12.7	(50.7)
Interest income	0.3	0.2	86.1
Interest expense	0.0	0.0	—
Other, net	0.6	(0.4)	—

Income before income taxes	6.9	12.5	(42.3)

Income tax benefit (expense)	0.9	(1.7)	—

Net income	7.8	10.8	(23.6)

Net Sales

Net Sales in 2005 were CHF 143.1 million, compared to CHF 135.4 million in 2004, an increase of CHF 7.7 million or 5.7%. Amazys’ 2005 growth in net sales reflects some expected changes in market dynamics. In 2005, unit shipment growth was substantially above 2004 for a number of products, while Amazys reported net sales reflected only a 5.7% growth. This trend was strongly influenced by average system price reductions and a higher proportion of sales of Amazys’ entry-level products in its graphic arts market. The 2005 growth comparisons were also negatively influenced by the fact that 2004 was a year in which the “DRUPA” trade fair occurred. This trade fair resulted in strong pressroom sales and also the completion of a large order for a major customer.

Amazys’ major account and strategic OEM/VAR programs were key factors in its sales growth in 2005. These programs continue to be fueled by the digitalization of color workflows and demand for global supply chain management. Amazys is expanding its relationships with longstanding customers such as Heidelberg Druckmaschinen and Sherwin-Williams, as well as establishing new partnerships with companies such as Pitman and Hewlett-Packard. In June 2004, Amazys acquired Graphic Intelligence Agency (“GIA”), a US-based company that develops, markets and delivers a range of color management-related professional services for the graphic arts market. This acquisition contributed CHF 2.9 million or 2.1% to Amazys’ sales growth in 2005.

Net Sales by Business Unit

	Year ended December 31,
	2005		2004
	(in thousands)
Color & Appearance	CHF	50,942	CHF	50,704
Digital Imaging		92,108		84,675

Total net sales	CHF	143,050	CHF	135,379

Color & Appearance

The Color & Appearance (“C&A”) business unit helps major retailers, manufacturers and colorant suppliers achieve the precise color they want throughout the entire supply chain from design to final production. The benefits of the color and appearance products to customers are shorter time-to-market, reduced waste (cost), and improved quality for a wide range of markets that incorporate color into the finished product, including paints, plastics, textiles, paper and automotive products.

Net sales in the C&A business unit increased slightly in 2005 to CHF 50.9 million as compared to CHF 50.7 million in 2004. This growth has been driven by strong growth in the industrial markets in Asia, but substantially offset by declines in the United States, as large projects undertaken in 2003 and 2004 were not replaced in 2005.

The C&A business unit introduced Color iQC and Color iMatch software in 2004 and 2005, respectively. These were the first releases in a new line of software products designed to simplify color management throughout the supply chain. Using these products, customers can now choose a quality control package or formulation package that allows them to manage jobs for specific processes or customers, rather than just one large database of colors.

In September 2005 the C&A business unit released NetProfiler2. NetProfiler2, initially supporting SpectroEye devices, is the next generation of NetProfiler, a technology successfully implemented in recent years throughout GretagMacbeth’s color and appearance markets. With NetProfiler2, an entire population of spectrophotometers, whether in a single plant or across a network of affiliated locations, can be verified and certified to ensure accurate and true color measurements and consistency, with the aim of enabling effective global color communication.

Digital Imaging

The Digital Imaging (“DI”) business unit helps businesses, professionals and consumers achieve precise color reproduction of images across a wide range of devices and workflows. Serving markets such as designers, photographers, graphic artists and printers, Amazys’ solutions often accompany such devices as LCD displays, digital printers and traditional printing presses. The DI business unit provides off-the-shelf solutions for users who want to actively manage color, as well as integrated and embedded solutions for customers who want precise color without burdening themselves with technical details.

Net sales for the DI business unit in 2005 were CHF 92.1 million, compared to CHF 84.7 million in 2004, an increase of CHF 7.4 million or 8.7%. Increasing adoption rates of color management solutions in the photographic markets, along with strong demand from Heidelberg Druckmaschinen and other OEM/VAR partners contributed to the increase in net sales. Unit shipments were substantially higher as compared to the net sales growth in 2005 as the DI business unit introduced a range of competitively priced and positioned new products in 2005.

In December 2005 the DI business unit started to ship the Eye-One iO automated scanning table, recently shown at PRINT 05 in Chicago, PhotoPlus Expo in NYC and LabelExpo in Brussels. The new Eye-One iO takes chart reading automation to a greater level of speed and versatility, measuring more than 400 patches per minute and accommodating various substrates up to 10mm thick.

In August 2005 the DI business unit extended its award winning ProfileMaker 5 family with the addition of ProfileMaker 5 Packaging, a new color management solution for multicolor printing of as many as ten freely definable colors, with or without Cyan-Magenta-Yellow-Black (CMYK). ProfileMaker 5 Packaging addresses the growing demands of package professionals printing n-color output, who require accurate, predictable color reproduction within the multicolor imaging workflow. Based on the distinctive multicolor separation plug-in and Generic Output Profiler technologies, it yields results in a fraction of the time previously required.

In July 2005 the DI business unit released the new vipPAQ, the only inline densitometric color measuring system designed for production control and quality assurance in flexography and gravure printing. vipPAQ reduces set-up time for print runs and enables press operators to recognize errors earlier in the printing process. Print jobs can now run at higher speeds, improving the overall production output. vipPAQ is based on the same precision measurement technology used in standard multicolor handheld densitometers.

Revenue by Geographic Regions

Shipments by geographic area for the years ended December 31, 2005 and 2004 were as follows (in thousands):

	Year ended December 31,
	2005		2004
Europe	CHF	69,443	CHF	69,210
America		44,086		42,548
Asia		29,521		23,621

Total net sales	CHF	143,050	CHF	135,379

The reported net sales growth in 2005 was most significant in Asia where Amazys experienced 25.0% growth over 2004 with net sales of CHF 29.5 million. This growth was supported by the shift in manufacturing supply chains to countries in Asia and investment in people, programs and infrastructure in Asia starting in the second half of 2004. Amazys’ European regional net sales were reported at CHF 69.4 million versus CHF 69.2 million in 2004. This small increase resulted from the previous year’s DRUPA trade show effect which drove a 2004 European net sales growth of nearly 28% above the previous year. The Americas region reported net sales of CHF 44.1 million which was up from the prior year by 3.6%, despite increasing competitive pressure in the graphic arts markets and a continuing shift in Amazys’ supply chain sales from the United States to Asian markets.

Gross profit

	Year ended December 31,
	2005		2004
Gross profit:
Net sales	CHF	143,050	CHF	135,379
Cost of sales		(69,414)		(60,175)

Gross profit	CHF	73,636	CHF	75,204

Percentage of net sales		51.5%		55.6%

Gross margin for 2005 was reported at 51.5% and below the prior year by 4.1 percentage points (55.6%). This decline was driven by three main factors. First, Amazys took competitive pricing and new product positioning actions in the graphic arts markets. Second, Amazys transitioned worldwide operations management leadership and did not achieve intended cost reduction goals. Third, Amazys incurred an unfavorable impact on product mix influenced by sales with low margins in the Heidelberg and global services product lines.

If product mix changes significantly, Amazys’ gross margins could fluctuate. In addition, gross margins could be impacted by a variety of other factors. These factors include the market prices that can be achieved on the current and future products, the availability and pricing of key components, third party manufacturing costs, product, channel and geographic mix, the success of product transitions and new products, competition and general economic conditions. Consequently, gross margins may fluctuate from period to period. In addition to the factors affecting revenue described above, if Amazys is pressured to reduce prices, gross margins for the products could be lower.

Operating Expenses

The components of operating expenses are detailed below.

Sales and marketing

	Year ended December 31,
	2005		2004
Sales and marketing	CHF	36,374	CHF	29,741

Percentage of net sales		25.4%		22.0%

Sales and marketing expenses include personnel-related expenses, costs for trade shows, marketing programs and promotional materials, sales commissions, travel and entertainment expenses, depreciation and costs associated with sales offices in the United States, Europe, Japan and other worldwide locations. Sales and marketing expenses were CHF 36.4 million for 2005, compared to CHF 29.7 million in 2004. The increase of CHF 6.6 million or 22.3% is mainly due to higher compensation expenses, new sales offices in Eastern Europe and China, the impact of the acquisitions in 2004 on a full-year basis and the earn-out contingent payments for the acquisition of GIA (CHF 4.7 million). As a percentage of net sales, selling and marketing expenses were 25.4 and 22.0 percent in 2005 and 2004, respectively.

General and Administrative

	Year ended December 31,
	2005		2004
General and administrative	CHF	12,913	CHF	12,196

Percentage of net sales		9.0%		9.0%

General and Administrative expenses include employee costs, travel, consulting, legal, audit expenses and expenses related to investor relations activities associated with Amazys’ executive, finance, human resources, IT and administrative functions. General and Administrative expenses were CHF 12.9 million in 2005, compared to CHF 12.2 million in 2004. The increase of CHF 0.7 million is mainly due to higher compensation expenses, an ERP roll-out in Europe and the US and incremental operating expenses related to GIA, which was acquired in June 2004.

General and Administrative expenses as a percentage of net sales were 9.0% in 2005 as well as 2004.

Research and Development

	Year ended December 31,
	2005		2004
Research and Development	CHF	15,243	CHF	14,318

Percentage of net sales		10.7%		10.6%

Research and development expenses include employee costs, travel, research and development material and consulting. Research and development expenses were CHF 15.2 million in 2005 compared to CHF 14.3 million in 2004. The increase of CHF 0.9 million, or 6.5%, represents Amazys’ investment in new products to support a new product roadmap for 2005 and 2006. Amazys recognizes that investments in R&D are critical to its future growth and competitive position and to development of new and enhanced products. Historically, Amazys has found innovation to be an important part of its strategy to remain competitive. R&D expense amounted to approximately 10.7% of total net sales during 2005, up from 10.6% of total net sales in 2004.

Other, net

	Year ended December 31,
	2005		2004
Other, net	CHF	879	CHF(485)

Percentage of net sales		0.6%	(0.4)%

Other, net consists primarily of foreign currency transaction gains and losses. Total other operating income for 2005 was CHF 0.9 million, compared to an expense of CHF (0.5) million in 2004. The difference relates primarily to foreign currency gains due to the strengthening of the US Dollar against the Swiss Franc.

Amortization

	Year ended December 31,
	2005	2004
Amortization	CHF618	CHF1,721

Percentage of net sales	0.4%	1.3%

Amortization expenses in 2005 were CHF 0.6 million, compared to CHF 1.7 million in 2004. The decrease in 2005 is mainly attributable to intangibles for Viptronic becoming fully amortized.

Liquidity and Capital Resources

	Year Ended December 31,
	2005	2004
Cash and cash equivalents	CHF36,151	CHF32,884
Net cash provided by operating activities	11,085	23,799
Net cash used in investing activities	(7,619)	(11,294)
Net cash used in financing activities	(2,938)	(1,266)

Overview

In 2005, Amazys generated enough cash flow from operating activities to fund the cash commitments in its investing and financing activities, as well as to result in an increase in its cash position at the end of 2005. At December 31, 2005 Amazys had cash and cash equivalents of CHF 36.2 million, compared to CHF 32.9 million at December 31, 2004, an increase of CHF 3.3 million. Foreign exchange rates had a positive effect of CHF 2.7 million.

Cash Flow From Operating Activities

Net cash provided by operating activities was primarily the result of Amazys’ net income of CHF 11.2 million and CHF 14.7 million in 2005 and 2004, respectively, which is adjusted for non-cash items such as depreciation and amortization, deferred income taxes, stock compensation and changes in various operating assets and liabilities such as accounts payable, accounts receivable and other current assets.

Amazys’ historical and primary source of operating cash flow is the collection of accounts receivable from customers and the timing of payments to vendors and service providers. One measure tracked in collection efforts is the average days’ sales outstanding (“DSO”) for accounts receivable. DSO’s were 63 days and 56 days at December 31, 2005 and 2004, respectively. Accounts receivable DSO are calculated on a “gross” basis by dividing the net accounts receivable balance for the quarter by the amount of revenue recognized for the quarter, multiplied by total days in the quarter. DSO’s are expected to vary from period to period because of changes in quarterly revenue and the effectiveness of collection efforts. Accounts receivable DSO has been trending upward.

Cash flow from operating activities was positively influenced by a reduction in inventories of CHF 2.0 million, a result of the implementation of a new supply chain management program.

Operating cash flows are impacted by the timing of payments to vendors for accounts payable and by accrual of liabilities. In 2005, the change in accounts payable and accrued liabilities increased cash flows by approximately CHF 2.1 million. Payments for taxes reduced operating cash flows by CHF 0.8 million.

Working capital, defined as current assets minus current liabilities, was CHF 50.8 million and CHF 44.4 million at December 31, 2005 and December 31, 2004, respectively. The increase in working capital of approximately CHF 6.4 million is related principally to increases in cash and accounts receivable, offset partially by an increase in accounts payable.

Amazys expects to meet its obligations as they become due, through available cash and internally generated funds. Amazys expects to generate positive working capital through operations. However, it cannot be predicted whether current trends and conditions will continue nor what the effect of the competitive environment on business will be. It is Amazys’ belief that the working capital available will be sufficient to meet cash requirements for at least the next 12 months.

Cash Flow From Investing Activities

A summary of investing activities for the years ended December 31, 2005 and 2004 follows. The detail of these line items can be seen in the consolidated statement of cash flows.

Activity

	Year Ended December 31,
	2005		2004
Cash payments for acquisitions	CHF	(279)	CHF	(5,682)
Cash payments for property and equipment, net of proceeds from sales		(4,626)		(3,037)
Cash payments for intangible assets		(2,714)		(2,575)

Net cash used in (provided by) investing activities	CHF	(7,619)	CHF	(11,294)

Acquisitions

In 2004, Amazys paid cash in the amount of CHF 3.1 million for the acquisition of GIA. The purchase of GIA enhanced Amazys’ capability to create synergies by building Amazys’ network in the professional services field. Due to the achievements of agreed-upon targets in connection with the acquisition of Sequel Imaging, Amazys paid additional consideration of CHF 2.2 million to the former shareholders of Sequel Imaging in 2004.

Amazys purchased CHF 4.7 million in equipment during 2005. Property and equipment additions have been funded by operations. It is anticipated that the purchase of property and equipment necessary will continue in the normal course of business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors including hiring of employees, rate of change in computer hardware/software used in the business and the overall business outlook.

In 2005, Amazys had cash outflows of CHF 2.7 million for internal development of software for sale. Amazys anticipates continuing to have cash outflows for internal development of software for sale necessary in the normal course of business. The amount and timing of these related cash outflows in future periods is difficult to predict and is dependent on a number of factors including investments in the software portfolio.

Cash Flow From Financing Activities

The primary use of funds for financing activities in 2005 was the use of CHF 3.2 million of cash to pay a dividend of CHF 1.00 per share with respect to the 2004 business year.

Historically, Amazys’ recurring cash flows provided by financing activities have originated from the receipt of cash from the issuance of common stock under stock option plans. Cash proceeds were received from these plans in the amount of CHF 1.0 million and CHF 0.5 million in 2005 and 2004, respectively. While Amazys expects to continue to receive these proceeds in future periods, the timing and amount of such proceeds are difficult to predict and is contingent on a number of factors including the price of common stock, the number of employees participating in the plans and general market conditions.

If Amazys’ share price rises, more employees’ options are “in the money” and employees are more likely to exercise their options, which results in cash to the Amazys. If the share price decreases, more employees’ options are “out of the money” and therefore, employees do not exercise options, which results in no cash inflows for Amazys. The increase in cash proceeds from the exercise of stock options plans from 2004 to 2005 was primarily the result of the higher market prices for Amazys’ common stock.

Contractual Obligations

Amazys has non-cancelable operating leases for cars and property rentals expiring at various dates through 2010. Rent expense under its operating leases was CHF 2.9 million during the year ended December 31, 2005 and CHF 2.8 million during the year ended December 31, 2004.

Amazys leases a portion of a building it owns to another party under non-cancelable operating leases which expire in May 2013. Receipts under Amazys’ non-cancelable leases were CHF 317,000 during the year ended December 31, 2005 and CHF 314,000 during the year ended December 31, 2004.

Future minimum payments under Amazys’ non-cancelable operating lease obligations and the future minimum rentals to be received by Amazys under the separate lease agreement (all with initial or remaining terms in excess of one year) as of December 31, 2005 are as follows (in thousands):

	Lease Payments		Lease Revenue
2006	CHF	2,358	CHF	(346)
2007		632		(355)
2008		240		(357)
2009		230		(377)
2010		506		(391)
Thereafter		128		(944)

Total minimum lease payments	CHF	4,094	CHF	(2,770)

Subsequent Events

On January 30, 2006, Amazys entered into the Transaction Agreement with X-Rite, pursuant to which X-Rite proposes to purchase all of the outstanding registered shares of Amazys. See the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Transaction Agreement.”

The Board of Directors of Amazys and X-Rite have given their respective approvals to the transaction, the completion of which is subject to certain conditions. See the section captioned “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Proposed Transaction—Conditions.”

Critical Accounting Policies

The preparation of the consolidated financial statements, which are the basis of the following discussion and analysis, requires Amazys to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Amazys evaluates the estimates, including those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, purchase commitments, revenue recognition, contingencies and other matters. The estimates are based upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following are Amazys’ critical accounting policies and estimates:

•	revenue recognition

•	estimating allowance for doubtful accounts

•	inventory

•	other allowances and accruals

•	accounting for income taxes

•	valuation of long-lived and intangible assets and goodwill

Revenue recognition

Amazys derives revenue primarily from product revenue, which includes primarily hardware, software and royalties. Amazys also receives services and support revenue from software license maintenance agreements, customer support and training and consulting. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences could result in the amount and timing of Amazys’ revenue for any period if Amazys’ management made different judgments or utilized different estimates.

Amazys recognizes revenue from the sale of hardware solutions when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. Delivery generally occurs when the product is delivered to Amazys’ common carrier. Amazys assesses whether the fee is fixed or determinable based on the terms of the contract, or to the extent that a contract is not customary for the given customer, the purchase order. Amazys assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Amazys does not request collateral from the customers. If Amazys determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash. For all sales, Amazys uses a signed contract or binding purchase order as evidence of an arrangement. Sales through some of Amazys’ OEMs are evidenced by a master agreement governing the relationship, together with binding purchase orders on a transaction-by-transaction basis. Amazys’ arrangements generally do not include acceptance clauses.

Amazys applies the provisions of Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions, to all transactions involving the sale of software products and hardware transactions where the software is not incidental.

Amazys licenses software under perpetual licenses. Revenue from software consists of software licensing and post-contract customer support on certain software products. Revenue is allocated to the support elements of an agreement using vendor-specific objective evidence of fair value (“VSOE”) and to the software license portion of the agreements using the residual method. VSOE is determined based on the price charged when the element is sold separately or for post contract customer support based on substantative renewal rates. Revenue allocated to software licenses is recognized when the following four basic criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable. Revenue allocated to post-contract support is recognized ratably over the term of the support contract (typically one year), assuming the four basic criteria are met. Amazys also has subscription arrangements where the customer pays a fixed fee and receives services over a period of time. Amazys recognizes revenue from the subscriptions ratably over the service period. Any upfront setup fees associated with Amazys’ subscription arrangements are recognized ratably, generally over one year. Unearned revenue is recorded for products or services when the criteria for revenue recognition have not been met. The majority of unearned revenue relates to annual billing terms for post-sale maintenance and support agreements.

Allowance for doubtful accounts

To determine the need for an allowance for doubtful accounts, management must make estimates of the collectibility of Amazys’ accounts receivables. To do so, management analyzes accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Amazys’ accounts receivable balance was CHF 25.1 million, net of allowance for doubtful accounts of CHF 1.1 million as of December 31, 2005.

Inventory

Items are removed from inventory using the first-in, first-out method. Inventories include raw materials, subassemblies and finished goods. Inventory amounts include the cost to manufacture the item, such as the cost of raw materials, labor and other applied direct and indirect costs. We review our inventory for obsolescence and marketability. If the estimated market value, which is based upon assumptions about future demand and market conditions, falls below the original cost, the inventory value is reduced to the market value. If technology rapidly changes or actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

Other allowances and accruals

Amazys has from time to time set up allowances or accruals for uncertainties related to revenues, for potential unfavorable litigation outcomes and for potential unfavorable outcomes from disputes with customers or vendors. Management bases its estimates for the allowances or accruals on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances.

Accounting for income taxes

In preparing the consolidated financial statements, Amazys is required to estimate the income taxes in each of the jurisdictions in which Amazys operates. Amazys estimates the actual current tax exposure and the temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Amazys’ consolidated balance sheet. Amazys must then assess the likelihood that the deferred tax assets will be recovered from future taxable income. If Amazys believes that recovery of these deferred assets is not likely, Amazys must establish a valuation allowance. To the extent Amazys either establishes or increases a valuation allowance in a period, Amazys must include an expense within the tax provision in the statement of income.

Significant management judgment is required in determining Amazys’ provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against Amazys’ net deferred tax assets. Amazys has maintained a valuation allowance of CHF 1.4 million as of December 31, 2005. If actual results differ from these estimates or Amazys adjusts these estimates in future periods, Amazys may need to establish an additional valuation allowance that could materially impact Amazys’ financial position and results of operations. Net deferred tax assets as of December 31, 2005 were CHF 10.5 million.

Valuation of long-lived and intangible assets and goodwill

Goodwill and intangible assets are the result of Amazys’ acquisitions. Amazys uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. Amazys tests goodwill for impairment each year, under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets. Amazys forecasts discounted future cash flows at the reporting unit level, which consists of Amazys’ operating segments, based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions. Changes in Amazys’ forecasts or cost of capital may result in asset value adjustments, which could have a significant effect on Amazys’ current and future results of operations, financial condition and cash flows. Intangible assets with a finite life are amortized based on estimated discounted cash flows over estimated useful lives and are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

New Accounting Standards

The new accounting standards listed below have yet to be adopted by Amazys in its consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement focuses primarily on transactions in which an entity obtains employee services in exchange for share based payments. Under SFAS 123(R), a public entity generally is required to measure the cost of employees services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable vesting period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period that began after December 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 123(R) at the beginning of the first quarter of fiscal 2006. Amazys expects to adopt the modified prospective method and is currently evaluating the impact that this statement will have on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), which amends Accounting Research Bulletin (ARB), No. 43, chapter 4, Inventory Pricing. This statement clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of production facilities. The provisions of SFAS 151 are required to be applied for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt the provisions of SFAS 151 as of January 1, 2006. Amazys does not expect that the implementation of SFAS 151 will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date SFAS No. 153 was issued. Amazys does not expect that the implementation of SFAS No. 153 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

Amazys’ Qualitative and Quantitative Disclosure About Market Risk

Market risk represents the risk of loss that may impact Amazys’ financial position due to adverse changes in financial market prices and rates. Amazys does not hold or issue financial instruments for trading, and does not have an investment portfolio or long-term debt.

Amazys’ market risk exposure is primarily a result of fluctuations in foreign exchange rates. Amazys operates in nine countries and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to U.S. dollars, Euros, British Pound Sterling and Chinese Yuan. International sales are predominantly invoiced and paid in the above mentioned foreign currencies that expose Amazys to the impact of fluctuation of foreign currencies versus the Swiss franc. The operating impact of such fluctuations, however, is offset to the extent expenses of Amazys’ international operations are incurred and paid in the respective local currencies.

Amazys is exposed to foreign exchange rate fluctuations as the financial results of its foreign subsidiaries are translated into Swiss francs on consolidation.

Amazys has exposure to the change in rates as the result of the timing difference between expenses being incurred and paid. As exchange rates vary, Amazys may experience a negative impact on financial results. Amazys believes it would not be cost effective to enter into any hedging or similar foreign currency arrangements to protect itself against risk in exchange rate fluctuations.

For the year ended December 31, 2005, approximately 45% of Amazys’ total revenues and approximately 58% of Amazys’ total cost of revenues and expenses were reported by subsidiaries whose functional currency is the Swiss franc. Amazys cannot predict the effect of exchange rate fluctuations upon its future results.

Information Concerning Members of Amazys Management Who Will Serve as Directors or Executive Officers of X-Rite

General

Subject to completion of the offer, Amazys directors Mario M. Fontana, Massimo S. Lattmann and Gideon Argov will become members of X-Rite’s board of directors. See “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Transaction Agreement.”

In addition, subject to completion of the offer, Amazys Chief Executive Officer, Thomas J. Vacchiano, and Amazys Chief Technology Officer, Dr. Francis Lamy, will become President and Chief Operating Officer and Vice President and Chief Technology Officer of X-Rite, respectively. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period 18 months from the settlement date. See “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Employment Agreement for President and Chief Operating Officer” and “—Employment Agreement for Vice President and Chief Technology Officer.”

Mario M. Fontana, 59, has served as Chairman of Amazys’ board of directors since 2004. Since 1999, Mr. Fontana has served as a member of the board of directors of various public companies. In addition to his service for Amazys, Mr. Fontana also currently serves on the board of directors of Swissquote, Inficon, Sulzer and Dufry, each of which is listed on the Swiss Stock Exchange. Mr. Fontana received a M.Sc. from ETH Zurich and the Georgia Institute of Technology.

Dr. Massimo S. Lattmann, 62, has served on Amazys’ board of directors since 1997. Since 1997, Dr. Lattmann has been Founder, Senior Partner and Chairman of Venture Partners AG. Dr. Lattmann received a Dr. sc. techn. and a M.Sc. from ETH Zurich.

Gideon Argov, 49, has served on Amazys’ board of directors since 1997. Since November 2004, Mr. Argov has been CEO and a member of the board of directors of Mykrolis Corp., Billerica, Massachusetts. From 2001 to October 2004, Mr. Argov was Partner and Managing Director of Parthenon Capital, Boston, Massachusetts. In addition to his service for Amazys, Mr. Argov also currently serves on the board of directors of Entegris Corporation, Fundtech Corporation and Interline Brands. Mr. Argov received a B.A. from Harvard University and an M.B.A. from Stanford University.

Thomas J. Vacchiano, 53, has served as President and Chief Executive Officer of Amazys since 2001 and as an executive member of Amazys’ board of directors since 2003. Prior to his tenure with Amazys, Mr. Vacchiano served as President and Chief Executive Officer of Xerox Engineering Systems where he worked from 1997 to 2001. Mr. Vacchiano received a B.A. and an M.B.A. from Wright State University.

Dr. Francis Lamy, 47, has served as Chief Technology Officer of Amazys since 1999. Before joining Amazys, Dr. Lamy was President, Chief Technology Officer and Director of Dalim GmbH, Frankfurt. Dr. Lamy received a Ph.D. in Physics from Strasbourg University.

Employment Agreements with Amazys

Thomas J. Vacchiano is employed by Amazys through an employment agreement with GretagMacbeth LLC (“GM LLC”) dated November 27, 2000. Under the employment agreement, Mr. Vacchiano agrees to serve as Chief Executive Officer of GM LLC and as President and Chief Executive Officer of Amazys. Mr. Vacchiano’s employment under the agreement commenced on November 27, 2000 and continues until terminated as provided in the agreement. Under the employment agreement, Mr. Vacchiano is entitled to receive an annual base salary of $260,000, subject to upward adjustment. In addition, Mr. Vacchiano is entitled to receive an annual bonus in accordance with Amazys’ bonus plan and to participate in Amazys’ stock option plan. In addition to termination in the event of death or disability, Mr. Vacchiano’s employment may be terminated by GM LLC for “cause,” by Mr. Vacchiano in the event of GM LLC’s “material breach” of the Agreement or by either party for any reason. In the event of termination by GM LLC without cause or by Mr. Vacchiano for a material breach by GM LLC, GM LLC must provide to Mr. Vacchiano (i) an amount equal to one-year’s then current base salary; (ii) any bonus for the remaining fiscal year, pro-rated to the date of termination; and (iii) continuation and payment of his group insurance benefits for a period of twelve (12) months following the date of termination; provided, that if he commences new employment before such twelve (12) month period expires, his group insurance benefits will terminate at such time. Thereafter, he will be entitled to the benefits of applicable law, including COBRA. Mr. Vacchiano is subject to perpetual obligations of confidentiality under the employment agreement as well as a customary non-competition covenant which continues for a period of one year following any termination of his employment. In addition, Mr. Vacchiano agreed to disclose to GM LLC or Amazys any and all inventions and discoveries conceived or made by him or those under his supervision during his employment and to assign all of his interest therein without extra compensation to GM LLC or its designee. Mr. Vacchiano has entered into an employment agreement with X-Rite in connection with the offer. See “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Employment Agreement for President and Chief Operating Officer.”

Francis Lamy is employed by Amazys through an employment agreement with GretagMacbeth AG (“GM AG”) dated May 15, 2000. Under the employment agreement, Mr. Lamy agrees to serve as Vice President and General Manager of the Digital Imaging Division of GM AG. Mr. Lamy’s employment under the agreement commenced on July 1, 2000 and continues until terminated as provided in the agreement. Since 2002, Mr. Lamy has served as Chief Technology Officer of Amazys. Under the employment agreement, Mr. Lamy is entitled to receive (i) an annual base salary of CHF 339,900, (ii) an annual incentive on a basis of CHF 84,975, and (iii) annual lump sum expenses according to the approval of the Tax Authorities of the Canton of Zurich of CHF 12,000. In addition, Mr. Lamy is entitled to reimbursement for certain other expenses. The employment agreement may be terminated by either party for any reason. In the event of termination by GM AG, GM AG must provide to Mr. Lamy an amount equal to one year’s then current base salary and the annual incentive. Such payment will not be made if GM AG terminates the employment agreement for valid reasons (wichtige Gründe) according to Art. 337 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Mr. Lamy is subject to perpetual obligations of confidentiality under the employment agreement as well as a customary non-competition covenant which continues for a period of two years following the termination of his employment. In addition, Mr. Lamy agreed to assign the rights for any and all inventions and discoveries conceived or made by him while performing his employment activity and contractual duty and to assign all of his interest therein without extra compensation to GM AG. With respect to inventions and discoveries made while performing his employment activity but not during the exercise of his contractual duties, Mr. Lamy has agreed to assign the rights to GM AG in exchange for appropriate compensation. Mr. Lamy has entered into an employment agreement with X-Rite in connection with the offer. See “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Employment Agreement for Vice President and Chief Technology Officer.”

Executive Compensation

The following table contains information regarding compensation paid by Amazys with respect to each of the last three fiscal years to Messrs. Vacchiano and Lamy.

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation		All Other Compensation (CHF)(2)
		Salary (CHF)	Bonus (CHF)		Restricted Stock Award(s) (CHF)(1)	Securities Underlying Options (#)
Thomas J. Vacchiano Chief Executive Officer	2005 2004 2003	505,139 340,374 370,277	164,223 317,812 443,259	(3)	31,000 28,830 102,500	12,000 7,500 10,000	16,292 13,144 13,500

Dr. Francis Lamy Chief Technology Officer	2005 2004 2003	356,668 356,889 313,173	82,035 119,000 244,689	(4)	18,600 41,478 —	8,500 5,000 10,000	35,646 36,202 36,202

(1)	Value of price of Amazys shares at grant date.
(2)	Represents “matching” contributions by Amazys pursuant to pension plans.
(3)	Includes repurchase of stock options of CHF 220,850.
(4)	Includes repurchase of stock options of CHF 140,800.

The following table contains information regarding stock options granted to Messrs. Vacchiano and Lamy during the year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted(1)	Percent of Options Granted to All Employees In Fiscal Year	Exercise Price (CHF/sh)(2)	Expiration Date	Grant Date Present Value (CHF)(3)
Thomas J. Vacchiano	12,000	16.87	74.70	July 17, 2012	150,600
Dr. Francis Lamy	6,500	11.89	74.70	July 17, 2012	106,675

(1)	The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, 4 years after the grant date, each option granted under the plan will be fully vested.
(2)	Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the SWX Swiss Exchange in the first calendar quarter of the year of the option grant.
(3)	Present value calculated under the Binomial Valuation Model, assuming a risk-free rate of return of 1.45 percent, 1.45 percent dividend yield, 19.6 percent volatility.

The following table contains information regarding the exercise of options during the year ended December 31, 2005 by Messrs. Vacchiano and Lamy, as well as unexercised options held by them at fiscal year-end.

Aggregate Option Exercises in Last Fiscal Year and Year-end Values

	Shares Acquired on Exercise(#)	Value Realized (CHF)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (CHF)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Vacchiano	10,000	590,393	11,875	27,625	661,593	809,381
Dr. Francis Lamy	4,500	238,431	4,750	19,250	241,037	542,812

(1)	Based upon the closing price of CHF 77.25 per share of common stock on December 30, 2005, which is the last trading day of fiscal year 2005.

Director Compensation

For the fiscal year ended December 31, 2005, each of Messrs. Lattmann and Argov received total compensation for his service as a director of Amazys in the amount of CHF76,000, which compensation consisted of an annual fee in the amount of CHF72,000 and an expense payment in the amount of CHF4,000. For the fiscal year ended December 31, 2005, Mr. Fontana received total compensation for his service as chairman of the Amazys board of directors in the amount of CHF120,000, which compensation consisted of an annual fee in the amount of CHF116,000 and an expense payment in the amount of CHF4,000. The compensation of Amazys’ directors is established from time to time by Amazys’ board of directors.

Interests of Amazys Management and Members of Amazys’ Board of Directors in the Transaction

Certain members of the management and the board of directors of Amazys have interests in the offer that may be different from, or in addition to, the interests of other shareholders of Amazys generally. These interests are summarized below.

Employment Agreements

Subject to the completion of the offer, the current Chief Executive Officer of Amazys, Thomas J. Vacchiano, will become President and Chief Operating Officer of X-Rite. X-Rite will decide to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite after a period of not more than 18 months from the settlement date. For this purpose, Mr. Vacchiano has entered into an employment agreement with X-Rite. For details, see “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Employment Agreement for President and Chief Operating Officer.”

The current Chief Technology Officer of Amazys, Dr. Francis Lamy, will, subject to the completion of the offer, become Chief Technology Officer of X-Rite. For this purpose, Dr. Lamy has entered into an employment agreement with X-Rite. For details, see “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Employment Agreement for Vice President and Chief Technology Officer.”

In addition, subject to completion of the offer, Dr. Iris Mangelschots, Head Business Unit Digital Imaging of Amazys, and Mr. Franck Poirier, Executive Vice President Operations of Amazys, will become Vice President, Graphic Arts and Vice President, Global Sourcing of X-Rite, respectively. For this purpose, Dr. Mangelschots and Mr. Poirier have each entered into an employment agreement with X-Rite.

The employment agreement of Mr. Rolf F. Jeger, Chief Financial Officer of Amazys, contains a change of control clause which provides that Mr. Jeger will receive 12 months’ salary if the employment agreement is terminated by the employer following a change of control of Amazys. There are no change of control provisions in the employment agreements of the other members of Amazys’ management.

X-Rite Board Membership

Subject to completion of the offer, Amazys directors Mario M. Fontana, Massimo S. Lattmann and Gideon Argov will become members of X-Rite’s board of directors. See “PROPOSAL: ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION—Transaction Agreement.”

As members of X-Rite’s board of directors, each of Messrs. Fontana, Lattmann and Argov will receive an annual retainer of $20,000 plus a meeting fee of $1,000 for each meeting of the board or a committee attended with the exception of the audit committee where a meeting fee of $1,500 is paid. In addition, as outside directors of X-Rite, each will be entitled to receive, immediately following each annual meeting of shareholders of X-Rite, an option to purchase 8,000 shares of X-Rite’s common stock at a price per share equal to the closing price on the Nasdaq Stock Market on the day prior to the annual meeting of shareholders. Each option has a term of ten years and becomes exercisable six months following the date of issue.

Additional Payments to Members of the Amazys Board of Directors

All current members of Amazys’ board of directors intend to resign from office subject to the offer becoming unconditional as of the settlement date. The resigning members of the board of directors will not receive any severance or similar compensation payment in connection with their resignation. Likewise, Dr. Eduard Brunner, who resigned from the board of directors for personal reasons effective February 10, 2006, has not received any severance or similar compensation payment in connection with his resignation.

Indemnification of Members of the Amazys Board of Directors

No indemnification rights have been provided by Amazys to the members of its board of directors who are resigning in connection with the offer.

Amazys Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2005, concerning Amazys shares authorized for issuance under Amazys’ existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans not approved by shareholders(1)	214,400	(2)	CHF42.13	162,650	(3)

Total	214,400		CHF42.13	162,650

(1)	Amazys does not have any equity compensation plans approved by shareholders.
(2)	Represents outstanding options to purchase Amazys shares granted under SOP 1997, SOP 1999 and SOP 2003.
(3)	Represents options available to purchase Amazys shares under SOP 2003.

General Description

Certain members of Amazys’ senior management and selected other key employees have been offered participation in stock option plans. The first plan, SOP 1997, originally consisted of 220,000 options, each of which can be exercised to buy one Amazys share, available in the form of conditional shares at a fixed strike price of CHF 35. The expiration of SOP 1997 is March 31, 2008. The second plan, SOP 1999, consists of

270,000 options. The strike price for these options is variable and based on the average price of the shares of Amazys in the month preceding the grant. The expiration date of these options is 10.5 years after the grant date of the options.

Amazys’ board of directors adopted a stock option repurchase program offering to repurchase from employees 276,800 options granted before the end of December 2001.

During 2003, Amazys established stock option plan SOP 2003 which became effective in February 2004. Eligible for this plan are certain members of Amazys’ senior management and selected other key employees. The number of options to be issued and outstanding at any time, including options which have been issued under any prior stock option plan and the options issued under this plan, is limited to 10% of the total share capital of the company. Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the SWX Swiss Exchange in the first calendar quarter of the year of the option grant. For exceptional grants, the exercise price will be determined on the basis of the weighted average price of the share as traded on the SWX Swiss Exchange in the three full months preceding the date of the option grant. The term of each option granted under this plan is limited to 7 years. The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, 4 years after the grant date, each option granted under the plan will be fully vested.

Effect of the Offer on Outstanding Amazys Share Options

In the past, the members of the management and other executives of Amazys received stock options and restricted shares of Amazys containing accelerated vesting clauses for change of control events. In accordance with the terms of the share and option plans and agreements and the Transaction Agreement, Amazys has agreed to take the necessary actions to lift the transfer restrictions applicable to restricted shares for purposes of allowing the holders of restricted shares to tender the restricted shares in the offer. In respect of the employee share options, Amazys may take such measures as are required to allow the holders of employee share options to exercise such options and tender the shares acquired by such exercise under the offer. X-Rite agreed in the Transaction Agreement, if the offer is successful, to make an offer promptly after the settlement date to the holders of options to acquire the options or any Amazys shares acquired by the holders of such options that have vested (including vesting due to a change in control in Amazys) and were exercised, in both cases on terms equal to the terms of the offer.

As of May 3, 2006, the members of Amazys’ management held a total of 147,700 employee share options. The average exercise price per option is CHF 44.86. The members of Amazys’ board of directors do not hold any employee share options, except for Mr. Vacchiano who holds 39,500 employee share options.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Amazys

As of May 3, 2006, Amazys had 3,231,891 shares outstanding (excluding treasury shares).

Set forth below is certain information regarding beneficial ownership of Amazys’ shares by:

•	each person known by Amazys to own beneficially 5% or more of Amazys’ shares;

•	Amazys’ directors as a group;

•	each of Amazys’ executive officers; and

•	all of Amazys’ directors and executive officers as a group.

Beneficial Owners

Based upon disclosure notifications made pursuant to article 20 SESTA and notifications of Amazys’ share register, as of May 3, 2006, the following persons held in excess of 5% of the voting rights of Amazys:

Beneficial Owner	Number of Shares	Holding in %
Dr. Eduard M. Brunner, Zumikon, Switzerland	328,315	10.2%
Dorchester Asset Management, London, United Kingdom	187,831	5.8%
Adelphi European Equity Fund, London, United Kingdom	302,677	9.4%
Threadneedle Asset Management Limited, London, United Kingdom	265,780	8.2%

Shareholdings Of Directors And Executive Officers

Other than the information relating to the holdings of Dr. Brunner who resigned from the Board of Directors on February 12, 2006, Amazys does not provide information respecting the individual share ownership of its directors. However, Amazys has disclosed that, as of May 3, 2006, the members of its board of directors held a total of 27,565 Amazys shares.

The following table sets forth information with respect to the beneficial ownership of Amazys shares by Amazys’ executive officers as of May 3, 2006.

Beneficial Owner	Number of Shares		Holding in %
Thomas Vacchiano	50,865	(1)	1.48%
Rolf Jeger	14,535	(2)	*
Francis Lamy	24,935	(3)	*
Thomas Senn	11,730	(4)	*
Kenneth Boyle	29,050	(5)	*
Iris Mangelschots	17,382	(6)	*
Franck Poirier	7,450	(7)	*
Jan-Paul Van Maaren	8,000	(8)	*
All directors and executive officers as a group	180,147	(9)	5.58%

*	Less than one percent.
(1)	Includes 39,500 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(2)	Includes 13,850 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(3)	Includes 24,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(4)	Includes 11,100 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(5)	Includes 28,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.

(6)	Includes 16,750 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(7)	Includes 7,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(8)	Includes 7,500 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(9)	Includes 147,700 shares that may be acquired upon the exercise of share options held by Amazys executive officers that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.

DISSENTERS’ RIGHTS

Under Michigan law and our restated articles of incorporation, holders of shares of our common stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transaction.

CURRENCY EXCHANGE RATES

The following table sets forth, for the periods indicated, certain historical exchange rates between U.S. dollars and Swiss francs based on the Federal Reserve Bank of New York noon buying rate:

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(CHF = $1.00)
High	1.33	1.32	1.42	1.72	1.82
Low	1.15	1.13	1.24	1.38	1.59
Average(1)	1.25	1.24	1.34	1.55	1.69
Period ended	1.31	1.14	1.24	1.38	1.66

(1)	The average of the noon buying rates on the last day of each month during the period.

No representation is made that the Swiss franc or U.S. dollar amounts could have been or could in the future be so converted at any particular rate.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder must be received by X-Rite at its headquarters, 3100 44th Street, S.W., Grandville, Michigan 49418, no later than December 5, 2005 in order to be considered for inclusion in X-Rite’s proxy statement relating to the 2006 Annual Meeting. Shareholders who wish to submit a proposal not intended to be included in the proxy statement relating to the 2006 Annual Meeting, but to be presented at that meeting, and who propose to nominate a director for election at that meeting, are required by our restated articles of incorporation and restated bylaws to provide notice of such proposal or nomination to us. Nominations for directors must be received not later than thirty days prior to the date of the Annual Meeting (or within seven days after we mail, or otherwise give notice of the date of such meeting, if such notice is given less than forty days prior to the meeting date). All other proposals must be received not less than sixty nor more than ninety days prior to the scheduled meeting date, provided, that if less than seventy days notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. This notice must contain the information required by our restated articles of incorporation and restated bylaws and must be submitted in accordance with the procedures outlined therein.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the special meeting, other than those specifically referred to herein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Amazys does not file reports with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. X-Rite’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the offering and sale of our shares of common stock to be issued to Amazys shareholders pursuant to our offer. As allowed by SEC rules, this proxy statement does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to incorporate information into this proxy statement “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that X-Rite has previously filed with the SEC. These documents contain important information about X-Rite and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Form 10-K/A filed on April 28, 2006;

•	Current Reports on Form 8-K, filed with the SEC on April 24, 2006, February 10, 2006, February 3, 2006 and January 31, 2006;

•	The description of our common stock set forth in our Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

•	The description of our preferred stock purchase rights set forth in our Registration Statement on Form 8-A filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description.

We hereby incorporate by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the special meeting. These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You may obtain documents incorporated by reference in this proxy statement upon request from the SEC at the SEC’s Internet website described above. Documents incorporated by reference by us are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference by us in this proxy statement by contacting us at the address and telephone number below:

Investor Relations

X-Rite, Incorporated

3100 44th Street, S.W.

Grandville, Michigan 49418

Telephone: (616) 257-2130

If you would like to request documents, please do so promptly to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You may also find additional information regarding us on our website at http://www.xrite.com.

You should rely only on the information contained or incorporated by reference in this proxy statement in deciding how to vote on the matters described in this proxy statement. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated May 9, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to shareholders nor the issuance of shares of our common stock in the offer shall create any implication to the contrary.

Report of Independent Auditors

The Board of Directors and Shareholders of Amazys Holding AG:

We have audited the accompanying consolidated balance sheets of Amazys Holding AG and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amazys Holding AG and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG AG

/s/ ERIC OHLUND	/s/ MARTIN MATTES
Eric Ohlund	Martin Mattes

Zurich, Switzerland

March 17, 2006

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of Swiss Francs)

	December 31, 2005		December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	CHF	36,151	CHF	32,884
Accounts receivables, less allowance of CHF1,082 in 2005 and CHF1,177 in 2004		25,073		19,874
Inventories		15,764		15,444
Deferred income taxes		1,090		853
Prepaid expenses and other current assets		3,504		3,483

		81,582		72,538

Property plant and equipment:
Land		405		351
Buildings		10,247		9,171
Machinery and equipment		24,768		19,178
Furniture, office equipment and software		5,147		3,711
Construction in progress		—		94

		40,567		32,505
Less accumulated depreciation		(28,449)		(23,806)

		12,118		8,699

Other assets:
Goodwill		16,075		14,506
Intangible assets, net		5,467		5,556
Deferred income taxes		9,381		3,319
Other non-current assets		1,572		1,442

		32,495		24,823

	CHF	126,195	CHF	106,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	CHF	10,647	CHF	7,880
Accrued liabilities:
Payroll and employee benefits		8,199		9,675
Income taxes		2,948		3,612
Deferred revenue		2,168		1,745
Prepayments from customers		1,087		909
Warranty		998		870
Deferred income taxes		1,216		1,192
Other		3,442		2,212

Total current liabilities		30,705		28,095

Long-term liabilities:
Deferred income taxes		523		403
Other long-term liabilities		401		33

Total long-term liabilities		924		436

Shareholders’ equity:
Common stock, CHF2.40 par value, 3,686,100 shares authorized; 3,232,950 shares issued (3,207,450 outstanding) in 2005 and 3,178,800 shares issued (3,162,924 outstanding) in 2004		7,759		7,629
Additional paid-in capital		32,465		31,356
Retained earnings		58,451		50,434
Accumulated other comprehensive loss		(1,755)		(8,461)
Deferred stock-based compensation		(556)		(2,584)
Treasury shares at cost (25,500 shares in 2005 and 15,876 shares in 2004)		(1,798)		(845)

		94,566		77,529

	CHF	126,195	CHF	106,060

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of Swiss Francs, except per share data)

	For the Year Ended
	December 31, 2005		December 31, 2004
Net sales	CHF	143,050	CHF	135,379
Cost of sales		69,414		60,175

Gross profit		73,636		75,204

Operating expenses:
Selling and marketing		36,374		29,741
General and administrative		12,913		12,196
Research and development		15,243		14,318
Amortization of intangible assets		618		1,721

Total operating expenses		65,148		57,976

Operating income		8,488		17,228

Interest income		454		244
Interest expense		(18)		(3)
Other, net		879		(485)

Income before income taxes		9,803		16,984

Income tax benefit (expense)		1,404		(2,317)

Net income	CHF	11,207	CHF	14,667

Earnings per share
Basic net income per share	CHF	3.52	CHF	4.69
Diluted net income per share	CHF	3.47	CHF	4.61

Weighted average number of shares outstanding
Basic		3,186		3,130
Diluted		3,233		3,182

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands of Swiss Francs, except share data)

	Common Stock		Additional Paid-in Capital		Retained Earnings		Accumulated Other Comprehensive Loss		Deferred stock-based Compensation		Treasury Shares		Total Shareholders’ Equity
Balances at January 1, 2004	CHF	9,471	CHF	30,954	CHF	35,767	CHF	(4,675)	CHF	(2,860)	CHF	(2,973)	CHF	65,684
Net income		—		—		14,667		—		—		—		14,667
Foreign currency translation adjustment, net of tax		—		—		—		(3,786)		—		—		(3,786)

Total comprehensive income														10,881
Capital reduction paid CHF 0.60 per share		(1,897)		—		—		—		—		—		(1,897)
Issuance of 21,950 shares of common stock under employee benefit plans		55		445		—		—		—		—		500
Purchase of 5,350 treasury shares		—		—		—		—		—		(258)		(258)
Sale of 7,835 treasury shares		—		329		—		—		—		381		710
Employee share grants		—		(372)		—		—		(1,633)		2,005		—
Amortization of deferred stock-based compensation		—		—		—		—		1,909		—		1,909

Balances at December 31, 2004		7,629		31,356		50,434		(8,461)		(2,584)		(845)		77,529
Net income		—		—		11,207		—		—				11,207
Foreign currency translation adjustment net of tax		—		—		—		6,706		—		—		6,706

Total comprehensive income														17,913
Cash dividends declared of CHF1.00 per share		—		—		(3,202)		—		—		—		(3,202)
Issuance of 54,150 shares of common stock under employee benefit plans		130		853		—		—		—		—		983
Purchase of 27,083 treasury shares		—		—		—		—		—		(2,035)		(2,035)
Sale of 17,459 treasury shares		—		256		—		—				1,082		1,338
Tax credits relating to stock options		—		—		12		—		—		—		12
Amortization of deferred stock-based compensation		—		—		—		—		2,028		—		2,028

Balances at December 31, 2005	CHF	7,759	CHF	32,465	CHF	58,451	CHF	(1,755)	CHF	(556)	CHF	(1,798)	CHF	94,566

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Swiss Francs)

	For the Year Ended
	December 31, 2005		December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	CHF	11,207	CHF	14,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		4,959		5,369
Allowance for doubtful accounts		(127)		(295)
Deferred income taxes		(5,412)		(1,583)
Loss on disposal of property and equipment		3		9
Equity compensation plans		1,852		1,477
Share grants		176		432
Changes in operating assets and liabilities
Accounts receivable		(3,378)		55
Inventories		867		(1,168)
Prepaid expenses and other current assets		(365)		(876)
Accounts payable		1,863		1,002
Income taxes payable		(784)		2,253
Deferred revenue		(566)		2,156
Other current and non current liabilities		790		301

Net cash provided by operating activities		11,085		23,799

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment		(4,737)		(3,215)
Acquisitions of subsidiaries, net of cash acquired		(279)		(5,682)
Purchase of intangible assets		(2,714)		(2,575)
Proceeds from disposal of property and equipment		111		178

Net cash used for investing activities		(7,619)		(11,294)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid		(3,202)		—
Issuance of common stock		983		500
Capital reduction paid		—		(1,897)
Proceeds from sale of treasury stock		1,338		388
Purchase of treasury stock		(2,035)		(234)
Re-payment of short-term debts, net		(22)		(23)

Net cash used for financing activities		(2,938)		(1,266)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		2,739		(1,728)

NET INCREASE IN
CASH AND CASH EQUIVALENTS		3,267		9,511
CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR		32,884		23,373

CASH AND CASH EQUIVALENTS AT END OF YEAR	CHF	36,151	CHF	32,884

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND OTHER INFORMATION

Amazys Holding AG and its subsidiaries (collectively, “Amazys”) is a color management solutions company that, under the brand GretagMacbeth, develops, markets and supports hardware, software and services to measure and communicate color in all markets where color is important. Amazys offers components that can be embedded in printers and other devices, easy-to-use, off-the-shelf solutions, as well as comprehensive color management solutions that include training, support and professional services.

Products are sold worldwide through Amazys’ own sales personnel and through independent sales representatives, distributors and dealers. Amazys is headquartered in Regensdorf, Switzerland. In addition, Amazys has locations in the United States of America (“USA”), Germany, United Kingdom, Hong Kong, France, Italy, Russia, China and Japan. Manufacturing facilities are located in Switzerland, the USA, Germany and Italy.

Amazys’ primary format for segment reporting is business segments and the secondary format is geographical segments. The risks and returns of Amazys’ operations are primarily determined by the different products that Amazys produces rather than the geographical location of Amazys’ operations. This is reflected by Amazys’ management and organizational structure and internal financial reporting systems.

Amazys’ two segments are “Color and Appearance” and “Digital Imaging”. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or internet web page.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Amazys Holding AG, and its controlled subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation. The financial year for all consolidated companies ends on December 31.

Cash and Cash Equivalents

For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in operating activities in the consolidated statements of cash flows. The allowance for doubtful accounts is Amazys’ best estimate of the amount of probable credit losses in Amazys’ outstanding accounts receivable. Amazys reviews its allowance for doubtful accounts quarterly. Amazys determines the recorded allowance for doubtful accounts based on known customer exposures, historic credit experience and the specific identification of potentially uncollectible accounts. Account balances are charged off against the allowance after all means of collection have been exhausted. Actual collections may differ, requiring adjustments to the amount of the allowance previously recorded.

Amazys does not have any off-balance-sheet credit exposure related to its customers.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out (“FIFO”) method. Cost includes raw materials and labor, plus applied direct and indirect costs. Cash flows from the sale of inventory and the related cash receipts are classified as operating cash flow on the consolidated statements of cash flows.

Components of inventories are summarized as follows (in thousands):

	At December 31,
	2005		2004
Raw materials	CHF	7,982	CHF	8,204
Work in process		1,582		2,110
Consumable parts		2,039		1,886
Finished goods		4,161		3,244

	CHF	15,764	CHF	15,444

Property, Plant, and Equipment

Property plant and equipment are stated at cost, less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of the related assets. When assets are sold or retired, their cost and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the consolidated statement of operations.

The initial cost of property, plant and equipment comprises its purchase price and any directly-attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures that are incurred after the assets have been placed into operation, such as repairs and maintenance and overhaul costs, are normally charged to the consolidated statement of operations during the period in which the costs are incurred. In situations where it can be clearly demonstrated that the expenditures will result in an increase in future economic benefits, the expenditures are capitalized.

Costs related to internally developed software and software purchased for internal uses are capitalized in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

The estimated useful life of depreciable assets range as follows:

Asset Category	Range of Useful Life
Plant and office buildings	10 to 30 years
Plant equipment, including tooling and machines	3 to 10 years
Computers, software and furniture	3 to 5 years

Software Development Costs

Costs incurred for research and development of new software products, and enhancements to existing software products are expensed as incurred until technological feasibility is achieved. After technological feasibility is achieved, any additional direct costs incurred through the point in time that the product is available for general release are capitalized and then amortized.

Amortization expense is recorded using the straight-line method of amortization over the useful life for a period not exceeding three years.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amazys capitalized CHF1.8 million and CHF 2.1 million in software development costs during the years ended December 31, 2005 and 2004, respectively. These amounts are presented as a component of intangible assets in the accompanying consolidated balance sheets. Amortization expense was CHF 1.5 million and CHF 1.1 million during the years ended December 31, 2005 and 2004, respectively.

Business Combinations

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, Amazys utilizes the purchase method of accounting for business combinations. Business combinations accounted for under the purchase method include the results of operations of the acquired business from the date of acquisition. Net assets of Amazys acquired and intangible assets that arise from contractual and or legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition. The balance of the purchase price after fair value allocations represents goodwill. Any amounts allocated to in-process research and development are expensed in the period of acquisition.

Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to further cash inflows and outflows, discount rates, asset lives and market multiples, among other things.

Contingent consideration arising from business combinations is accounted for based on EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholder of an Acquired enterprise in a Purchase Business Combination. Any instance in which contingent consideration is subject to legal forfeiture tied to post acquisition employment is viewed as a strong indicator that the consideration is compensation related, and thus charged to operations over the service period based on a model of probability.

Goodwill and Intangible Assets

Goodwill is tested for impairment each year at the end of the year, or more frequently, if a significant event occurs under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets that provide an indicator of impairment. Intangible assets with finite lives are amortized based over their estimated useful lives and tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Amazys uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. Amazys forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

Long-Lived Assets

Amazys assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-lived Assets. To analyze recoverability, Amazys projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. Impairment losses, if any, are measured based upon the difference between the carrying amount and the fair value of the assets.

During the years ended December 31, 2005 and 2004, there were no indicators of impairment with respect to Amazys’ long-lived assets.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warranty Costs

Amazys offers industry standard warranties on hardware products. Standard warranty accruals represent the estimated cost of projected warranty claims and are based on historical and projected product performance trends, business volume assumptions, supplier information and other business and economic projections. Amazys attempts to limit its exposure to warranty claims through continued quality control efforts during the manufacturing process.

A summary of the warranty accrual activity is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Beginning balance at January 1	CHF	870	CHF	859
Additional provisions		783		845
Utilized during the year		(655)		(834)

Ending balance at December 31	CHF	998	CHF	870

Warranty expense is classified within cost of sales in the accompanying consolidated statements of operations.

Contingencies

An estimated loss for a contingency is charged to the consolidated statement of operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Amazys evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply toward taxable income in the years in which those temporary differences are anticipated to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, computer software, training, service and support contracts, and other non-recurring engineering service. Amazys recognizes revenue pursuant to applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, and also Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

Amazys recognizes revenue when it is realized, or realizable and earned. Amazys considers revenue realized, or realizable and earned, when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Delivery does not occur until products have been

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shipped or services have been provided to the customer, and title and risk of loss is transferred to the customer. Amazys records reductions to revenue for any estimated commitments related to customer incentive programs, including reseller and end-user rebates, and other sales programs and volume-based incentives. The estimated cost of these programs is accrued as a reduction of revenue in the period Amazys has sold the product and committed to the relevant program.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for each major category of revenue.

Hardware

Revenue from hardware sales is generally recognized when the product is shipped to the customer and the title and risk of loss is transferred to the customer. For all hardware sales, Amazys uses a signed contract as evidence of an arrangement, or in situations in which contracts are not traditionally obtained a binding purchase order. Sales through some Original Equipment Manufacturers (“OEM’s”) are validated with a master agreement governing the relationship together with binding purchase orders on a transaction-by-transaction basis. Amazys’ arrangements do not generally include acceptance clauses.

Computer Software

Revenue from perpetual (one-time-charge) licensed software is recognized at the inception of the license term in accordance with SOP 97-2. Revenue from term (monthly or yearly license charge) arrangements is recognized on a subscription basis over the period that the customer uses the license. Revenue to the extent allocated to maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the product or services as a whole (software multiple-element-arrangements), software and software related elements are accounted for in accordance with the following policies:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered element(s) is not dependent on the undelivered element(s).

•	There is vendor-specific objective evidence (“VSOE”) of fair value of the undelivered element(s).

•	Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE. There may be cases, however, in which there is VSOE of the undelivered item(s) but no such evidence exists for the delivered item(s). In these cases, the residual method is used to allocate the arrangement’s delivered item(s), which equals the total arrangement consideration less the aggregate VSOE of the undelivered elements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Service and Support Contracts

Service and support revenues are recognized ratably over the service period (typically one year), assuming the four basic criteria are met.

Customer Development Revenue

Amazys earns revenue from certain custom development projects for strategic technology partners and specific clients. Amazys records the revenue from these projects when the fee is earned, is not refundable and is not dependent upon the success of the project.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from non-owner sources. Comprehensive income of Amazys for the years ended December 31, 2005 and 2004 consisted of net income (CHF 11.2 million in 2005 and CHF 14.7 million in 2004), foreign currency translation adjustments (CHF 6.7 million credit in 2005 and CHF and CHF 3.8 million charge in 2004). Total comprehensive income was CHF 17.9 million during the year ended December 31, 2005 and CHF 10.9 million during the year ended December 31, 2004.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to CHF 2.0 million and CHF 1.9 million during the years ended December 31, 2005 and 2004, respectively. Such amounts are reflected as a component of Selling and Marketing costs in the accompanying consolidated statements of operations.

Shipping and Handling Fees and Costs

Amazys records all shipping and handling billings to a customer in a sales transaction as revenue earned for the goods provided in accordance with the Emerging Issues Task Force (“EITF”) Issue 00-10, Accounting for Shipping and Handling Fees and Costs. Amazys records shipping and handling costs as part of cost of goods sold in the consolidated statement of operations.

Concentrations of Credit Risk

Other than with respect to certain major customers discussed in Note 9, Amazys has no significant concentrations of credit risk.

Amazys has policies in place to ensure that sales of products and services are made to customers with an adequate credit history. Concentrations of credit risk with respect to trade receivables are limited due to Amazys’ large number of customers, who are internationally dispersed. Amazys’ historical experience in collection of accounts receivable falls within recorded allowances. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in Amazys’ trade receivables.

Shareholders’ Equity

During the year ended December 31, 2004 the following changes in capital were approved by resolution of the Annual Shareholders’ Meeting of May 4, 2004:

•	A payment in the form of a capital reduction of CHF 0.60 per share. The capital reduction was in the form of a reduction in the nominal value of each common share from CHF 3.00 per share to CHF 2.40 per share.

•	Reduction of the conditional share capital from CHF 1.4 million by CHF 0.3 million to CHF 1.1 million

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to either expense the estimated fair value of stock-based awards or to continue to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Amazys has elected to continue to apply APB 25 in accounting for its stock-based compensation plans and disclose the pro forma effects of applying the fair value provisions of SFAS No. 123. Amazys recognizes compensation expense when it grants options with a discounted exercise price. Amazys recognizes this compensation expense ratably over the associated service period, which is generally the option vesting term.

Had the compensation cost for stock-based compensation plans been determined based on the fair value at the grant dates for awards under plans consistent with the method prescribed in SFAS No. 123, Amazys’ net income and net income per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2005		2004
Net income, as reported	CHF	11,207	CHF	14,667
Add back: Stock-based compensation expense included in reported net income (net of income taxes)		2,028		1,909
Deduct: Compensation expense using a fair value method (net of income taxes)		(2,401)		(2,267)

Pro forma net income	CHF	10,834	CHF	14,309

Basic net income per share:
As reported	CHF	3.52	CHF	4.69
Pro forma	CHF	3.40	CHF	4.57

Diluted net income per share:
As reported	CHF	3.47	CHF	4.61
Pro forma	CHF	3.35	CHF	4.50

The weighted-average fair value per share of options granted during 2005 and 2004, estimated on the date of grant using a binomial option-pricing module, was CHF 13.49 and CHF13.11, respectively. The fair value of options granted was estimated on the date of grants using the following assumptions:

Year Ended December 31,
	2005	2004
Dividend yield	1.0% – 1.5%	1.0% – 2.1%
Volatility	20% – 31%	23% – 59%
Risk - free interest rates	1.5% – 2.3%	2.2% – 2.3%
Expected term of options	7 years	7 years

Per Share Data

For the purpose of calculating diluted earnings per share, the net income attributable to common shareholders and the weighted average number of shares outstanding are adjusted for the effects of all dilutive potential common shares from the exercise of share options using the treasury stock method. The number of

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common shares is the weighted average number of common shares plus the weighted average number of common shares which would be issued on the conversion of all the dilutive potential common shares into common shares.

The following table reconciles the numerators and denominators used in the calculations of basic and diluted EPS for each of the last two years (in thousands):

	Year Ended December 31,
	2005		2004
Numerators:
Net income numerators for both basic and diluted EPS	CHF	11,207	CHF	14,667

Denominators:
Denominators for basic EPS Weighted-average common shares outstanding		3,186		3,130
Potentially dilutive shares Stock options		47		52

Denominators for diluted EPS		3,233		3,182

Foreign Currency Translation

The accompanying consolidated financial statements are prepared in Swiss Francs. All consolidated companies use their local currency as their functional currency. Assets and liabilities of foreign subsidiaries are denominated in foreign currencies and are translated to Swiss Francs at the exchange rates in effect on the balance sheet date. Revenues, costs of revenues and expenses for these subsidiaries are translated using a weighted average rate for the relevant reporting period. Translation adjustments resulting from this process are included, net of tax, in other comprehensive income (loss) in shareholders’ equity. Gains and losses that arise from exchange rate fluctuations for balances that are not denominated in the local currency are included in results of operations unless those balances arose from inter-company transactions deemed to be long-term in nature. Currency gains and losses for this exception are included, net of tax, in other comprehensive income (loss) in shareholders’ equity.

Fair Value of Financial Instruments

The carrying value of Amazys’ financial instruments included in current assets and current liabilities approximates fair value due to their short-term nature.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the consolidated financial statements. If in the future such estimates and assumptions, which are based on management’s best judgement at the date of consolidated financial statements, deviate from actual circumstances, the original estimates and assumptions will be modified as appropriate in the year in which the circumstances change.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employees. This statement focuses primarily on transactions in which an entity obtains employee services in exchange for share based payments. Under SFAS 123(R), a public entity generally is required to measure the cost of employees services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable vesting period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period that began after December 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 123(R) at the beginning of the first quarter of fiscal 2006. Amazys expects to adopt the modified prospective method and is currently evaluating the impact that this statement will have on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), which amends Accounting Research Bulletin (ARB), No. 43, chapter 4, Inventory Pricing. This statement clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of production facilities. The provisions of SFAS 151 are required to be applied for fiscal years beginning after June 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 151 as of January 1, 2006. Amazys does not expect that the implementation of SFAS 151 will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date SFAS No. 153 was issued. Amazys does not expect that the implementation of SFAS No. 153 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143 (FIN 47). Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies whether an entity

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

would have sufficient information to reasonably estimate the fair value. The provisions of FIN 47 are required to be applied no later than the end of fiscal years ending after December 15, 2005. As such, Amazys was required to adopt FIN 47 by the end of 2005. The adoption of FIN 47 did not have an affect on Amazys’ consolidated financial statements.

NOTE 3—GOODWILL

During June 2004, Amazys recorded CHF 3.1 million of goodwill in connection with its acquisition of the Graphic Intelligence Agency (“GIA”).

During the year ended December 31, 2003, Amazys completed two acquisitions for which goodwill was recorded. Additional goodwill of CHF 0.4 million in 2004 and CHF 0.3 million in 2005 was recorded as a result of additional purchase consideration related to these past acquisitions.

The following table reflects goodwill allocated to each reporting segment at December 31, 2005 and 2004 (in thousand):

	Color & Appearance		Digital Imaging		Total
Goodwill balance, January 1, 2004	CHF	1,157	CHF	10,514	CHF	11,671
Goodwill recorded		233		3,295		3,528
Currency translation effects		(90)		(603)		(693)

Goodwill balance, December 31, 2004		1,300		13,206		14,506
Goodwill recorded		292		—		292
Currency translation effects		200		1,077		1,277

Goodwill balance, December 31, 2005	CHF	1,792	CHF	14,283	CHF	16,075

NOTE 4—IDENTIFIED INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of Amazys’ intangible assets, other than goodwill, are as follows (in thousands):

	At December 31,
	2005						2004
	Gross Assets		Accumulated Amortization		Net		Gross Assets		Accumulated Amortization		Net
Customer relationships	CHF	4,308	CHF	(3,936)	CHF	372	CHF	4,102	CHF	(3,525)	CHF	577
Trademarks and trade names		1,391		(326)		1,065		1,370		(301)		1,069
Technology and patents		1,566		(1,233)		333		1,494		(1,023)		471
Capitalized software costs		6,673		(3,292)		3,381		4,661		(1,660)		3,001
Covenants not to compete		817		(501)		316		758		(320)		438

Total	CHF	14,755	CHF	(9,288)	CHF	5,467	CHF	12,385	CHF	(6,829)	CHF	5,556

Intangible asset amortization expense was CHF 2.0 million and CHF 2.8 million during the years ended December 31, 2005 and 2004, respectively.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The average useful life of identified intangible assets is as follows:

Asset Category	Range of Useful Life
Customer relationships	3 to 5 years
Trademarks and trade names	3 to 15 years
Technology and patents	3 to 8 years
Capitalized software costs	3 years
Covenants not to compete	3 years

The estimated amortization expense for identified intangible assets for each of the succeeding five years is as follows (in thousands):

Years ending December 31,	Estimated Amortization
2006	CHF	2,694
2007		1,408
2008		776
2009		134
2010		65
Beyond 2010		390

Total identified intangible assets, net	CHF	5,467

NOTE 5—REVOLVING CREDIT AGREEMENT

Amazys maintains a revolving line of credit agreement with a bank, which provides for a maximum borrowing of CHF 20 million with variable interest at LIBOR plus 95 basis points as defined in the agreement. The borrowings are unsecured and no collateral balances are required under the agreement. There were no significant borrowings under this agreement during either the year ended December 31, 2005 or 2004.

NOTE 6—INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in thousands):

	Year ended December 31,
	2005		2004
Current taxes	CHF	3,903	CHF	3,993
Deferred taxes		(5,307)		(1,676)

	CHF	(1,404)	CHF	2,317

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major components of Amazys’ deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2005		2004
Deferred tax assets:
Property, plant and equipment	CHF	532	CHF	—
Trademarks and other intangible assets		5,466		4,211
Other liabilities		1,198		959
Loss carry-forwards and tax credits carry-forwards		3,582		4,052
Other amounts		1,104		652

Gross deferred tax assets		11,882		9,874
Valuation allowance		(1,411)		(5,702)

Net deferred tax assets		10,471		4,172

Deferred tax liabilities:
Property, plant and equipment		(21)		(56)
Trademarks and other intangible assets		(117)		—
Benefit plans		(324)		(297)
Other		(1,277)		(1,242)

Total deferred tax liabilities		(1,739)		(1,595)

Net deferred tax assets	CHF	8,732	CHF	2,577

There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2005 and 2004.

Amazys has net operating loss carry-forwards of CHF 8.0 million available as of December 31, 2005 of which CHF 4.4 million are from the USA subsidiaries and CHF 3.6 million are from the UK subsidiary. The entire amount of these carry-forwards will expire between 2006 and 2024. The tax effect of these operating loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 2.8 million, which when netted with the associated valuation allowance of CHF 1.1 million, results in an anticipated tax benefit of 1.7 million. Amazys also has approximately CHF 0.7 million in tax credit carry-forwards which will expire in the years 2018 through 2025.

One of Amazys’ USA subsidiaries had cumulative taxable losses during the period 2001 thru 2003. Accordingly, Amazys provided a full valuation allowance on the net operating loss carry-forwards (“NOL’s”) and other deferred tax assets of this subsidiary as of January 1, 2004. During the year ended December 31, 2004, this subsidiary had taxable income which was offset by the pre-existing NOL’s. Thus, a component of the previously recorded valuation allowance was reversed during 2004 reflecting both the usage of the NOL’s and also Amazys’ estimate of the recoverability of remaining deferred tax assets. This subsidiary continued to exceed profitability estimates during the year ended December 31, 2005. Thus, during 2005 Amazys reversed remaining valuation allowances related to that subsidiary’s deferred tax assets. The remaining valuation allowance of CHF 1.4 million relates to the UK subsidiary.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the expected amount of income taxes computed by applying the statutory tax rate for Regensdorf, Switzerland to pre-tax book income to actual income tax expense (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Income before taxes	CHF	9,803	CHF	16,984
Expected tax amount calculated at a tax rate of 20.6% (2004: 26%)		2,020		4,415
Effect of different jurisdictional tax rates		406		(1,414)
Effect of expenses that are not deductible		144		1,843
Utilization of previously unrecognized losses		(1,466)		(1,833)
Change in valuation allowance		(2,234)		(716)
Other		(274)		22

Income tax (benefit) expense	CHF	(1,404)	CHF	2,317

Amazys paid income taxes in the amount of CHF 4.8 million and CHF 2.0 million during the years ended December 31, 2005 and 2004, respectively.

NOTE 7—EMPLOYEE BENEFIT AND OPTION PLANS

Employee Benefits

Most employees are covered by retirement benefit plans sponsored by group companies.

Gretag-Macbeth AG

A defined employee benefit plan is maintained by Gretag-Macbeth AG, Regensdorf, through an independent collective fund which provides pensions combined with life and disability insurance. The assets of the funded plans are therefore held independently of Amazys’ assets in a legally distinct and independent collective trust fund (Collective Fund, which serves many various unrelated employers). The Fund’s benefit obligations are fully reinsured by Swiss Life Insurance Company. The scheme is valued by independent actuaries using the projected unit credit method. The liabilities correspond to the projected benefit obligations of which the discounted net present value is calculated based on years of employment, expected salary increases and pension adjustments.

The last actuarial valuation was carried out as of December 31, 2005. The amounts recognized in the consolidated balance sheets are determined as follows (in thousands):

	Year Ended December 31,
	2005		2004
Fair value on plan assets	CHF	24,749	CHF	23,792
Projected benefit obligation (“PBO”)		(23,431)		(22,890)

Net over funded status		1,318		902
Unrecognized net actuarial gain		254		540

Net asset in the balance sheet	CHF	1,572	CHF	1,442

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net asset is shown in other long-term assets in the consolidated balance sheets (in thousands).

	Year Ended December 31,
	2005		2004
At beginning of year	CHF	1,442	CHF	1,444
Net periodic pension costs		(1,398)		(1,388)
Contributions paid		1,528		1,386

At end of year	CHF	1,572	CHF	1,442

The following weighted-average assumptions were used in accounting for the defined benefit plan:

	Year Ended December 31
	2005	2004
Discount rate	3.25%	3.50%
Expected return on plan assets	5.00%	5.00%
Futures salary increases	1.50%	1.50%
Future pension increases	0.25%	0.25%

Net periodic pension cost of the plan in Switzerland includes the following components (in thousands):

	Year Ended December 31
	2005		2004
Current service costs	CHF	2,646	CHF	2,421
Interest		801		734
Expected return on plan assets		(1,190)		(990)
Less contributions paid by the employees		(859)		(777)

Net periodic pension cost	CHF	1,398	CHF	1,388

Changes in pension benefit obligation (in thousands):

	Year Ended December 31
	2005		2004
Obligations	CHF	22,890	CHF	18,360
Service cost		2,646		2,421
Interest cost		801		734
Actuarial (gain) loss		(1,611)		2,422
Benefit payments		(1,295)		(1,047)

Obligations at end of year	CHF	23,431	CHF	22,890

Changes in the fair value of plan assets were as follows (in thousands):

	Year Ended December 31
	2005		2004
Fair value at beginning of year	CHF	23,792	CHF	19,804
Benefit payments		(1,295)		(1,047)
Employer contributions		1,530		1,386
Participant contributions		859		777
Return on plan assets		(137)		2,872

Fair value at end of year	CHF	24,749	CHF	23,792

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligations are as follows (in thousands):

	Year Ended December 31
	2005		2004
Accumulated benefit obligations	CHF	22,938	CHF	22,376
Fair value of plan assets	CHF	24,749	CHF	23,792

Future benefits to the extent that they are based on compensation includes assumed salary increases as presented above consistent with past experience and estimates of future increases in the Swiss industrial labor market.

During the years ended December 31, 2005 and 2004 the pension fund’s weighted average expected long-term rate of return on assets was 5%. In developing this assumption, the input from third party pension plan asset managers was evaluated including their review of asset class return expectations and long-term inflation assumption and historical average return.

The weighted average actual asset allocations by asset category for the Fund’s pension plan assets were as follows (in thousands):

	Year Ended December 31
Asset Category	2005	2004
	(in %)
Reinsurance contract with Swiss Life	88.2	88.1
Equity Securities	5.1	5.1
Debt Securities	1.5	1.4
Real Estate	1.6	1.6
Other	3.6	3.8

Total	100	100

The majority of the assets (88.2%) were allocated to and held under a collective reinsurance contract by the Fund’s re-insurer Swiss Life Insurance Company who is investing the assets in a mix of domestic and international bond securities as well as domestic and international equity securities within the limits prescribed by the Swiss Pension Law (BVV2).

Amazys expects to contribute approximately CHF 1.5 million towards this benefit arrangement during 2006.

The following estimated future benefit payments which reflect expected future service are expected to be paid in the years indicated (in thousands):

Year(s)
2006	CHF	2,389
2007		2,344
2008		2,531
2009		3,117
2010		3,150
2011-2015		13,920

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GretagMacbeth LLC, New Windsor

Effective January 4, 1997, United States employees were offered participation in a 401k plan (defined contribution plan) administered and maintained by Fidelity Investments. In a 401k plan, the employee directs the investment of the funds he or she contributes among a defined number of investment funds. Amazys matches employee contributions in an amount equal to 50% of the employees’ pre-tax contributions up to 6% of the legally eligible compensation contributed by the employee. In addition, Amazys contributes an amount equal to 2% of the compensation of eligible employees.

During the year ended December 31, 2005 and 2004, Amazys’ total contributions amounted to CHF 2.4 million and CHF 2.2 million, respectively.

Stock Option Plans

Certain members of senior management and selected other key employees of Amazys are offered participation in stock option plans. The first plan, “SOP 1997”, consisted of originally 220,000 share options which can be exercised to buy one share each of Amazys’ common stock, available in the form of conditional shares at a fixed strike price of CHF 35. The expiration of the SOP 1997 is March 31, 2008. The second plan, “SOP 1999”, consists of 270,000 share options. The strike price for these options is based on the average price of the shares of Amazys in the month preceding the option grant. The expiry date of these options is 10.5 years after the grant date.

During the year ended December 31, 2002, Amazys’ Board of Directors decided to adopt a stock option repurchase program for employees. As a result, Amazys re-acquired rights over 276,800 share options at a cost of CHF 703,000 which was charged to expense when settled during the year ended December 31, 2003. Furthermore, certain settling employees were subsequently offered additional option grants resulting in variable compensation expense being recorded for those subsequent grants in accordance with the provisions of FIN 44.

During the year ended December 31, 2003, a new stock option plan (“SOP 2003”) was established which became effective in February 2004. Eligible for this plan are certain members of senior management and selected other key employees of Amazys. The number of options to be issued and outstanding at any time, including options which have been issued under any prior stock option plan and the options issued under this plan, is limited to 10% of the total share capital of Amazys. Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the Swiss Stock Exchange in the first calendar quarter of the year of the option grant. For exceptional grants, the exercise price will be determined on the basis of the weighted average price of the share as traded on the Swiss Stock Exchange in the three full months preceding the date of the option grant. The term of each option granted under this plan is limited to 7 years. The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, four years after the grant date, each option granted under the plan will be fully vested.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock options is as follows:

	2005			2004
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at beginning of year	201,250	CHF	24.28	114,700	CHF	15.81
Granted	74,000		73.75	119,500		32.12
Exercised	(54,150)		18.11	(21,950)		22.87
Canceled	(6,700)		49.26	(11,000)		23.88

Outstanding at end of year	214,400		42.13	201,250		24.28

Exercisable at end of year	41,750		24.39	47,850		17.51

A summary of stock options outstanding as of December 31, 2005 is as follows:

	Outstanding				Exercisable
Price Ranges	Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Shares	Weighted Average Exercise Price
CHF10.90 – 15.75	47,900	CHF	12.30	7.1	16,250	CHF	13.34
23.00 – 46.00	97,500		33.73	4.0	25,500		31.43
74.70 – 74.80	69,000		74.72	5.0	—		—

	214,400		42.13	5.0	41,750		24.39

Restricted Stock Units

During 2005, 2004 and 2003, respectively, Amazys granted 2,500, 5,523 and 10,000 restricted stock units with a fair value of CHF 62.00, CHF 39.70 and CHF 10.60 per share, the respective market prices of the stock at the date granted to certain members of senior management and selected other key employees of Amazys. The restricted stock units require no payment from the employee and compensation cost is recorded based on the market price on the grant date over the vesting period of two years. The compensation expense related to the restricted stock awards totaled CHF 176,513 and CHF 201,841 during the years ended December 31, 2005 and 2004, respectively.

During 2003, another 20,000 restricted units of common stock were granted retroactively to January 2000, vesting over 5 years. The fair value of CHF 57.63 per share represents the market value on January 1, 2000. Compensation expense related to this grant was CHF 230,520 during the year ended December 31, 2004.

Stock option plans and restricted stock grant plans include clauses for immediate vesting in case of changes of control of Amazys.

NOTE 8—BUSINESS COMBINATION

Sequel Imaging LLC

In March 2003, Amazys acquired 100% of the shares of Sequel Imaging LLC, Londonderry, NH, USA. The acquisition of Sequel Imaging extends the Digital Imaging business unit’s ability to deliver seamless color

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

solutions through low-cost monitor calibration. Sequel Imaging has strong technology and know-how, as well as important customer relationships with a number of large multinational companies where Amazys can extend its presence. Amazys’ cost of that acquisition was CHF 3.1 million in 2003, and, due to the achievement of agreed targets, Amazys incurred contingent consideration of CHF 2.2 million paid during the year ended December 31, 2004.

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	105
Identified intangible assets—amortizable
Technology and patents		294	60
Customer related intangible		1,213	48
Covenants not to compete		158	60
Goodwill		3,576

Net assets acquired	CHF	5,346

SheLyn Software, Inc.

In April 2003, Amazys acquired certain assets of SheLyn Software, Inc., located in Greensboro, NC, USA. SheLyn is a small software company which develops, markets and supports a range of color software solutions for the retail and textile supply chain markets. The acquisition of assets strengthens deliverables in the area of Enterprise Color Management solutions, which extends Amazys’ range of offerings.

Amazys has recorded goodwill totaling CHF 0.8 million in connection with this transaction (CHF 0.2 million in 2003, CHF 0.3 million in 2004 and CHF 0.3 million in 2005.)

Goodwill was allocated to the Color and Appearance segment.

Graphic Intelligence Agency, Inc.

During the second quarter of 2004, Amazys acquired Graphic Intelligence Agency, Inc. (“GIA”), a provider of training, hotline support, interactive support services and consulting to both major manufacturers of color technology products and end users of color management solutions. The GIA acquisition will give Amazys the capability to create synergies by building a unified network in the professional services field that will deliver more value-added service products to an even broader set of markets.

In June 2004, Amazys paid CHF 3.3 million to the previous shareholders of GIA for the acquisition of GIA. As part of the purchase agreement, Amazys additionally agreed to contingent payments to the previous shareholders based on the level of future revenues for a twelve month period in relation to the contractually agreed benchmark. Per the terms of the purchase agreement, the right to any contingent consideration was forfeited if the previous shareholders did not remain employed by Amazys during the measurement period. For this reason, and based on the guidance of EITF 95-8, contingent consideration of CHF 5.2 million that was ultimately paid in 2005 was recorded in the consolidated statement of operations as compensation expense over the measurement period, based on probability assessments performed (CHF 4.7 million in 2005 and CHF 0.5 million in 2004). Goodwill was allocated to the Digital Imaging segment.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	(15)
Identified intangible assets—amortizable
Covenants not to compete		226	60
Goodwill		3,104

Net assets acquired		3,315

The following un-audited pro forma consolidated results of operations for the year ended December 31, 2004, assumes the acquisition of GIA occurred as of the January 1, 2004 (in thousands, except per share data):

Net sales	CHF	137,127
Net income	CHF	14,695

Earnings per share:
Basic	CHF	4.69
Diluted	CHF	4.61

Weighted Average Shares Outstanding
Basic		3,130
Diluted		3,182

The pro forma results above include certain adjustments to give effect to amortization of intangible assets and certain other adjustments and related income tax effects. The pro forma results are not necessarily indicative of the operating results that would have occurred, had the acquisitions been completed as of the beginning of the period presented, nor are they necessarily indicative of future operating results.

NOTE 9—SEGMENT INFORMATION AND GEOGRAPHIC DATA

Two business segments with expanded segment information are reported based on Amazys’ organizational structure and its internal financial reporting system. The two segments are Color and Appearance and Digital Imaging. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or Internet web page.

For these two operating segments, management has two primary measures of segment performance: revenue and operating income. Revenues for each operating segment are reported according to product lines. There are no inter-operating segment revenues. Costs of sales are based on standard costs, which include materials, direct labor, warranty expense and an overhead allocation, as well as variances from standard costs. Software cost of sales include distribution and documentation costs for applications sold, along with other labor and operating costs for custom software development, project management, consulting and systems support. Hardware and software cost of services include materials, labor and overhead. Operating expenses directly associated with each operating segment may include sales, marketing, product development or administrative expenses.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate operating expenses, interest income, interest expense, other income (expense) and income tax expense (benefit) are not allocated to the operating segments, nor included in the measure of segment profit or loss. Assets and liabilities are allocated to the operating segments (in thousands).

Operating Segment Information

Year Ended December 31,	Color & Appearance	Digital Imaging	Unallocated Corporate	Consolidated
2004
Net sales	50,704	84,675	—	135,379
Operating income	6,272	12,687	(1,731)	17,228
Interest net	—	—	241	241
Other, net	—	—	(485)	(485)
Taxes	—	—	(2,317)	(2,317)
Net income	—	—	—	14,667
Assets	52,524	50,923	2,613	106,060
Depreciation and amortization	2,401	2,968	—	5,369
Capital expenditures	904	2,201	110	3,215
Liabilities	9,446	17,100	1,985	28,531

2005
Net sales	50,942	92,108	—	143,050
Operating income	5,190	4,107	(809)	8,488
Interest net	—	—	436	436
Other, net	—	—	879	879
Taxes	—	—	1404	1,404
Net income	—	—	—	11,207
Assets	69,562	52,631	4,002	126,195
Depreciation and amortization	1,306	3,633	20	4,959
Capital expenditures	1,108	3,629	—	4,737
Liabilities	10,881	18,819	1,929	31,629

Information about Geographic Areas

Shipments to some of Amazys’ OEM customers are made to centralized purchasing and manufacturing locations, which in turn sell through to other locations. As a result of these factors, Amazys believes that sales to certain geographic locations might be higher or lower.

The following is a breakdown of revenues (by shipment destination), assets and capital expenditures for the years ended December 31, 2005 and 2004, respectively (in thousands):

Year Ended December 31,	Europe	America	Asia	Consolidated
2004
Net sales	69,210	42,548	23,621	135,379
Assets	54,738	50,969	353	106,060
Capital expenditures	1,026	2,103	86	3,215

2005
Net sales	69,443	44,086	29,521	143,050
Assets	62,378	62,717	1,100	126,195
Capital expenditures	3,970	710	57	4,737

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information about Major Customers

During the past two years Amazys had had one major customer with total net sales greater than 10% of consolidated totals. That customer accounted for approximately 27% of the net sales of the Digital Imaging Segment during the year ended December 31, 2005 and approximately 25% of the net sales of the Digital Imaging Segment during the year ended December 31, 2004. The same customer accounted for approximately 12% of the accounts receivable balances as of both December 31, 2005 and 2004.

NOTE 10—CONTINGENCIES, COMMITMENTS AND GUARANTEES

Commitments

Amazys has non-cancelable operating leases for cars and property rentals expiring at various dates through 2010. Rent expense under its operating leases was CHF 2.9 million during the year ended December 31, 2005 and CHF 2.8 million during the year ended December 31, 2004.

Amazys leases a portion of a building it owns to another party under non-cancelable operating leases which expire in May 2013. Receipts under Amazys’ non-cancelable leases were CHF 317,000 during the year ended December 31, 2005 and CHF 314,000 during the year ended December 31, 2004.

Future minimum payments under Amazys’ non-cancelable operating lease obligations and the future minimum rentals to be received by Amazys under the separate lease agreement (all with initial or remaining terms in excess of one year) are as follows (in thousands):

	Lease Payments		Lease Revenue
2006	CHF	2,358	CHF	(346)
2007		632		(355)
2008		240		(357)
2009		230		(377)
2010		506		(391)
Thereafter		128		(944)

Total minimum lease payments	CHF	4,094	CHF	(2,770)

Contingencies

Amazys is involved in legal proceedings, legal actions, and claims arising in the normal course of business. Such involvements are subject to many uncertainties, and outcomes are not predictable with assurance. Amazys records amounts for losses that are deemed probable and subject to reasonable estimate. Amazys does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial statements.

Guarantees

Amazys has standby letters of credit to guarantee its performance under certain contracts. The outstanding amounts of standby letters of credit were CHF 403,000 at December 31, 2005.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—OTHER RELATED PARTY TRANSACTIONS

Dr Eduard M. Brunner, who is a member of Amazys’ Board of Directors, is also Chairman of Gretag AG as well as shareholder of Gretag AG. A lease agreement for office space and manufacturing facilities at the Regensdorf premises exists between Gretag AG and Amazys. Rent of CHF 1.4 million (2004: CHF 1.4 million) was paid in 2005.

In 2004, Amazys acquired all trade marks from Gretag AG containing the element “Gretag” at a purchase price of CHF 110,000.

NOTE 12—SUBSEQUENT EVENT

On January 30, 2006, Amazys entered into an agreement (the “Acquisition Agreement”) with X-Rite, Incorporated (“X-Rite”) in which X-Rite agreed to purchase all of the outstanding registered shares of Amazys (the “Acquisition”). X-Rite is a United States public company, based in Grandville, Michigan and traded on the NASDAQ Exchange. If the Acquisition is consummated, Company stockholders will receive in exchange for their Amazys common stock a combination of cash and shares of X-Rite common stock. Amazys estimates the acquisition payments to Amazys stockholders will total approximately $280 million or CHF 77 per share plus 2.11 shares of Amazys common stock per share of Company common stock.

The Board of Directors of Amazys and X-Rite have given their respective approvals to the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and other customary closing conditions. The acquisition could result in the divestiture of certain assets and operations, if required by regulatory agencies. The completion of the agreement is subject to approval by the stockholders of X-Rite. The tender offer is conditioned on 70 percent of Amazys’ fully diluted shares being tendered as well as other conditions in accordance with Swiss takeover regulations. Subject to the aforementioned approvals, the acquisition is expected to close in the second quarter of 2006.

ANNEX A

January 29, 2006

The Board of Directors

X-Rite, Incorporated

3100 44th Street SW

Grandville, MI 49418

Dear Members of the Board,

You have requested Headwaters MB LLC (“Headwaters”) to provide you with an opinion as to the fairness, from a financial point of view, to the X-Rite, Incorporated (“ X-Rite” or the “Company”) shareholders of the per share consideration of 77 CHF and 2.11 fully paid shares of X-Rite common stock (the “Consideration”) to be paid for the registered and bearer ordinary shares of Amazys Holding AG (“Amazys” or the “Target”) of par value CHF 2.40 (“Target Shares”) pursuant to the Transaction Agreement (collectively this opinion is referred to hereafter as the “Fairness Opinion”).

This request is made in connection with a contemplated Transaction in which X-Rite proposes to acquire, by means of a public tender offer made by a wholly owned subsidiary of the Company (the “Offer”), for up to 100% (and not less than 70%) of the Target Shares which are in issue on today’s date or which may be issued up to the last day of the statutory extension period of the Offer as defined under Swiss law, pursuant to stock options which are currently outstanding, other than the Target Shares held by the Target or any of its Subsidiaries. The Transaction Consideration to be paid per Target Share, should the Offer be successful, would consist of cash in the amount of CHF 77 and 2.11 fully paid shares of Company common stock, registered with the SEC and free of encumbrances.

In rendering its Fairness Opinion, Headwaters has applied its judgment to a variety of complex analyses and assumptions which are not susceptible to partial analysis or summary. In performing its analyses, Headwaters made numerous assumptions with respect to the industries in which both the Company and Amazys operate general business and economic conditions and government regulations which are beyond the control of the Company. Headwaters may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by Headwaters in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Fairness Opinion itself. As part of its engagement, Headwaters’ activities included, but were not limited to, the following:

•	A review of a draft copy of the Transaction Agreement between the Company and the Target dated January 26, 2006 and discussions with the Company concerning the proposed structure of the Transaction;

•	A review of certain of the Company’ historical financial statements and financial projections as well as Company management’s estimates of the synergies to be realized as a result of the Transaction;

•	A review of the Company management’s projections of the combined company’s financial performance;

•	A review of certain of the Target’s historical financial statements and financial projections provided by Amazys’ management;

•	A review of the color printing, measurement and analysis industries, and other industries in which the Company and/or the Target participate;

•	A review of market data for stocks of public companies in the same or similar lines of business as the Company and the Target;

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•	A review of the financial terms of certain acquisitions which Headwaters deemed relevant for analytical purposes;

•	A review of the implied valuation of the Target based on a discounted cash flow analysis of its projected cash flows;

•	An analysis of the premiums represented in the Transaction relative to the Target’s unaffected stock price and relative to premiums paid in other transactions deemed relevant; and

•	Other analyses which Headwaters deemed necessary.

In rendering its Fairness Opinion, Headwaters has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or was furnished or otherwise discussed with Headwaters including financial statements and financial projections as provided by the management of the Company, or otherwise reviewed by us for the purposes of this opinion. With respect to financial projections and other information regarding the Company or Amazys provided to or otherwise discussed with Headwaters, Headwaters assumed and was advised by the senior management of the Company that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgment of the senior management of the Company as to the expected future financial the Company, Amazys, and the combined company subsequent to the transaction. We have relied upon without independent verification, the assessment by X-Rite management as to the strategic, financial and other benefits expected as a result of the transaction and the timing and risks associated with the integration of X-Rite and Amazys. In addition, we assumed that the Transaction would be consummated substantially in accordance with the terms set forth in the Transaction Agreement including the assumption that X-Rite will ultimately acquire, pursuant to the initial tender offer (combined with any subsequent offers or merger transactions) 100% of Amazys common stock for consideration not to materially exceed the Consideration. Headwaters was not engaged to and we did not independently verify the information provided and performed no audit of the assets or liabilities and was not provided and did not conduct an independent appraisal of assets or liabilities of the Company or Amazys. Headwaters relied upon the assurances of the senior management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Our opinion is based on the economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, which we are under no obligation to update, revise or reaffirm.

As part of its investment banking business, Headwaters is engaged in the valuation of businesses in connection with mergers and acquisitions and other purposes.

Headwaters is also acting as financial advisor to the Company in connection with the Transaction, and is receiving separate remuneration for such services. Headwaters has an on-going investment banking relationship with the Company and expects to continue to provide investment banking services to the Company.

This letter and opinion is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Transaction and is not on behalf of, and shall not confer rights or remedies upon, and does not constitute a recommendation by Headwaters to, any holder of securities of the Company or any person other than the Board of Directors of the Company. This letter may not be used for any other purpose, or be reproduced (other than for the Board of Directors and its advisers), disseminated or quoted at any time and in any manner without our prior written consent except that this opinion may be included in its entirety in any X-Rite filing with the Securities and Exchange Commission related to the Transaction. This letter expresses no opinion or recommendation as to how the shareholders of X-Rite should vote at the stockholders meeting, if any, to be held in connection with the transaction. This letter is not addressed to and many not be relied upon by any third party for any purpose whatsoever.

Based on and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration paid by X-Rite in the proposed Transaction is fair to the Company’s shareholders from a financial point of view.

Sincerely,

/s/    Headwaters MB LLC

Headwaters MB

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C/O EQUISERVE

PROXY OPERATIONS - MS

CANTON, MA 02021

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XRITE1

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

X-RITE, INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Vote on Proposal

For Against Abstain

1. The Issuance of Shares of Common Stock in Connection with the acquisition of Amazys Holding AG.

The shares represented by this proxy will be voted as directed by the shareholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted FOR the proposal.

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NOTE: PLEASE SIGN AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

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PROXY

X-RITE, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael C. Ferrara and Mary E. Chowning, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Special Meeting of Shareholders of X-Rite, Incorporated to be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606 on June 30, 2006, at 10:00 a.m. Central Time, and at any adjournments thereof upon matter set forth in the proxy statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. SPECIAL MEETING OF SHAREHOLDERS JUNE 30, 2006

When properly executed, this proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR the proposal. The full text of the proposal and the position of the Board of Directors on the proposal appear in the proxy statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY

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